SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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BellSouth Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
VOTING INFORMATION
ATTENDANCE AT THE ANNUAL MEETING
THE BOARD OF DIRECTORS
COMMITTEES OF THE BOARD
DIRECTOR COMPENSATION
BENEFICIAL OWNERSHIP OF COMMON STOCK
MATTERS TO BE VOTED ON
Election of Directors
Ratification of Appointment of Independent Accountants
AUDIT COMMITTEE REPORT
EXECUTIVE NOMINATING, COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EXECUTIVE COMPENSATION
FIVE-YEAR PERFORMANCE COMPARISON
GENERAL INFORMATION
Other Matters to Come Before the Meeting
Section 16(a) Beneficial Ownership Reporting Compliance
View Proxy Statements and Annual Reports on the Internet
Shareholder Proposals for the 2003 Proxy Statement
Director Nominees or Other Business for Presentation at the 2003 Annual Meeting
Other Information
Solicitation of Proxies
APPENDIX:
ANNUAL FINANCIAL STATEMENTS AND REVIEW OF OPERATIONS
SELECTED FINANCIAL AND OPERATING DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
REPORT OF MANAGEMENT
CONSOLIDATED STATEMENTS OF INCOME
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF CASH FLOWS
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time:	9:00 a.m. Monday, April 22, 2002

Place:	Cobb Galleria Centre Ballroom 2 Galleria Parkway Atlanta, Georgia 30339

Items of Business:	1) Elect three directors.

2) Ratify the appointment of PricewaterhouseCoopers LLP, certified public accountants, as BellSouth’s independent accountants for the year 2002.

3) Transact such other business as may properly come before the meeting, and any adjournment or postponement.

Who May Vote:	You can vote if you were a shareholder of record on March 4, 2002.

Annual Report:	A copy of the Annual Report is enclosed.

Proxy Voting:	Your vote is important. Please vote in one of these ways:

1) Visit the website listed on your proxy card;

2) Use the toll-free telephone number shown on the proxy card;

3) Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope; or,

4) Submit a ballot at the Annual Meeting.

March 12, 2002

Dear Shareholder:

You are cordially invited to attend the 2002 Annual Meeting of BellSouth Shareholders to be held Monday, April 22, 2002 in Atlanta, Georgia. The meeting will begin with discussion and voting on the matters set forth in this Proxy Statement, followed by a report by our Chairman, Duane Ackerman, on BellSouth’s operations and financial performance. Please note that you will need to show that you are a BellSouth shareholder to attend the Annual Meeting. If your shares are registered in your name, your admission card is attached to your proxy card. Bring the admission card with you to the meeting. If your shares are held in the name of your broker or bank, you will need to bring evidence of your stock ownership, such as your most recent account statement. If you do not have an admission card or proof that you own BellSouth stock, you may not be admitted to the meeting.

If you are unable to attend the meeting, you can listen to it live over the Internet. You can access the audio of the meeting by going to our website at www.bellsouth.com/investor. Additionally, we will maintain copies of the slides and audio of the Chairman’s presentation to the 2002 Annual Meeting on the website for reference after the meeting. We hope this will allow those of you who cannot attend the meeting to hear Mr. Ackerman’s message.

Once again this year, we are offering you the option to receive proxy materials electronically via the Internet. You can sign up by following the simple instructions contained in this mailing. Consenting to view future annual reports and proxy statements on the Internet will save the Company money by reducing printing and postage costs, and is friendlier to our environment. If you have a computer with Internet access, we hope you will try this electronic distribution method.

Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly voting and submitting your proxy by Internet, by phone, or by completing, signing and returning the enclosed proxy card. You can also vote your shares at the meeting if you do attend. Your vote is important!

On behalf of the management and directors of BellSouth Corporation, I want to thank you for your continued support and confidence in BellSouth. We look forward to seeing you at the 2002 Annual Meeting.

Sincerely,

Rebecca M. Dunn
Senior Vice President — Corporate Compliance and Corporate Secretary

PROXY STATEMENT

VOTING INFORMATION

Purpose

This Proxy Statement and the accompanying proxy card are being mailed to BellSouth shareholders beginning March 12, 2002. The BellSouth Board of Directors is soliciting proxies to be used at the 2002 Annual Meeting of BellSouth Shareholders that will be held on April 22, 2002. Proxies are solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. The Board has designated a Directors’ Proxy Committee, which votes the shares represented by proxies at the Annual Meeting of Shareholders. Its members are Mr. John G. Medlin, Jr., Mr. Leo F. Mullin and Ms. Robin B. Smith.

In the following pages of this Proxy Statement, you will find information on matters to be voted on at the Annual Meeting or any adjournment of that meeting.

Who Can Vote

You are entitled to vote if you were a shareholder of record of BellSouth stock as of the close of business on March 4, 2002. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.

Ways You Can Vote

You may vote by proxy or in person at the meeting. To vote by proxy, you may select one of the following options:

Vote By Internet:

You can vote your shares on the Internet. The website for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. You will be asked to enter the control number designed to authenticate you as the shareholder. The control number is found on your proxy card. You will be given the opportunity to confirm that your instructions have been properly recorded, and you can consent to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote on the Internet, you do NOT need to return your proxy card.

Vote By Telephone:

You can also vote your shares by telephone by calling the toll-free telephone number (at no cost to you) shown on your proxy card. You must have a touch-tone phone to use this option. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. As with Internet voting discussed above, our telephone voting procedures are designed to authenticate you as the shareholder by using individual control numbers. When prompted, simply enter the control number shown on your proxy card. You can also consent to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote by telephone, you do NOT need to return your proxy card.

Vote By Mail:

If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. If you wish to view future proxy statements and annual reports on the Internet, check the box provided on the card.

If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the Directors’ Proxy Committee in favor of the election of all of the director nominees and in accordance with the directors’ recommendations on the other proposals listed on the proxy card. The Committee will vote at its discretion on any other matter that may properly come before the meeting.

Use of Proxy Card

If you wish to assign your proxy to someone other than the Directors’ Proxy Committee, you should cross out the names of the Committee members appearing on the proxy card and insert the name(s) of up to three other people. The person or persons representing you must present your signed proxy card and a ballot at the meeting to vote your shares.

Revocation of Proxy

If you vote by proxy, you may revoke that proxy at any time before it is voted at the meeting. You may do this by (a) voting again on the Internet or by telephone prior to the meeting, (b) signing another proxy card with a later date and returning it to us prior to the meeting, or (c) attending the meeting in person and casting a ballot.

Required Votes — Election of Director Nominees

Directors are elected by a plurality of the votes, which means the three nominees who receive the highest number of properly executed votes will be elected as directors. Each share of BellSouth stock is entitled to one vote for each of three director nominees. Cumulative voting is not permitted. Shares that are represented by proxies that are marked “withhold authority” for the election of one or more director nominees will not be counted in determining the number of votes cast for those persons.

Required Votes — Other Matters

The affirmative vote of a majority of the shares present (in person or by proxy and entitled to vote at the Annual Meeting) is needed to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the year 2002, and to approve any shareholder proposals. Any other matters properly considered at the meeting will be determined by a majority of the votes cast.

How Shares are Voted

Each share of BellSouth stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies.

Shares Held Through BellSouth Plans

For BellSouth Direct Investment Plan Participants: If you participate in this Plan, your proxy card represents shares held in book entry in the Plan, as well as shares you hold in certificate form registered in the same name.

For BellSouth Employees: If you are a registered shareholder and /or own stock in one or more of the following employee payroll-based plans and the accounts are registered in the same name, you will receive one proxy card which will serve as voting instructions to the Directors’ Proxy Committee, if applicable, and also to the trustees of those plans.

BellSouth Employee Stock Ownership Plan (PAYSOP)
BellSouth Employee Stock Investment Plan (ESIP)
BellSouth Employee Stock Purchase Plan (ESPP)
BellSouth Savings and Security Plan (SSP)
BellSouth Retirement Savings Plan (BRSP)

The trustee will vote plan shares in the PAYSOP, the SSP and the BRSP represented by proxy cards that are not signed and returned (or otherwise voted) in the same proportion as shares are voted for each plan. Shares in the ESIP and ESPP are not voted unless the card is signed and returned (or otherwise voted).

For Cingular Wireless Employees: If you are a former employee of BellSouth who is now employed by Cingular Wireless, and you own shares through any BellSouth employee payroll-based plan and you are also a registered shareholder, you will receive separate proxy materials for each of your accounts. Please vote all of the proxy cards that you receive.

Tabulation of Votes

Under certain circumstances, brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called “broker non-votes”). In such cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included in the vote totals with respect to those matters and, therefore, will have no effect on the vote. In addition, proxy cards that are marked to deny discretionary authority on other matters considered at the meeting will not be counted in determining the number of votes cast with respect to those matters.

Quorum and Shares Outstanding

Forty percent of the voting power of the outstanding shares of BellSouth common stock must be present, either in person or represented by proxy, to constitute a quorum necessary to conduct the Annual Meeting of BellSouth Shareholders. On February 1, 2002, 1,878,256,705 shares of BellSouth common stock were outstanding. This total includes shares issued to certain grantor trusts, which are not considered outstanding for financial reporting purposes.

ATTENDANCE AT THE ANNUAL MEETING

Please note that you will need to show that you are a BellSouth shareholder to attend the Annual Meeting. If your shares are registered in your name, your admission card is attached to your proxy card. Bring the admission card with you to the meeting. If your shares are held in the name of your broker or bank, you will need to bring evidence of your stock ownership, such as your most recent account statement. If you do not have an admission card or proof that you own BellSouth stock, you may not be admitted to the meeting.

THE BOARD OF DIRECTORS

At the date of this Proxy Statement, the Board of Directors of BellSouth consists of 13 members, 12 of whom are nonemployee directors. John G. Medlin, Jr. will retire from the Board effective April 22, 2002 after over fourteen years of distinguished service. The Company is indebted to Mr. Medlin for his invaluable insight and exemplary service to the Board. The Board is divided into three classes with three-year terms. The terms are staggered so that the term of one class expires at each annual meeting of BellSouth shareholders. Three director nominees have been nominated for election at this meeting. See “Matters to be Voted On” described on page 14.

Following is the age, principal occupation and certain other information for each director nominee and other directors serving unexpired terms.

Nominees for election at this meeting to a term expiring in 2005:

F. Duane Ackerman, 59, Chairman of the Board, President and Chief Executive Officer, BellSouth Corporation. Director since 1993 and from April 1989-April 1991. Vice Chairman of the Board, President and Chief Executive Officer, December 1996-December 1997; Vice Chairman of the Board and Chief Operating Officer, January 1995-December 1996. President and Chief Executive Officer, BellSouth Telecommunications, Inc., November 1992-December 1994; President and Chief Operating Officer, and Vice Chairman of the Board, BellSouth Telecommunications, Inc., December 1991-October 1992. Director of Allstate Corporation and Wachovia Corporation.

Reuben V. Anderson, 59, Partner, Phelps Dunbar, a law firm. Director since 1994. Mississippi Supreme Court Justice, 1985-1990. Director of Burlington Resources, Inc.; The Kroger Company; Mississippi Chemical Corp.; and Trustmark Corporation.

Kathleen F. Feldstein, 61, President, Economics Studies, Inc., a private economics consulting firm. Director since 1998. Director of Bank of America Corporation; Ionics, Inc.; John Hancock Financial Services, Inc.; and Knight Ridder.

Directors whose terms continue until 2003:

J. Hyatt Brown, 64, Chairman of the Board, President and Chief Executive Officer, Brown & Brown, Inc., an insurance services company. Director since 1994. Director of BellSouth Telecommunications, Inc., March 1984-February 1994. Director of FPL Group, Inc.; International Speedway Corporation; Rock-Tenn Company; SCPIE Holdings, Inc.; and SunTrust Banks Inc.

James P. Kelly, 58, Retired Chairman of the Board and Chief Executive Officer, United Parcel Service, Inc., a global express carrier and package distribution logistics company. Director since 2000. Vice Chairman, Executive Vice President and Chief Operating Officer, United Parcel Service of America, Inc., 1996-1997; Executive Vice President and Chief Operating Officer, United Parcel Service of America, Inc., 1994-1996. Director of United Parcel Service, Inc.

Eugene F. Murphy, 66, Retired Vice Chairman of the Board and Executive Officer, General Electric Company, a diversified services, technology and manufacturing company. Director since 1999. Vice Chairman of the Board, Executive Officer and Director, General Electric Company, 1997-1999. President and Chief Executive Officer, General Electric Aircraft Engines, 1993-1997. President and Chief Executive Officer, General Electric Aerospace, 1992-1993. Director of Lockheed Martin Corporation.

Robin B. Smith, 62, Chairman of the Board and Chief Executive Officer, Publishers Clearing House, a magazine subscription company. Director since 1994. Director of Kmart Corp. and two fund clusters administered by Prudential Investment Management.

William S. Stavropoulos, 62, Chairman of the Board, The Dow Chemical Company, a chemical manufacturing company. Director since 1997. Director of Chemical Financial Corp.; Fidelity Group of Funds; NCR Corporation and The Dow Chemical Company.

Directors whose terms continue until 2004:

James H. Blanchard, 60, Chairman of the Board and Chief Executive Officer, Synovus Financial Corp., a bank holding company. Director since 1994. Director of BellSouth Telecommunications, Inc., November 1988-February 1994. Director of Synovus Financial Corp. and Total System Services, Inc.

Armando M. Codina, 55, Chairman of the Board and Chief Executive Officer, Codina Group Inc., a real estate development company. Director since 1992. Director of BellSouth Telecommunications, Inc., March 1989-February 1992. Director of AMR Corporation; FPL Group, Inc.; and Winn-Dixie Stores.

Joseph M. Magliochetti, 59, Chairman of the Board, President and Chief Executive Officer, Dana Corporation, a supplier of motor vehicular components and systems. Director since 2000. Chief Operating Officer, Dana Corporation, December 1997-February 1999; President, North American Operations, Dana Corporation, 1992-1995. Director of CIGNA Corporation and Dana Corporation.

Leo F. Mullin, 59, Chairman of the Board and Chief Executive Officer, Delta Air Lines, Inc., an air transportation company. Director since 1998. Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, an electric service utility, December 1995-August 1997. President and Chief Operating Officer of First Chicago Corporation, a bank holding company, November 1993-July 1995. Director of Delta Air Lines, Inc. and Johnson & Johnson.

Corporate Governance Philosophy

The business affairs of BellSouth are conducted under the direction of the Board of Directors in accordance with the Georgia Business Corporation Code, as implemented by the Company’s Articles of Incorporation and By-laws.

The role of the Board of Directors is to effectively govern the affairs of the Company for the benefit of its shareholders and, to the extent appropriate under Georgia law, other constituencies, which include the Company’s employees, customers, suppliers, and the communities in which it does business. The Board strives to ensure the success and continuity of the Company’s business through the election of qualified management. It is also responsible for ensuring that the Company’s activities are conducted in a responsible and ethical manner. The Committee on Directors and Corporate Governance conducts an annual review of corporate governance procedures.

Independent Directors

All of the Company’s directors are independent, nonemployee directors except Mr. Ackerman, the Chairman of the Board, President and Chief Executive Officer of BellSouth. Mr. Ackerman does not participate in any action of the Board relating to any executive compensation plan in which he participates. Reuben V. Anderson is a partner in the law firm of Phelps Dunbar, located in Jackson, Mississippi. During 2001, two subsidiaries of BellSouth retained Phelps Dunbar regarding a variety of legal issues. The amount of fees paid to Phelps Dunbar for such services was less than 5% of the firm’s gross revenue for the last fiscal year.

Submission of Director Candidates

Shareholders who wish to suggest qualified candidates for consideration as directors of BellSouth by the Committee on Directors and Corporate Governance should write to: Corporate Secretary, BellSouth Corporation, Suite 2001, 1155 Peachtree Street, N.E., Atlanta, Georgia 30309-3610, stating in detail the qualifications of such persons.

Board and Committee Meetings

The Board of Directors held ten meetings in 2001. All directors attended at least 75% of Board and committee meetings held during their tenure during 2001. The average attendance by directors at the aggregate number of Board and committee meetings they were scheduled to attend was 93%.

COMMITTEES OF THE BOARD

During 2001, the Board of Directors had five standing committees that assisted the Board in carrying out its duties: the Audit Committee; the Committee on Directors and Corporate Governance; the Executive Nominating, Compensation and Human Resources Committee; the Finance/Strategic Planning Committee; and the Public Policy Committee. The Executive Committee does not meet on a regular basis. Information regarding each of these Committees is shown below:

	Directors and	Executive Nominating,
	Corporate	Compensation and	Finance/Strategic
Audit	Governance	Human Resources	Planning	Public Policy	Executive

R. B. Smith, Chair	L. F. Mullin, Chair	J. G. Medlin, Jr., Chair	A. M. Codina, Chair	K. F. Feldstein, Chair	F. D. Ackerman, Chair
J. H. Blanchard	J. P. Kelly	J. H. Brown	R. V. Anderson	F. D. Ackerman	A. M. Codina
K. F. Feldstein	R. B. Smith	J. M. Magliochetti	J. P. Kelly	R. V. Anderson	K. F. Feldstein
E. F. Murphy	W. S. Stavropoulos	L. F. Mullin	W. S. Stavropoulos	A. M. Codina	J. G. Medlin, Jr.
				E. F. Murphy	L. F. Mullin
R. B. Smith

Audit Committee

The Audit Committee met six times in 2001. Its report is shown on page 15. Its duties and responsibilities include the following:

•	Provides oversight of the financial reporting process and management’s responsibility for the integrity, accuracy and objectivity of financial reports, and accounting and financial reporting practices.

•	Recommends to the Board the appointment of the Company’s independent public accountants.

•	Provides oversight of the adequacy of the Company’s system of internal controls.

•	Provides oversight of management practices relating to ethical considerations and business conduct, including compliance with laws and regulations.

Committee on Directors and Corporate Governance

The Committee on Directors and Corporate Governance met twice in 2001. Its duties and responsibilities include the following:

•	Considers and recommends nominees for membership on the Board.

•	Recommends strategy and program of compensation for directors.

•	Recommends and conducts assessment of Board’s corporate governance.

•	Oversees and evaluates issues of corporate governance.

•	Recommends processes and practices through which the Board will conduct its business.

Executive Nominating, Compensation and Human Resources Committee

The Executive Nominating, Compensation and Human Resources Committee met six times in 2001. Its Report on Executive Compensation begins on page 16. Its duties and responsibilities include the following:

•	Nominates qualified persons as executive officers.

•	Establishes overall strategy with respect to compensation for officers and management.

•	Provides oversight of the Company’s qualified employee benefit plans.

•	Performs annual appraisal of Chief Executive Officer and reports results to the Board.

•	Oversees the Company’s executive succession and management development plans.

•	Oversees strategic human resources issues of the Company.

Finance/Strategic Planning Committee

The Finance/Strategic Planning Committee met seven times in 2001. Its duties and responsibilities include the following:

•	Reviews, approves or recommends to the full Board the long-term business goals and strategies of the Company, including strategic considerations in the allocation of corporate resources.

•	Oversees the financial objectives, policies, procedures and activities of the Company.

Public Policy Committee

The Public Policy Committee met twice in 2001. Its duties and responsibilities include the following:

•	Oversees and makes recommendations to the Board with respect to political, social, and legal trends and issues that may have an impact on the business operations, financial performance or public image of the Company.

•	Monitors significant public policy, regulatory, legislative, legal, political and social issues and trends that may affect the business operations, financial performance or public image of the Company or the industry.

•	Provides oversight of the Company’s plans, practices and policies with respect to diversity and inclusion.

•	Provides oversight of the Company’s civic, charitable, educational and philanthropic contributions and activities.

Executive Committee

The Executive Committee did not meet in 2001. The Committee meets on call by the Chairman of the Board during the intervals between Board meetings and has all the authority of the Board, subject to the limitations imposed by law, the By-laws or the Board of Directors. Its duties and responsibilities include the following:

•	Exercises interim power and authority delegated to it at any time when any matter requires expeditious action by the Board of Directors or when it would not be practical for the full Board to meet to review or act upon any matter.

•	Performs such other duties as may be directed by the Board of Directors from time to time.

DIRECTOR COMPENSATION

Fees and Other Compensation

Directors who are employees of BellSouth receive no compensation for their Board service. During 2001, directors who were not employees of BellSouth received the following:

Annual retainer	$30,000	(50% paid in BellSouth stock)
Attendance fee for each Board meeting	$1,800
Attendance fee for each committee meeting	$1,500
Annual retainer for each committee chaired	$5,000	(50% paid in BellSouth stock)
Annual grant of BellSouth stock	800	shares
Annual grant of BellSouth stock options(A)	4,000	stock options

Directors may defer all or a portion of their retainers under the Directors’ Compensation Deferral Plan. Nonemployee directors also are provided certain telecommunications services, death benefits and, while on BellSouth business, travel accident insurance. In 2001, the cost of such benefits was approximately $1,642 per director.

(A)	Each nonemployee director receives an annual grant of nonqualified stock options to purchase 4,000 shares of BellSouth stock together with tandem stock appreciation rights, at an exercise price per share equal to the fair market value of the stock on the grant date. The options become exercisable one year after the grant date. In 2001, the per share grant price for the options awarded to the 12 eligible nonemployee directors was $40.27.

Stock Ownership Incentives

To further link director and shareholder interests, BellSouth provides awards to each nonemployee director who owns BellSouth stock valued at least five times the amount of the annual retainer for Board members. The director receives one additional nonqualified stock option for every two shares owned in excess of five times the retainer amount. The maximum number of additional options that may be granted annually to any director is 4,000 options. Directors only receive additional stock options for each excess share one time; thereafter, they must acquire additional shares in order to continue to receive additional stock options. The options become exercisable one year after the grant date.

The following directors received grants of additional options at a per share grant price of $40.27 in 2001:

Reuben V. Anderson, 762 options;

James H. Blanchard, 1,217 options;
J. Hyatt Brown, 4,000 options;
Armando M. Codina, 4,000 options;
Kathleen F. Feldstein, 961 options;
James P. Kelly, 48 options;
John G. Medlin, Jr., 733 options;
Leo F. Mullin, 1,304 options;
Eugene F. Murphy, 4,000 options;
Robin B. Smith, 685 options; and
William S. Stavropoulos, 918 options.

The director realizes value from the stock options only when exercised, and only to the extent that the price of BellSouth stock on the exercise date exceeds the price of the stock on the grant date.

Nonemployee Directors’ Charitable Contribution Program

The Nonemployee Directors’ Charitable Contribution Program has been terminated with respect to new members of the Board; however, contributions will continue to be made on behalf of the six directors who were members of the Board prior to January 1997. This program was designed to acknowledge the service of Company directors and to recognize the mutual interests of directors and the Company in supporting worthy institutions. The program provided that BellSouth would make a contribution to educational or cultural organization(s) designated by the director. Directors had to have five years of service on the Board or on the board of a subsidiary to qualify for this program. The amount contributed by BellSouth increased with each year served by the director, up to a maximum contribution of $1 million, payable after ten years of service. All charitable deductions for tax purposes accrue solely to the Company and the individual directors derive no direct financial benefit from the program.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth beneficial ownership of shares of BellSouth common stock by each director, by each executive officer named in the Summary Compensation Table on page 19, by all directors and executive officers as a group, and by the only person or entity known to BellSouth to beneficially own more than five percent of the outstanding shares of our common stock as of February 1, 2002 (or such other date as provided below).

	Beneficial Ownership as of
	February 1, 2002
			Shares and		Percent of
	Current		Stock Units		Shares
	Beneficial	Shares Subject To	Held Under		Beneficially
Name	Holdings	Options(A)	Deferral Plans(B)	Total	Owned
F. Duane Ackerman	193,738	2,280,254	102,105	2,576,097	*
Reuben V. Anderson	2,000	29,540	8,995	40,535	*
James H. Blanchard	15,688	41,936	21,988	79,612	*
J. Hyatt Brown	72,125	30,000	12,678	114,803	*
Armando M. Codina	49,041	23,773	18,947	91,761	*
Francis A. Dramis, Jr.	106,293	130,000	0	236,293	*
Jere A. Drummond	88,646	1,675,812	32,841	1,797,299	*
Ronald M. Dykes	108,220	520,150	36,214	664,584	*
Kathleen F. Feldstein	2,000	8,242	6,757	16,999	*
Gary D. Forsee	159,579	104,446	5,284	269,309	*
James P. Kelly	2,000	4,000	4,223	10,223	*
Joseph M. Magliochetti	1,500	4,000	3,097	8,597	*
John G. Medlin, Jr.	10,000	45,391	24,823	80,214	*
Leo F. Mullin	16,484	20,000	7,569	44,053	*
Eugene F. Murphy	14,000	4,000	4,612	22,612	*
Robin B. Smith	4,000	25,566	6,863	36,429	*
William S. Stavropoulos	6,400	15,636	9,034	31,070	*
Directors and Executive Officers as a group (23 persons)	1,100,538	7,017,487	384,650	8,502,675	*
FMR Corp.(C)	117,367,860	n/a	n/a	117,367,860	6.25%

(A)	Represents shares that may be acquired currently or within 60 days after February 1, 2002 through the exercise of stock options. The exercise price of options is the market price of BellSouth stock on the date of grant and is not discounted. Directors and officers realize value from options only when exercised and only to the extent that the price of BellSouth stock on the exercise date exceeds the price of the stock on the grant date.

(B)	Represents shares of BellSouth stock, phantom stock units and units representing accrued dividends, receipt of which has been deferred pursuant to various deferral plans. The phantom stock units are payable in cash, but track the performance of BellSouth stock. Neither the shares nor the units can be voted or transferred.

(C)	FMR Corp., 82 Devonshire Street, Boston, Massachusetts 02109. Amount is based solely on Schedule 13G received by BellSouth as of the reporting date.

*	Indicates less than 1%

MATTERS TO BE VOTED ON

Proposal 1:

Election of Directors

The following nominees have been selected by the Committee on Directors and Corporate Governance and approved by the Board for submission to the shareholders: F. Duane Ackerman, Reuben V. Anderson, and Kathleen F. Feldstein, each to serve a three-year term expiring at the Annual Meeting in the year 2005. Information on each of the nominees can be found on page 7.

The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of the remaining nominees and in favor of any substitute nominee named by the Board upon recommendation of the Committee on Directors and Corporate Governance. If you do not wish your shares voted for one or more of the nominees, you may so indicate when you vote.

Your Board of Directors Recommends a Vote

“FOR” the Above Nominees

Proposal 2:

Ratification of Appointment of Independent Accountants

The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed the firm of PricewaterhouseCoopers LLP, certified public accountants, as independent accountants to audit the accounts of BellSouth and its subsidiaries for the year 2002. PricewaterhouseCoopers LLP and its predecessor, Coopers & Lybrand LLP, have audited the accounts and records of BellSouth and its subsidiaries since 1984. Representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting and will have the opportunity to make a statement if they desire. They also will be available to answer questions.

Your Board of Directors Recommends a Vote

“FOR” Proposal 2

AUDIT COMMITTEE REPORT

The Audit Committee of the BellSouth Board of Directors is composed of four independent, nonemployee directors, as required by applicable listing standards of the New York Stock Exchange. The Committee operates under a written charter adopted by the Board of Directors. A copy of the Committee’s charter was attached to last year’s Proxy Statement.

During 2001, the Committee met and held discussions with the Chief Corporate Auditor, other members of management, and the Company’s independent accountants, PricewaterhouseCoopers LLP, regarding current audit activities and the plans for and results of selected internal audits. The Committee also provided guidance in matters regarding ethical considerations and business conduct, reviewed the operations of political action committees, and monitored compliance with laws and regulations. Management has the primary responsibility for the Company’s systems of internal controls and the overall financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted accounting standards and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes. However, the members of the Audit Committee are not certified public accountants, professional auditors or experts in the fields of accounting and auditing and rely, without independent verification, on the information provided to them and on the representations made by management and the independent accountants.

The Committee recommended to the Board of Directors the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the year 2002, subject to shareholder ratification. The Company’s independent accountants provided to the Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm’s independence. The Audit Committee has determined that the provision of the non-audit services described in “All Other Fees” below is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as currently in effect. Based on these discussions and reviews, the Committee recommended that the Board of Directors include the audited consolidated financial statements in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

Robin B. Smith (Chair)

James H. Blanchard
Kathleen F. Feldstein
Eugene F. Murphy

Principal Accounting Firm Fees

Audit Fees. The aggregate fees billed by the Company’s principal accounting firm, PricewaterhouseCoopers LLP, for professional services rendered for the audit of the Company’s annual financial statements for the year ending December 31, 2001 and the review of the financial statements included in the Company’s Forms 10-Q for that year were $3,406,270.

All Other Fees. The aggregate fees billed for services rendered by PricewaterhouseCoopers LLP for 2001, other than the services described above, were $38,311,000.

During 2001, PricewaterhouseCoopers LLP did not provide professional services with regard to financial information systems design and implementation.

EXECUTIVE NOMINATING, COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Executive Nominating, Compensation and Human Resources Committee of the BellSouth Board of Directors is responsible for the oversight and administration of the Company’s executive compensation program. The Committee is composed entirely of independent, nonemployee directors.

The Company’s executive compensation program is based on a philosophy that the total compensation package must be competitive with comparable companies with whom we compete for talent in order to attract and retain outstanding executives. The program also seeks to emphasize variable compensation. The 2001 executive compensation program was based on the following principles:

•	Base salaries are targeted to the median level of salaries paid to officers in comparable companies with comparable responsibilities.

•	Annual incentive awards are dependent upon the Company’s performance against established target levels and its financial performance relative to its peers.

•	Long-term compensation links officers’ rewards directly to the return realized by BellSouth shareholders. It includes stock options, which reward stock price appreciation, and performance shares, which are based on Total Shareholder Return (“TSR”). TSR is measured by adding the amount of appreciation in the Company’s stock price to the amount of dividends paid to shareholders.

The Committee retains independent outside consultants to regularly review the Company’s executive compensation program in order to ensure it is consistent with our philosophy and principles and to validate the results obtained from external market surveys.

The 2001 executive compensation program and a specific discussion regarding the compensation of the Chief Executive Officer are described in detail below. The tables included elsewhere in this Proxy Statement reflect the results of the procedures and principles discussed below.

Stock Ownership Guidelines

In keeping with its belief that tying the financial interests of BellSouth executives to those of the shareholders will result in enhanced shareholder value, the Board has established executive stock ownership guidelines. Under these guidelines, the officers are expected to own BellSouth stock valued at between one and four times their individual base salary amounts, depending upon their position in the Company. In order to incent officers to exceed the targets, awards of incentive stock options are made to those who exceed the targets. In 2001, the Company awarded an aggregate of 67,192 incentive stock options to 31 officers who exceeded their stock ownership targets.

Base Salary

BellSouth establishes a market-competitive target salary for each officer based upon his or her job responsibilities. The target salary is established by utilizing information from general industry surveys, surveys of telecommunications and technology companies, independent outside consultants and proxy materials of comparable companies. The Committee reviewed the market competitiveness of each individual salary and the Chief Executive Officer’s recommendations regarding individual pay treatment and approved individual salary levels for the Company’s officers.

Annual Incentive Awards

The BellSouth Corporation Officer Short Term Incentive Award Plan (the “Incentive Award Plan”), which was approved by the Company’s shareholders in 1996, is designed to provide annual incentive awards that qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (see discussion below), thus allowing the Company to fully deduct these payments. The Incentive Award Plan establishes an overriding performance goal prohibiting the payment of any short-term award to eligible officers unless the Company has positive consolidated earnings, as defined in the Plan. Furthermore, the Incentive Award Plan establishes maximum levels of awards payable to any one individual. The Committee works within these limitations and then exercises discretion in determining the actual amount of individual awards. A target incentive award amount, determined as a percentage of base salary, is established for each officer. The structure of the plan is reviewed yearly by an independent outside consultant.

The Incentive Award Plan is intended to place a significant part of each executive’s annual compensation at risk. An executive’s annual incentive award for a particular year is based on the Company’s or business unit’s performance for that year (measured by revenue growth, net income, customer satisfaction, and other factors), and the executive’s individual achievement of personal commitments. The Committee approves performance objectives for executives at the beginning of each year. The weight given to each of these performance components varies, depending upon the officer’s particular job assignment. In addition, the officer’s award can be adjusted by the Committee based upon a comparison of the financial performance of the Company or business unit with the financial performance of the peer group of companies.

The method used to determine the Chief Executive Officer’s annual incentive award is discussed below in the section entitled “2001 Compensation for the Chief Executive Officer.”

Long Term Incentive Program

BellSouth’s long term incentive program is intended to focus the officer group on the achievement of corporate goals over time. Officers must carefully weigh the short and long term benefits or consequences of their decisions and manage the business to effectively grow and compete in a rapidly changing communications marketplace. They also must balance long term business development with the need for a reasonable current return. The Committee’s intention is to incent the Company’s officers to make the prudent business decisions necessary to secure a strong foothold for BellSouth in the competitive telecommunications marketplace.

Awards in 2001: This philosophy is put into effect by basing the Company’s long term incentive plans on the performance of BellSouth stock. First, under the BellSouth Corporation Stock Plan, each officer receives an annual grant of nonqualified stock options. The options are issued at market price as of the date of grant. The Company does not issue options at less than fair market value on the date of grant, and the officer receives value from the options only if the stock price has appreciated as of the date of exercise. Second, in 2001, the Committee granted performance shares to each officer for the first time. Performance shares are tied to the achievement of Total Shareholder Return objectives over a three-year performance period.

In determining the number of stock options and performance shares granted to each officer for 2001, the Committee applied an annual grant level percentage against each individual officer’s base salary. This percentage was comparable to and designed to be competitive with the grant practices of high-performing companies and other large technology companies, as determined by examining external surveys, data from proxy statements and recommendations by independent outside consultants. The actual number of stock options granted was determined by using the Black-Scholes option pricing model. The number of performance shares awarded was determined by using the actual fair market value of a share of BellSouth common stock as of the grant date. The Committee does not adjust each annual grant to reflect options or units outstanding or previously granted to a particular executive officer.

2001 Compensation for the Chief Executive Officer

Evaluation Procedure: The Executive Nominating, Compensation and Human Resources Committee has developed, with the approval of the full Board of Directors, a procedure for evaluating the Chief Executive Officer’s performance. The Committee annually reviews the Chief Executive Officer’s accomplishments and develops an evaluation of the Chief Executive Officer. The full Board of Directors discusses the results of the evaluation and the Committee Chair reviews the results with the Chief Executive Officer.

2001 Base Salary: In determining Mr. Ackerman’s 2001 base salary, the Committee reviewed the Chief Executive Officer’s major accomplishments and developed an evaluation of his performance. It also engaged the services of an independent outside consultant to review reported base salary information for the chief executive officers of the other companies in the peer group as well as the salaries of chief executive officers of other companies of comparable size. Based upon this evaluation and its review of relevant market data, the Committee increased the Chief Executive

Officer’s salary to the amount reported in the Summary Compensation Table on page 19.

2001 Short Term Incentive Award: In determining the Chief Executive Officer’s short term incentive award for 2001 performance, the Committee applied the evaluation procedure discussed above. In early 2002, the Committee conducted a review of Mr. Ackerman’s accomplishments during 2001 and concluded that, under Mr. Ackerman’s leadership, BellSouth continued to achieve its overall financial and business goals in accordance with its corporate strategies. Based on these factors, the Committee exercised its judgment and awarded the Chief Executive Officer the overall short term incentive award shown in the Summary Compensation Table on page 19.

2001 Long Term Incentive Award: The Committee approved grants of stock options to Mr. Ackerman as shown in the Option / SAR Grants in 2001 Table on page 21. The number of options granted was determined by using the same procedure as is described for the executive officers in “Long Term Incentive Program — Awards in 2001,” on page 17. Mr. Ackerman was also granted performance shares as shown in the Long Term Incentive Plan Awards in 2001 Table on page 22. The number of performance shares awarded was determined in the same manner discussed in “Long Term Incentive Program — Awards in 2001,” on page 17.

Internal Revenue Code Section 162(m) Implications for Executive Compensation

The Committee is responsible for addressing issues raised by Section 162(m) of the Internal Revenue Code (“Section 162(m)”). This Section limits the Company’s tax deduction for compensation paid to certain executive officers that does not qualify as “performance-based” to $1 million per executive officer. To qualify as performance-based under Section 162(m), compensation payments must be made pursuant to a plan that is administered by a committee of outside directors and must be based on achieving objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by shareholders, and the Committee must certify that the performance goals were achieved before payments can be awarded.

The Committee continues to carefully consider the impact of this rule and has taken several steps that are designed to comply with its provisions and to maximize the corporate tax deduction for performance-based compensation. First, it adopted the BellSouth Corporation Stock Plan, which was approved by the Company’s shareholders in 1995 and amended by the shareholders in 2000. This plan establishes performance criteria that are intended to qualify awards made under the plan to the named executive officers as performance-based awards approved by the shareholders; thus, these awards should not be counted toward the $1 million limitation. Second, it adopted the BellSouth Corporation Officer Short Term Incentive Award Plan, which was approved by the Company’s shareholders in 1996. Awards made under this plan are intended to qualify as performance-based awards approved by the shareholders and thus also should not count toward the $1 million limitation. However, the Committee believes that in some instances it may be necessary to forsake a tax deduction in order to continue to attract and retain qualified executives.

John G. Medlin, Jr. (Chair)

J. Hyatt Brown
Joseph M. Magliochetti
Leo F. Mullin

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Executive Nominating, Compensation and Human Resources Committee consists of Messrs. Medlin (Chair), Brown, Magliochetti and Mullin. None of the members of the Executive Nominating, Compensation and Human Resources Committee is a former or current officer or employee of the Company or any of its subsidiaries.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The table below shows, for the last three years, the compensation paid or accrued by BellSouth and its subsidiaries to each of the five named executive officers.

SUMMARY COMPENSATION TABLE

($000)

		Annual Compensation			Long Term Compensation

					Awards		Payouts
				Other
				Annual	Restricted	Securities
				Compen-	Stock	Underlying	LTIP	All Other
Name and			Bonus	sation	Awards	Options/SARs	Payouts	Compensation
Principal Position	Year	Salary($)	($)(A)	($)(B)	($)(C)	(#)	($)(D)	($)(E)
F. Duane Ackerman	2001	$1,300.0	$1,702.0	$52.0	$0.0	631,083	$0.0	$221.7
Chairman of the Board,	2000	$1,200.0	$2,200.0	$54.6	$0.0	643,063	$1,445.2	$211.4
President and Chief	1999	$1,100.0	$2,400.0	$92.4	$0.0	589,992	$1,249.0	$244.5
Executive Officer
Jere A. Drummond(F)	2001	$675.0	$577.5	$42.4	$0.0	489,183	$0.0	$2,146.3
Vice Chairman —	2000	$650.0	$897.5	$31.7	$0.0	301,463	$593.2	$135.0
External Affairs	1999	$620.0	$1,002.0	$48.5	$0.0	260,692	$543.2	$156.2
Ronald M. Dykes	2001	$610.0	$655.5	$34.0	$0.0	228,683	$0.0	$98.7
Chief Financial Officer	2000	$575.0	$805.0	$18.2	$4,450.0	278,463	$375.4	$93.6
	1999	$483.3	$925.0	$21.3	$0.0	160,692	$326.2	$100.6
Gary D. Forsee(G)	2001	$610.0	$807.5	$33.5	$0.0	228,683	$0.0	$96.7
Vice Chairman —	2000	$575.0	$927.5	$33.9	$4,181.3	232,363	$259.8	$110.1
Domestic Operations	1999	$183.3	$982.5	$4.9	$359.5	400,000	$0.0	$124.3
Francis A. Dramis, Jr.(H)	2001	$550.0	$546.5	$30.4	$0.0	186,900	$0.0	$76.7
Chief Information and	2000	$500.0	$701.5	$31.9	$4,181.3	240,400	$0.0	$87.9
E-Commerce Officer	1999	$431.3	$992.0	$28.2	$0.0	135,100	$0.0	$104.9

(A)	These amounts were earned under the BellSouth Corporation Officer Short Term Incentive Award Plan. The amounts reported for Mr. Forsee include special bonuses of $200.0 for 2001, $125.0 for 2000 and $125.0 for 1999 as part of his employment offer. The amounts reported for Mr. Dramis include a special bonus of $200.0 for 1999 as part of his employment offer.

(B)	Represents tax “gross ups” for the five named executive officers.

(C)	This item shows the grant date value of restricted stock awards. At December 31, 2001, the aggregate number and value of all restricted shares held by each named executive officer were as follows:

		Value at
	Number of	December 31,
	Shares	2001

F. Duane Ackerman	152,440	$5,815.6
Ronald M. Dykes	100,000	$3,815.0
Gary D. Forsee	104,000	$3,967.6
Francis A. Dramis, Jr.	100,000	$3,815.0

These values are based on the closing price of $38.15 of BellSouth common stock on the New York Stock Exchange on December 31, 2001. Dividends are paid on all restricted shares at the same rate as the dividend rate received by all shareholders.

(D)	The amounts reported for 2000 were earned under the Shareholder Return Cash Program (“SRCP”) for the three-year performance period beginning in 1998, and represent the final payment under this plan, which was terminated in 2000. The amounts reported for 1999 include the amounts that were earned under the SRCP for the fifth year of the five-year performance period beginning in 1995, and the three-year performance period beginning in 1997.

(E)	Included in this category for 2001 are amounts for the five named executive officers for: (a) above-market interest on voluntary salary deferrals under nonqualified deferred compensation plans, $92.7, $62.1, $42.2, $0.1 and $0.0, respectively; (b) Company matching contributions to certain employee benefit plans, $11.2, $12.5, $10.4, $11.8 and $10.9, respectively; (c) benefits substantially equal to Company matching contributions that could not be provided under employee savings plans because of limitations under the Internal Revenue Code or on amounts deferred from compensation, $59.0, $26.2, $23.1, $23.5 and $19.4, respectively; (d) value of life insurance premiums paid by the Company, $38.9, $20.5, $13.0, $21.0 and $23.0, respectively; and (e) value of benefits from premiums paid by the Company for split-dollar life insurance, $19.9, $0.0, $10.0, $0.0 and $0.0, respectively. BellSouth uses the Present Value Ratio Method to determine the portion of each split-dollar life insurance premium dollar attributable to the executive officer. The Company will recover the cost of premium payments from the cash value of the split-dollar life insurance policies. The amounts reported for Mr. Drummond include amounts paid in connection with his retirement of $2,025.0 for 2001. The amounts reported for Mr. Forsee include amounts paid in connection with his relocation of $40.3 for 2001, $51.3 for 2000 and $114.6 for 1999. The amounts reported for Mr. Dramis include amounts paid in connection with his relocation of $23.4 for 2001, $33.3 for 2000 and $59.0 for 1999.

(F)	Mr. Drummond retired from the Company effective December 31, 2001 and received the amounts described in “Executive Employment Agreements and Other Retirement and Change in Control Arrangements — Succession Planning Arrangements,” on page 24.

(G)	Mr. Forsee was hired effective September 1, 1999; therefore, information for prior periods is not reported. The amounts reported for Mr. Forsee include special bonuses of $200.0 for 2001, $125.0 for 2000 and $125.0 for 1999 as part of his employment offer as discussed in (A) above.

(H)	Mr. Dramis was hired effective December 1, 1998. The amounts reported for Mr. Dramis include a special bonus of $200.0 for 1999 as part of his employment offer as discussed in (A) above.

Stock Options and Stock Appreciation Rights

The following table contains information concerning the grant of stock options to the five named executive officers during 2001. The Company utilized the Black-Scholes option pricing model to develop the theoretical values set forth under the “Grant Date Value” column. The officer realizes value from the stock options only to the extent that the price of BellSouth stock on the date the officer exercises the options exceeds the price of the stock on the grant date. Consequently, there is no assurance the value realized by an officer will be at or near the value estimated below; these amounts should not be used to predict stock performance.

OPTION / SAR GRANTS IN 2001

						Grant Date
Individual Grants						Value

	Number of		% of Total
	Securities		Options/SARs			Grant
	Underlying		Granted to	Exercise or		Date
	Options/SARs		Employees	Base Price	Expiration	Present
Name	Granted(#)		In Fiscal Year	($/Sh)	Date	Value($000)

F. Duane Ackerman	628,600	(A)	3.84%	$42.25	2/1/11	$6,943.6(D	)
	2,483	(B)	.02%	$40.27	4/23/11	$25.7(E	)
Jere A. Drummond	208,600	(A)	1.27%	$42.25	2/1/11	$2,304.2(D	)
	2,483	(B)	.02%	$40.27	4/23/11	$25.7(E	)
	278,100	(C)	1.70%	$38.50	12/31/11	$2,655.0(F	)
Ronald M. Dykes	226,200	(A)	1.38%	$42.25	2/1/11	$2,498.7(D	)
	2,483	(B)	.02%	$40.27	4/23/11	$25.7(E	)
Gary D. Forsee	226,200	(A)	1.38%	$42.25	2/1/11	$2,498.7(D	)
	2,483	(B)	.02%	$40.27	4/23/11	$25.7(E	)
Francis A. Dramis, Jr.	186,900	(A)	1.14%	$42.25	2/1/11	$2,064.5(D	)

(A)	Under provisions of the BellSouth Corporation Stock Plan, the Board of Directors granted nonqualified stock options to key employees to purchase shares of BellSouth common stock within prescribed periods at prices equal to the fair market value of the stock on the date of the grant. Options granted in 2001 generally become exercisable at the end of three years, determined from the date of the grant. No stock appreciation rights were granted to officers in 2001. All options vest immediately in the event of a change in control.

(B)	Incentive stock options were awarded to certain officers based on their achievement of ownership of specified levels of Company stock as established by the Board of Directors. These options, which have exercise prices equal to the fair market value of the stock on the date of the grant, are exercisable six months from the date of the grant. See “Executive Nominating, Compensation and Human Resources Committee Report on Executive Compensation” on page 16.

(C)	Pursuant to the agreement described in “Executive Employment Agreements and Other Retirement and Change in Control Arrangements — Succession Planning Arrangements” on page 24, Mr. Drummond retired from the Company on December 31, 2001 and was granted nonqualified stock options to purchase shares of BellSouth common stock at a price equal to the fair market value of the stock on the date of the grant. These options are exercisable six months from the date of Mr. Drummond’s retirement.

(D)	This value was determined using the standard application of the Black-Scholes option pricing methodology using the following assumptions: volatility 26%, dividend yield 1.80% and a risk-free rate of return of 4.75% based on options being outstanding for a five-year term.

(E)	This value was determined using the standard application of the Black-Scholes option pricing methodology using the following assumptions: volatility 26%, dividend yield 1.89% and a risk-free rate of return of 4.68% based on options being outstanding for a five-year term.

(F)	This value was determined using the standard application of the Black-Scholes option pricing methodology using the following assumptions: volatility 26%, dividend yield 1.97% and a risk-free rate of return of 4.30% based on options being outstanding for a five-year term.

Option/SAR Exercises and Holdings

The following table sets forth information with respect to the five named executive officers concerning the exercise of options/ SARs during 2001 and unexercised options/ SARs held on December 31, 2001.

AGGREGATED OPTION / SAR EXERCISES IN 2001

AND FISCAL YEAR-END OPTION / SAR VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options / SARs at		Options / SARs at
	Acquired on	Value	Fiscal Year-End (#)		Fiscal Year-End ($000)(A)
	Exercise	Realized
Name	(#)	($000)	Exercisable	Unexercisable	Exercisable	Unexercisable
F. Duane Ackerman	0	$0.0	1,800,230	3,206,318	$27,155.6	$0.0
Jere A. Drummond	0	$0.0	943,404	1,044,600	$14,400.2	$0.0
Ronald M. Dykes	137,125	$3,118.5	367,850	661,100	$4,403.3	$0.0
Gary D. Forsee	0	$0.0	104,446	756,600	$0.0	$0.0
Francis A. Dramis, Jr.	0	$0.0	0	562,400	$0.0	$0.0

(A)	Based on the average of the high and low price of $38.50 of BellSouth common stock on the New York Stock Exchange on December 31, 2001.

Long Term Incentive Plan Awards in 2001

The following table provides information concerning awards of performance shares made to the named executive officers during 2001 under the BellSouth Corporation Stock Plan. The determination of the actual number of performance shares earned is based on BellSouth’s annualized Total Shareholder Return (“TSR”) over a three-year performance period, and may be adjusted based on a comparison of BellSouth’s TSR with the TSR of a peer group of telecommunications companies. The actual number of performance shares that can be earned ranges from 0 percent to 150 percent of a participant’s performance share award. For each performance share earned, participants receive a cash payment equal to the fair market value of a share of BellSouth stock on the last day of the performance period. This cash payment is made in two equal installments: the first installment is paid after the end of the performance period, and the second installment is paid six months later. In addition, after the end of the performance period, participants receive a cash payment equal to the amount of cash dividends paid on one share of BellSouth stock during the performance period multiplied by the number of performance shares earned.

LONG TERM INCENTIVE PLAN AWARDS IN 2001

		Performance or Other
	Number of Shares, Units	Period Until Maturation or
Name	or Other Rights (#)(A)	Payout
F. Duane Ackerman	68,000	2001-2003
Jere A. Drummond	22,550	2001-2003
Ronald M. Dykes	24,450	2001-2003
Gary D. Forsee	24,450	2001-2003
Francis A. Dramis, Jr.	20,250	2001-2003

(A)	The actual number of performance shares that can be earned ranges from 0 percent to 150 percent of the performance share award.

Pension and Other Retirement Benefits

The following table shows the estimated single life annual pension annuity benefit provided to eligible participants under the BellSouth Personal Retirement Account Pension Plan and the BellSouth Supplemental Executive Retirement Plan (“SERP”) combined, based on the specified remuneration levels and years of credited service. The SERP provides benefits in excess of amounts permitted by certain Internal Revenue Code provisions on qualified benefit plans. The amounts set forth as payable in the table below assume an undiscounted retirement age and are reduced, in accordance with the SERP, by an average Social Security Primary Insurance Benefit determined annually to be payable at age 65.

PENSION PLAN TABLE

($000)

	Years of Service

Remuneration	5	10	15	20	25	30	35	40
$ 900	$68.9	$158.9	$248.9	$338.9	$406.4	$473.9	$518.9	$563.9
1,000	78.9	178.9	278.9	378.9	453.9	528.9	578.9	628.9
1,200	98.9	218.9	338.9	458.9	548.9	638.9	698.9	758.9
1,400	118.9	258.9	398.9	538.9	643.9	748.9	818.9	888.9
1,600	138.9	298.9	458.9	618.9	738.9	858.9	938.9	1,018.9
2,000	178.9	378.9	578.9	778.9	928.9	1,078.9	1,178.9	1,278.9
2,800	258.9	538.9	818.9	1,098.9	1,308.9	1,518.9	1,658.9	1,798.9
3,000	278.9	578.9	878.9	1,178.9	1,403.9	1,628.9	1,778.9	1,928.9

Pension benefits are based on the average compensation (salary and bonus) over the five-year period preceding retirement. Therefore, the covered compensation presented in the table below for the five named executive officers is based upon the last five-year average of pension eligible compensation actually paid and, as such, will differ from the salary and bonus amounts set forth in the Summary Compensation Table on page 19. In addition, the number of whole years of credited service attained in 2001 is presented.

	Covered
	Compensation	Years of Service
Name	($000)	(#)
F. Duane Ackerman	$2,821.6	37
Jere A. Drummond	$1,378.9	39
Ronald M. Dykes	$1,079.2	30
Gary D. Forsee	$1,297.9	2
Francis A. Dramis, Jr.	$976.3	3

Executive Employment Agreements and Other Retirement and Change In Control Arrangements

Agreement with Chief Executive Officer: Upon Mr. Ackerman’s election to the positions of Chairman of the Board, President and Chief Executive Officer, the Company entered into a retirement agreement with him, which became effective November 23, 1998. The agreement is designed to incent Mr. Ackerman to remain with the Company beyond the age of 60 and to link compensation under the agreement to the Company’s performance.

Pursuant to the retirement agreement, Mr. Ackerman was awarded 152,440 shares of restricted stock and 1,348,918 nonqualified stock options. These shares of restricted stock will vest and these options will become exercisable over a period of five years, beginning with a 20% increment on Mr. Ackerman’s 60th birthday, followed by subsequent 20% increments on his 61st, 62nd, 63rd and 64th birthdays, provided he remains employed by the Company.

Upon Mr. Ackerman’s retirement on or after his 65th birthday (or on or after his 60th birthday, with the consent of the Board of Directors), he would be entitled to an enhanced nonqualified pension benefit for life, and certain perquisites (e.g., financial counseling for seven years and office space for life). Upon such retirement, all restricted stock would become fully vested and all options would become fully exercisable.

The agreement provides for a severance payment to Mr. Ackerman in the event his employment is terminated by the Company (other than for cause) prior to his 65th birthday. The amount of such payment would be equal to two times his annual base pay in effect at the termination date plus two times his standard bonus for the year of termination. Mr. Ackerman would receive a bonus for the year of such termination in an amount no less than his standard bonus. In addition, all restricted stock would become fully vested and all options would become fully exercisable.

Finally, the agreement provides that, in the event Mr. Ackerman dies or becomes disabled while still employed by the Company, he or his estate will be paid an amount equal to two times his base pay for the year in which such event occurs, plus two times his standard bonus for such year. If such event occurs after Mr. Ackerman’s 60th birthday, all restricted stock would become fully vested and all options would become fully exercisable.

Succession Planning Arrangements: The Company entered into a long range succession planning arrangement with Mr. Drummond. Mr. Drummond retired from the Company, pursuant to the agreement, on December 31, 2001. He received payment of two times his annual base pay, equal to $1,350,000, plus the amount of his standard bonus, $675,000. He also received a grant of 278,100 nonqualified stock options and will receive an annual enhanced nonqualified pension benefit payment of $847,253 for life, and financial counseling through age 67.

Special Executive Agreements: As part of its continuing efforts to retain and motivate its executive talent, during 2000, the Company entered into special agreements with Messrs. Dykes, Forsee, and Dramis. Mr. Dykes’ agreement has subsequently been modified, as described below. Mr. Forsee’s and Mr. Dramis’ agreements each provide for a special grant of 100,000 shares of restricted stock that will vest over a period of five years, with one third of the shares vesting at the end of each of the third, fourth and fifth years after grant. The agreements also provide for an enhanced pension under the BellSouth Supplemental Executive Retirement Plan (“SERP”) provided the executive remains an employee of BellSouth at least until the earlier of age 58 or 10 additional years of service. The agreements also provide for a separation payment of two times base pay for the year in which the separation occurs plus two times standard bonus for the year of separation, if the Company initiates termination other than for cause, or if the executive initiates termination for good reason (e.g., a constructive discharge). If such separation occurs prior to the executive becoming retirement eligible, the executive will also receive a cash payment to offset a portion of the value of his unvested options and will be treated under SERP, deferred compensation, and life insurance programs as if he had been retirement eligible. Each agreement contains provisions prohibiting competition with BellSouth and solicitation of BellSouth employees for a period of time following separation.

During 2001, the Company modified its agreement with Mr. Dykes to provide additional incentives for Mr. Dykes to continue his employment with the Company through June 2004 and additional protection against loss of his benefits during that period. As provided in Mr. Dykes’ original agreement, Mr. Dykes was granted 100,000 shares of restricted stock that will vest over a period of five years, with one third of the shares vesting at the end of each of the third, fourth and fifth years after grant. Under the revised agreement, if Mr. Dykes voluntarily retires before December 31, 2003, he will not receive any special benefits. If he is terminated other than for cause, or if he initiates termination for good reason before December 31, 2003, he will receive a separation payment of two times base pay for the year in which the separation occurs plus two times his standard bonus for the year of separation. If Mr. Dykes remains with the Company through December 31, 2003, the unvested restricted shares granted to him in 2000 will fully vest. If he retires on a date selected by the Company between January 2004 and June 2004, he will be entitled to an enhanced pension under SERP and he will receive a separation payment of two times base pay for 2004 plus the standard bonus for that year.

Change In Control Agreements: The Company has also entered into severance agreements (which are presently effective until January 1, 2003) with the named executive officers that provide specified payments and enhanced benefits in the event of involuntary termination of employment incident to a change in control of the Company. In such event, in their current positions, each of Messrs. Ackerman, Dykes, Forsee and Dramis would receive payment of an amount equal to three times his annual base pay plus three times his standard annual bonus, plus an immediate cash-out of his bonus for the year of termination (equal to the greater of the full standard bonus for such year or such bonus based on actual performance results through the date of termination). All benefits of each such executive officer under nonqualified deferred compensation plans, supplemental retirement plans, and similar arrangements would in such event be immediately vested and nonforfeitable. These agreements also provide for certain “gross up” payments to compensate these executive officers for any excise taxes incurred in connection with these benefits, and reimbursement for certain outplacement services.

A covered executive officer will be entitled to the benefits under these change in control severance agreements if, within two years after the occurrence of a change in control, his employment is terminated by the Company (other than for cause) or by the executive for good reason. A “change in control” is defined for purposes of these agreements as: (1) the acquisition by a party or certain related parties of 20% or more of the Company’s voting securities; (2) a turnover in a majority of the Board of Directors in any period of two consecutive years; (3) a merger or similar transaction after which the Company’s shareholders hold 70% or less of the voting securities of the surviving entity; (4) the sale or disposition of a subsidiary or assets which produced for the most recent fiscal year more than 30% of the Company’s total operating revenues or net income; or (5) the liquidation of the Company or sale of substantially all of its assets.

Should any of the named executive officers become entitled to the benefits described in both his agreement discussed above and his change in control severance agreement, non-duplication provisions will prevent him from becoming entitled to benefits under both.

FIVE-YEAR PERFORMANCE COMPARISON

The following graph compares the cumulative total returns of BellSouth Corporation, the Standard & Poor’s 500 Composite Index, and a peer group of other large United States telecommunications companies (Verizon Communications, Inc. and SBC Communications, Inc.) over a five-year period.

For the year 1996, NYNEX Corporation and Pacific Telesis Group were part of the peer group. During the second quarter of 1997, Pacific Telesis merged with and into SBC. During the third quarter of 1997, NYNEX merged with and into Bell Atlantic Corporation. During the second quarter of 2000, Bell Atlantic merged with GTE Corporation to become Verizon.

For the years 1996 to 1998, Ameritech Corporation was part of the peer group. During the fourth quarter of 1999, Ameritech merged with and into SBC.

For the years 1996 to 1999, GTE Corporation was part of the peer group. At the end of the second quarter of 2000, GTE Corporation merged with Bell Atlantic to become Verizon. The peer group returns were adjusted to reflect these mergers.

In previous years, U S West, Inc. was part of the peer group. At the end of the second quarter of 2000, U S West merged with Qwest Communications International Inc., which is not a member of the peer group. Therefore, U S West has been removed from the peer group.

The graph assumes that $100 was invested on January 1, 1997, with dividends reinvested. Returns are based on end-of-period prices. Peer returns are weighted by market capitalization.

5-Year Cumulative Shareholder Return

	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
BellSouth	100.00	143.33	258.77	247.07	219.95	208.88
Peer Group	100.00	138.66	192.64	202.21	188.37	169.91
S&P 500	100.00	133.32	171.34	207.33	188.45	166.15

GENERAL INFORMATION

Other Matters to Come Before the Meeting

If any matter not described in this Proxy Statement should properly come before the meeting, the Directors’ Proxy Committee will vote the shares represented by it in accordance with its best judgment. The Directors’ Proxy Committee will not use its discretionary voting authority with respect to any validly conducted solicitation in opposition. At the time this Proxy Statement went to press, the Company did not know of any other matters that might be presented for shareholder action at the Annual Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and any persons who own more than 10% of the Company’s stock, to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of BellSouth stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2001, all such Section 16(a) filing requirements were met.

View Proxy Statements and Annual Reports on the Internet

BellSouth shareholders may elect to view all future proxy statements and annual reports on the Internet instead of receiving them by U.S. mail each year. This choice will save the Company money by reducing printing and postage costs, and is friendlier to our environment. If you choose to access future proxy statements and annual reports online, you will continue to receive a proxy card in the mail. Future proxy cards will contain the website access address and other necessary information to view the proxy materials and to submit your vote. Whether you receive your proxy materials in the mail or view them on the Internet, you will continue to have the option to vote on the Internet, by telephone, by mail, or at the Annual Meeting.

If you wish to take advantage of this option, you may make this election when voting your proxy. If you vote on the Internet or by telephone, simply respond to the question when prompted. If you vote by mail, please mark the appropriate box on your proxy card.

If you elect to view the proxy materials on the Internet and then change your mind, you may revoke the election by calling BellSouth Shareholder Services at 1-800-631-6001.

Shareholder Proposals for the 2003 Proxy Statement

Any shareholder satisfying the SEC requirements and wishing to submit a proposal to be included in the Proxy Statement for the 2003 Annual Meeting of Shareholders should submit the proposal in writing to the Corporate Secretary, BellSouth Corporation, Suite 2001, 1155 Peachtree Street, N.E., Atlanta, Georgia 30309-3610. The proposal must be received by November 12, 2002 for BellSouth to consider it for inclusion in the Proxy Statement for the 2003 Annual Meeting of Shareholders.

Director Nominees or Other Business for Presentation at the 2003 Annual Meeting

Shareholders who wish to present director nominations or any other business at the 2003 Annual Meeting of Shareholders are required to notify the Corporate Secretary of their intent no later than February 12, 2003. The notice must provide information as required in the By-laws. A copy of these By-laws requirements will be provided upon request in writing to the Corporate Secretary, BellSouth Corporation, Suite 2001, 1155 Peachtree Street, N.E., Atlanta, Georgia 30309-3610. This requirement does not apply to the deadline for submitting shareholder proposals for inclusion in the Proxy Statement (see “Shareholder Proposals for the 2003 Proxy Statement” above), nor does it apply to questions a shareholder may wish to ask at the meeting.

The Company retains discretion to vote proxies it receives with respect to director nominations or any other business proposals received after February 12, 2003. The Company retains discretion to vote proxies it receives with respect to such proposals received prior to February 12, 2003 provided (a) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion, and (b) the proponent does not issue its own proxy statement.

Other Information

Consolidated financial statements for BellSouth Corporation are attached as an appendix to this Proxy Statement and are included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and the New York, Boston, Chicago and Pacific stock exchanges in the United States and the London, Frankfurt, Amsterdam Swiss and Luxembourg exchanges. A copy of the 2001 Form 10-K (excluding exhibits) will be furnished, without charge, by writing to the Corporate Secretary, BellSouth Corporation, Suite 2001, 1155 Peachtree Street, N.E., Atlanta, Georgia, 30309-3610. The Form 10-K is also available on BellSouth’s home page on the Internet at www.bellsouth.com/investor. Click on “SEC Filings.”

Solicitation of Proxies

BellSouth will pay the cost of soliciting proxies. BellSouth has retained Morrow & Co., Inc. to solicit proxies, by mail, in person or by telephone, at an estimated cost of $25,000 plus reimbursement of reasonable out-of-pocket expenses. In addition, employees of BellSouth may likewise solicit proxies on behalf of the Company.

The above Notice of Annual Meeting and Proxy Statement are sent by order of the BellSouth Board of Directors.

Rebecca M. Dunn
Senior Vice President — Corporate Compliance and Corporate Secretary
Dated: March 12, 2002

SELECTED FINANCIAL AND OPERATING DATA

       (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

At December 31 or for the year ended	1997	1998	1999	2000	2001

Income Statement Data:
Operating revenues	$20,561	$23,123	$25,224	$26,151	$24,130

Operating expenses	15,185	17,219	18,787	19,267	17,789

Operating income	5,376	5,904	6,437	6,884	6,341

Net income	3,261	3,527	3,448	4,220	2,570

Operating income margin	26.1%	25.5%	25.5%	26.3%	26.3%

Diluted earnings per share of common stock	$1.64	$1.78	$1.80	$2.23	$1.36

Diluted weighted-average shares of Common stock outstanding (millions)	1,989	1,984	1,916	1,891	1,887

Dividends declared per share of common stock	$.72	$.73	$.76	$.76	$.76

Balance Sheet Data:
Total assets	36,301	39,410	43,453	50,925	52,046

Long-term debt	7,348	8,715	9,113	12,463	15,014

Shareholders’ equity	15,165	16,110	14,815	16,912	18,597

Other:
Operating cash flow	7,039	7,741	8,199	8,590	7,998

Significant events affecting our historical earnings trends include the following:

•	1997 results include gains resulting from the sales of our interests in Optus Communications, ITT World Directories and Bellcore, which increased net income by $352, or $0.18 per share, $128, or $0.06 per share, and $23, or $0.01 per share. 1997 results also include the effect of a regulatory settlement in South Carolina, which reduced operating revenues by $72 and net income by $47, or $0.02 per share, as well as a loss of $9 incurred in connection with the early redemption of long-term debt.

•	1998 results include gains resulting from the sale of our interests in BellSouth New Zealand and ITT World Directories, which increased net income by $110, or $0.06 per share, and $96, or $0.05 per share. 1998 results also include the effect of contingent interest and prepayment penalties associated with the repayment of a loan receivable which increased net income by $62, or $0.03 per share.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Consolidated Results of Operations” for a discussion of unusual items affecting the results for 1999, 2000 and 2001.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

       AND RESULTS OF OPERATIONS
       (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND AS OTHERWISE INDICATED)

Consolidated Results of Operations

Key selected financial and operating data for the three years ended December 31, 1999, 2000 and 2001 are as follows. All references to earnings per share are on a diluted basis.

				Percent Change

				2000 vs.	2001 vs.
	1999	2000	2001	1999	2000

Results of operations:
Operating revenues	$25,224	$26,151	$24,130	3.7	(7.7)
Operating expenses	18,787	19,267	17,789	2.6	(7.7)
Operating income	6,437	6,884	6,341	6.9	(7.9)
Interest expense	1,030	1,328	1,315	28.9	(1.0)
Net earnings (losses) of equity affiliates	(169)	690	465	N/M *	(32.6)
Gain (loss) on sale of operations	55	(14)	38	N/M	N/M
Other income (expense), net	195	366	(1,512)	87.7	N/M
Provision for income taxes	2,040	2,378	1,447	16.6	(39.2)
Net income	$3,448	$4,220	$2,570	22.4	(39.1)
Earnings per share	$1.80	$2.23	$1.36	23.9	(39.0)
Cash Flow Data:
Cash provided by operating activities	$8,199	$8,590	$7,998	4.8	(6.9)
Cash used for investing activities	(9,888)	(9,303)	(7,039)	5.9	24.3
Cash (used for) provided by financing activities	(167)	487	(1,428)	N/M	N/M
Other:
Effective tax rate	37.2%	36.0%	36.0%	-120bps	0 bps
Average short-term debt	$6,182	$6,987	$6,164	13.0	(11.8)
Average long-term debt	8,599	10,740	13,687	24.9	27.4
Total average debt	$14,781	$17,727	$19,851	19.9	12.0

*	Not Meaningful

During 2000 and 2001, several events occurred which significantly affected the comparability of our operating results. Those events include the following:

Formation of Cingular Wireless

In October 2000, we contributed our domestic wireless voice and data operations to a joint venture with SBC Communications, Inc.(SBC) and formed Cingular Wireless (Cingular). We own an approximate 40% economic stake in Cingular, and share joint control with SBC. Accordingly, we account for our share of Cingular’s results using the equity method. Prior to October 2000, we consolidated the revenues and expenses of these operations. As a result of this change, our 2000 results include nine months of revenues and expenses attributable to our former domestic wireless operations and three months of equity in earnings attributable to Cingular.

Adoption of SAB 101

Effective January 1, 2000 we changed the method of recognizing revenues and expenses derived from installation and activation activities. We did this to comply with new accounting guidance contained in SAB 101, Revenue Recognition in Financial Statements, which requires that revenues from such activities be deferred and recognized over the estimated life of the relationship with the customer. The change in methodology resulted in deferring an equal amount of revenue and expense and therefore did not impact earnings. SAB 101 prohibited the restatement of prior period results; as a result, our reported 1999 operating revenues and expenses are not comparable to the 2000 and 2001 periods. If we had changed the method effective January 1, 1999, revenues and expenses in that year would have been reduced equally by $248.

In addition to the items described above, the following events impacted operating expenses from 1999 to 2001:

	Impact On Reported Results—
	Increase (Decrease)

		Income
	Operating	Before	Net
	Expense	Taxes	Income

1999
Restructurings and asset impairments	$320	$(305)	$(187)

	$320	$(305)	$(187)

2000
Restructurings and asset impairments	$606	$(606)	$(393)
Gains from pension settlements	(362)	362	223
Contract termination settlement	203	(203)	(125)

	$447	$(447)	$(295)

2001
Restructurings and asset impairments	$358	$(358)	$(227)
Adjustment to ISP accrual	143	(143)	(88)
Postretirement benefit expense for former wireless employees	72	(72)	(47)

	$573	$(573)	$(362)

Restructurings and asset impairments — Represents restructuring related costs and related asset impairments for actions taken to reduce operating costs. For 2001, these costs include severance related costs and asset impairments, primarily software. For 2000, these costs include the restructuring of our domestic wireless entertainment business and the reduction of our domestic general and administrative staff. The 1999 amount represents the loss associated with the writedown of equipment that was replaced as we upgraded our U.S. wireless network.

Gains from pension settlements — During 2000, the number of employees who voluntarily separated and elected to receive lump-sum retirement benefits exceeded thresholds that require current recognition of deferred gains related to these employees.

Contract termination settlement — BellSouth settled litigation with a distributor of residential telephone equipment and paid approximately $200 to the distributor for the termination of their existing agreement.

Adjustment to ISP accrual — Represents the adjustment to the accrual for prior claims from competitive local exchange carriers regarding reciprocal compensation for ISP traffic.

Postretirement benefit expense for former wireless employees — The amount shown represents expense for changes in postretirement medical benefit obligations for the wireless employees that were transitioned to Cingular.

Operating Revenues

Operating revenues decreased $2,021 during 2001 and increased $927 during 2000. These changes reflect:

•	Growth in communications group revenues of $675 during 2001 and $713 during 2000, driven by strong growth in digital and data revenues, wholesale revenues, and sales of custom calling features. These increases were offset by declines in basic service revenues, reflecting competition, rate reductions and a slowing economy. Revenues were $118 lower in 2001 and $204 lower in 2000 reflecting net deferrals related to SAB 101. These decreases were entirely offset by corresponding decreases in operating expenses.

•	For domestic wireless operations, a decrease of $2,766 in 2001 and $470 in 2000, due to the contribution of our domestic wireless operations to Cingular in October 2000.

•	For 2001, relatively flat revenue growth from our Latin America group of $4. The Latin America group revenues in 2001 were favorably impacted by the addition of the operations in Colombia. The unfavorable impacts, however, of weakening economies, changes in foreign currency exchange rates and an unfavorable change in the interconnection agreements as well as changes in telecommunications regulation at our Venezuelan operations in 2001 substantially offset growth. For 2000, the Latin America group grew revenues by $542, resulting from growth in the customer bases of our existing wireless operations of 67.1% and the addition of new wireless operations in Colombia. The group’s results in 2000 were also affected by weakening economies and changes in foreign currency rates but to a lesser degree.

Operating Expenses

Total operating expenses decreased $1,478 during 2001 and increased $480 during 2000. Excluding the items listed in the previous table, total operating expenses decreased $1,604 during 2001 and increased $353 during 2000, which reflect the following:

•	Operational and support expenses decreased $1,451 in 2001 and increased $89 in 2000.

•	Expenses in the communications group increased $577 in 2001 and $291 in 2000 as a result of higher levels of spending for customer service and network support functions in support of customer service initiatives as well as expenses for our accelerated DSL growth initiative. Expenses were $118 lower in 2001 and $204 lower in 2000 reflecting net deferrals related to SAB 101. These decreases were entirely offset by corresponding decreases in operating revenues.

•	Expenses from domestic wireless operations decreased $1,959 in 2001 and $400 in 2000, attributable to our contribution of those operations to Cingular.

•	Expenses in the Latin America segment decreased $261 in 2001 after an increase of $462 in 2000. This change was driven primarily by customer acquisition-related costs, and reflects more targeted acquisition efforts during 2001. Also included in these changes were increases of $121 in 2001 and $98 in 2000 resulting from wireless operations in Colombia which were acquired in mid-2000. The Latin America segment’s expenses were favorably impacted by $105 in 2001 and $177 in 2000 from the weakening of foreign currencies against the U.S. Dollar.

•	Depreciation and amortization decreased $153 in 2001 and increased $264 in 2000. The decrease in 2001 is attributable to the contribution of our former wireless operations to Cingular resulting in a decrease of $642 of expenses, offset by increases at the communications group reflecting increased deployment of capitalized software and investment in broadband. The increase in 2000 was primarily a result of additions of property, plant, equipment and software to support expansion of our communications group and Latin American wireless networks.

Interest Expense

Interest expense decreased $13 in 2001 and increased $298 in 2000. Interest expense decreased in 2001 primarily as a result of decreases in interest rates on short-term borrowings. The decrease in the rates was partially offset by higher debt levels. The increase in interest expense in 2000 is attributable to higher average long-term debt balances resulting from borrowings associated with the financing of our investments in Colombia and Brazil and the buyout of minority partner interests in the Carolinas DCS business prior to the contribution of those operations to Cingular and higher interest rates.

Gain (loss) on sale of operations

In 2001, we recognized a gain of $24 from the sale of a 24.5% ownership interest in Skycell, an Indian wireless venture, and $14 from the sale of BellSouth International Wireless Services, an international wireless roaming clearinghouse. During 2000, we sold ownership interests in wireless data operations in Belgium, the Netherlands and the United Kingdom. These sales generated a loss of $14. Gains for 1999 include $39 from the sale of a 100% ownership interest in Honolulu Cellular and $16 from the sale of a wireless property in Alabama.

Net earnings (losses) of equity affiliates

Earnings from our unconsolidated businesses decreased $225 in 2001 and increased $859 in 2000. The 2000 period included a $479 gain from the redemption of AT&T from the AB Cellular partnership and $68 in income related to the restructuring of our ownership interest in E-Plus. Excluding these events, equity in earnings would have increased $322 in 2001 and $312 in 2000. The change of $322 in 2001 reflects approximately $620 higher equity in earnings from Cingular, offset by a decrease of approximately $140 attributable to the contribution of domestic wireless holdings to Cingular and $120 attributable to higher foreign currency exchange losses in Latin America. The change of $312 in 2000 primarily reflects a $240 improvement in foreign currency losses in the Latin American operations.

Other income (expense), net

Other income (expense), net includes interest income, gains (losses) on disposition of assets, losses from the writedown of investments, foreign currency gains (losses) and miscellaneous nonoperating income (losses). The decrease in 2001 is due to $1,817 of losses related to the writedown of equity investments due to other-than-temporary declines in their fair values. The increase in 2000 is primarily attributable to increases of $202 from higher interest income, lower minority interest expense and changes in miscellaneous nonoperating items. Other income (expense), net included interest income from Cingular of $291 in 2001 and $71 in 2000.

Provision for income taxes

The provision for income taxes decreased $931 during 2001 and increased $338 during 2000. Our effective tax rate decreased from 37.2% in 1999 to 36.0% in 2000 and remained at 36.0% in 2001.

The effective tax rate for 2001 was 36.0%, consistent with 2000. The year 2001 includes recognition of a deferred tax asset of $122 related to the excess of tax basis over book basis in our investment in E-Plus. We recognized this asset when it became apparent this temporary difference would reverse in the foreseeable future due to a decision to exchange shares in E-Plus for shares of KPN. The rate was negatively impacted by an increase in losses from foreign equity investments, which are reported net of tax, and the writedown of equity investments for which no state tax benefits were recorded.

The decrease in the 2000 effective tax rate was driven by the impact of additional income related to the restructuring of our ownership in our German wireless operations, the recognition of tax incentives, tax benefits generated by the sale of our international wireless data properties and more favorable results from companies we report on the equity-method, which generally are recorded net of tax benefits or expense.

A reconciliation of the statutory federal income tax rate to the effective income tax rate for each period is included in note I to the consolidated financial statements.

Results by Segment

Our reportable segments reflect strategic business units that offer similar products and services and/or serve similar customers. We have four reportable operating segments:

•	Communications group;

•	Domestic wireless;

•	Latin America; and

•	Domestic advertising and publishing.

We have included the operations of all other businesses falling below the reporting threshold in the “All other businesses” segment.

Management evaluates the performance of each business unit based on net income, exclusive of internal charges for use of intellectual property and adjustments for unusual items that may arise. Unusual items are transactions or events that are included in reported consolidated results but are excluded from segment results due to their nonrecurring or nonoperational nature. In addition, when changes in our business affect the comparability of current versus historical results, we will adjust historical operating information to reflect the current business structure.

The following discussion highlights our performance in the context of these segments. For a more complete understanding of our industry, the drivers of our business, and our current period results, you should read this discussion in conjunction with our consolidated financial statements, including the related notes.

Communications Group

The communications group includes our core domestic businesses including: all domestic wireline voice, data, broadband, e-commerce, long distance, Internet services and advanced voice features. The group provides these services to an array of customers, including residential, business and wholesale.

Adjustments to Segment Results

Gross versus net presentation—We have adjusted the communications group’s historical revenues and expenses to present all revenues from sales of customer premises equipment on an agency-fee basis (net of associated direct costs). We made this adjustment to present these revenues on a basis comparable to amounts earned under a new vendor contract entered into during first quarter 2001. We have also adjusted the communications group’s historical revenues and expenses to reflect a change in reporting of gross receipts taxes in Florida. Beginning in the fourth quarter of 2001, we are required to account for the tax collected from customers as a pass-through billing (i.e. net presentation). Both of these changes are neutral to earnings as they reduce revenues and expenses by an equal amount.

SAB 101—Effective January 1, 2000, we changed the method of recognizing revenues and expenses derived from installation and activation activities. We did this to comply with new accounting guidance contained in SAB 101, which requires that revenues from such activities be deferred and recognized over the estimated life of the relationship with the customer. The change in methodology resulted in deferring an equal amount of revenue and expense and therefore did not impact earnings. For management purposes and in order to provide comparable revenue and expense data, we have adjusted the 1999 period to present the results which would have occurred if SAB 101 was adopted on January 1, 1999.

				Percent Change

				2000 vs.	2001 vs.
	1999	2000	2001	1999	2000

Results of Operations:
Segment operating revenues:
Local service	$10,686	$11,468	$11,810	7.3	3.0
Network access	4,639	4,769	4,969	2.8	4.2
Long distance	681	675	747	(0.9)	10.7
Other communications	1,463	1,543	1,545	5.5	0.1
Total segment operating revenues	17,469	18,455	19,071	5.6	3.3
Segment operating expenses:
Operational and support expenses	8,392	8,683	9,260	3.5	6.6
Depreciation and amortization	3,479	3,786	4,045	8.8	6.8
Total segment operating expenses	11,871	12,469	13,305	5.0	6.7
Segment operating income	5,598	5,986	5,766	6.9	(3.7)
Segment net income	$3,166	$3,356	$3,304	6.0	(1.5)
Key Indicators:
Access line counts:
Access lines:
Residential	17,002	17,135	16,773	0.8	(2.1)
Business	8,232	8,525	8,440	3.6	(1.0)
Other	265	248	209	(6.4)	(15.7)
Total access lines	25,499	25,908	25,422	1.6	(1.9)
Access line equivalents(1)	17,477	27,892	40,207	59.6	44.2
Total equivalent access lines	42,976	53,800	65,629	25.2	22.0
Resold lines and unbundled network elements	816	1,308	1,737	60.3	32.8
Access minutes of use (millions)	110,755	115,217	110,106	4.0	(4.4)
Long distance messages (millions)	644	504	430	(21.7)	(14.7)
DSL customers	30	215	621	N/M *	188.8
Digital and data services revenues	$2,683	$3,409	$4,338	27.1	27.3
Calling feature revenues	$1,913	$2,145	$2,281	12.1	6.3
Capital expenditures	$4,853	$5,440	$5,125	12.1	(5.8)

*      Not Meaningful

(1)	Access line equivalents represent a conversion of non-switched data circuits to a switched access line basis and are presented for comparability purposes. Equivalents are calculated by converting high-speed/high-capacity data circuits to the equivalent of a switched access line based on transport capacity. While the revenues generated by access line equivalents have a directional relationship with these counts, growth rates cannot be compared on an equivalent basis.

Segment operating revenues

Local service

Local service revenues increased $342 during 2001 and $782 during 2000, attributable to strong growth in digital and data revenues, wholesale revenues, and by our marketing of calling features. Those increases were offset by a decrease in basic service revenues reflecting competition, rate reductions and a slowing economy. Revenues were $118 lower in 2001 and $204 lower in 2000 reflecting net deferrals related to SAB 101. These decreases were entirely offset by corresponding decreases in operating expenses.

Residential access lines decreased 2.1% in 2001 and rose 0.8% in 2000. Business access lines decreased 1.0% in 2001 and increased 3.6% in 2000. We have experienced a worsening trend in access line declines over the past five quarters. The core business was affected by a slowing economy, as evidenced by negative employment growth of 0.1% in the southeast in 2001 compared to positive growth of 2.1% in 2000, competitive impacts related to over 300 active carriers authorized to provide telecommunications services in our region and technological changes manifested in the shifting of customers from wireline to wireless and second line customers to high-speed access service.

At December 31, 2001, we provided 1.7 million wholesale lines to competitors, on both a resale and unbundled network elements (UNE) basis. At December 31, 2001, UNEs accounted for approximately 59% of our wholesale lines and at December 31, 2000 they represented 41%. Because of the larger discounts associated with UNEs versus resale, this shift to UNEs is negatively impacting our revenue growth. We also estimate that we have lost an additional 2.2 million lines to facilities based competitors.

Revenues from optional calling features such as caller ID, call waiting, call return and voicemail service increased $136, or 6.3%, during 2001 and $232, or 12.1%, during 2000. These increases were driven by growth in calling feature usage through our Complete Choice® package, a one-price bundled offering of over 20 calling features.

Increased penetration of extended local area calling plans driven by demand for Area Plus, a BellSouth package that combines a basic telephone line with an expanded local calling area, also increased local service revenues by approximately $52 during 2001 and $168 during 2000. Area Plus packages grew 11.1% in 2001 to over 2 million.

Network access

Network access revenues increased $200 in 2001 and $130 in 2000. Revenues from dedicated high-capacity data line offerings grew approximately $411 in 2001 and $296 in 2000 as Internet service providers and high-capacity users increased their use of our network. The increases were offset by a decline of $216 in 2001 and $62 in 2000 in revenues derived from switched access services resulting from a decrease in access minutes-of-use volumes and the impacts of access charge rate reductions. Access minutes-of-use decreased 4.4% in 2001 after an increase of 4.0% in 2000. These volumes continue to be negatively impacted by migration of minutes to dedicated digital and data services offerings which are fixed-charge based rather than minute-of-use based, competition from competitive local exchange carriers whose traffic completely bypasses our network, and the effect of alternative services such as wireless and Internet e-mail.

Net rate impacts also decreased revenues by $50 in 2001 and $339 in 2000. These reductions are primarily related to the FCC’s access reform and productivity factor adjustments. The reductions were partially offset by recoveries of local number portability costs in both 2001 and 2000.

Long distance

Long distance revenues increased $72 in 2001 after a decrease of $6 in 2000. Strong growth in wholesale long distance and prepaid long distance cards was partially offset by losses in intraLATA toll as toll messages declined 14.7% in 2001 and 21.7% in 2000. Growth in wholesale long distance was driven by increased sales to second and third tier long distance carriers and higher volumes related to Cingular driven by proliferation of free long distance plans. IntraLATA toll losses are driven by the increased demand for Area Plus services, which are included in local service.

Other communications

Other communications revenues growth was flat in 2001 after an increase of 5.5% in 2000. For 2001, growth in revenues from wireless interconnection and higher sales of data networking equipment were offset by reductions in payphone revenues as BellSouth continues to transition out of this business by year-end 2003 and by impacts related to exiting the wireless entertainment business. The increase in 2000 was primarily attributable to proceeds from universal service funds, partially offset by decreases in sales of customer premises equipment.

Segment operating expenses

Operational and support expenses

Operational and support expenses increased $577 during 2001 and $291 during 2000. The increase in 2001 was primarily attributable to higher labor costs associated with data growth initiatives and customer service initiatives, higher ongoing information technology expenses and service penalties. In addition, the provision for uncollectible receivables increased $171 as the slowing economy caused an increase in CLEC and small business failures. The increase in 2001 also included $150 for costs of sales associated with wholesale long distance and data networking equipment. These increases were offset by credits to expense of $141 as recognized pension plan credits exceeded expenses from other retiree benefits.

The increase in 2000 was primarily attributable to increases in labor costs and reciprocal compensation expense totaling $230. Also contributing to this increase were expenses related to data initiatives, including high-speed Internet access and optical-fiber based broadband services, and promotional expenses related to expanding our Internet customer base. These increases were offset by credits to expense of $106 as recognized pension plan credits exceeded expenses from other retiree benefits.

Expenses were $118 lower in 2001 and $204 lower in 2000 reflecting net deferrals related to SAB 101. These decreases were entirely offset by corresponding decreases in operating revenues.

Depreciation and amortization

Depreciation and amortization expense increased $259 during 2001 and $307 during 2000. The increases are primarily attributable to amortization of capitalized software and depreciation resulting from higher levels of net property, plant and equipment partially offset by declines in the overall composite depreciation rate.

Domestic Wireless

During fourth quarter 2000, we contributed our domestic wireless operations to a joint venture with SBC Communications, forming the second largest wireless carrier in the U.S., Cingular. We own an approximate 40% economic interest in the venture and share control with SBC. We account for the investment under the equity method. For management purposes, we evaluate our domestic wireless segment based on our proportionate share of Cingular’s results. Accordingly, results for our domestic wireless segment reflect the proportional consolidation of approximately 40% of Cingular’s results for all of 2001 and the last three months of 2000, whereas the first nine months of 2000 and all of 1999 reflect the historical results of our wireless business that were contributed to Cingular. Because of the change in operations, growth rates are not indicative of the underlying operations.

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results.

				Percent Change

				2000 vs.	2001 vs.
	1999	2000	2001	1999	2000

Segment operating revenues:
Service revenues	$3,238	$3,944	$5,227	21.8	32.5
Equipment revenues	303	337	416	11.2	23.4
Total segment operating revenues	3,541	4,281	5,643	20.9	31.8
Segment operating expenses:
Operational and support expenses	2,641	3,129	3,856	18.5	23.2
Depreciation and amortization	692	642	767	(7.2)	19.5
Total segment operating expenses	3,333	3,771	4,623	13.1	22.6
Segment operating income	208	510	1,020	145.2	100.0
Net earnings (losses) of equity affiliates	143	146	(29)	2.1	N/M *
Segment net income	$161	$297	$425	84.5	43.1
Customers (000s)	4,887	8,337	8,638	70.6	3.6
Average monthly revenue per customer	$59	$57	$52	(3.4)	(8.8)

*	Not meaningful

Segment operating revenues

Segment operating revenues grew $1,362 during 2001 and $740 during 2000 when comparing our approximate 40% proportionate interest in Cingular to our wireless properties prior to the contribution. These increases are attributable to changes in the operations between the periods and by the larger customer base created by the formation of Cingular.

On a proforma basis, as if Cingular had been formed on January 1, 1999, Cingular’s revenues increased 12.8% in 2001 and 15.3% in 2000, driven by increases in the cellular and PCS customer base of 9.7% in 2001 and 18.6% in 2000. The slower growth in 2001 reflects the economic slowdown, higher penetration levels and increasing competition. In addition, the rate of customer growth was impacted by higher churn reflecting management initiatives to migrate analog customers to digital services and improve the profitability of prepaid services. Average monthly usage by customers increased during 2001 and 2000 partially offset by lower per minute pricing. Average monthly revenue per customer decreased in 2001 and remained relatively flat during 2000 due primarily to declines in revenue received from other wireless carriers for their customers roaming on Cingular’s network.

Segment operating expenses

Operational and support expenses

Operational and support expenses increased $727 during 2001 and $488 during 2000. As with revenues, these increases were also attributable to the change in operations between periods.

On a proforma basis, as if Cingular had been formed on January 1, 1999, Cingular’s expenses increased 12.0% in 2001 and 14.1% in 2000. Cingular’s expense growth was driven by increased service costs resulting from a rise in minutes of use, higher bad debt expense due to the slowing economy, higher cash expenses for marketing and advertising related to Cingular’s national branding campaign and merger and integration related expenses. Cost of equipment also increased primarily due to an increase in handset purchases in order to accommodate substantial growth, coupled with a shift towards higher priced handsets.

Depreciation and amortization

Depreciation and amortization increased $125 during 2001 and decreased $50 during 2000.

On a proforma basis, as if Cingular had been formed on January 1, 1999, Cingular’s 2001 expenses increased 5.5% over 2000, largely attributable to higher levels of gross property, plant and equipment. Depreciation expense in 2000 was favorably impacted by the lower asset base which resulted from accelerated depreciation in an equipment exchange program.

Net earnings (losses) of equity affiliates

Net earnings (losses) of unconsolidated domestic wireless businesses decreased $175 in 2001 and remained relatively flat between 1999 and 2000. The 2001 decrease is attributable to the contribution to Cingular of our ownership interests in our domestic wireless equity affiliates and losses related to the formation of a network joint venture with VoiceStream in late 2001.

Latin America

The Latin America segment is comprised of our investments in wireless businesses in eleven countries in Latin America. Consolidated operations include our businesses in Argentina, Chile, Colombia, Ecuador, Nicaragua, Peru and Venezuela. All other businesses, the most significant being the wireless operations in Brazil, are accounted for under the equity method, and accordingly their results are reported as Net earnings (losses) of equity affiliates.

				Percent Change

				2000 vs.	2001 vs.
	1999	2000	2001	1999	2000

Segment operating revenues:
Service revenues	$2,084	$2,386	$2,430	14.5	1.8
Equipment revenues	133	197	170	48.1	(13.7)
Other revenues	119	248	249	108.4	0.4
Advertising and publishing revenues	69	135	86	95.7	(36.3)
Total segment operating revenues	2,405	2,966	2,935	23.3	(1.0)
Segment operating expenses:
Operational and support expenses	1,849	2,311	2,050	25.0	(11.3)
Depreciation and amortization	450	605	605	34.4	N/M *
Total segment operating expenses	2,299	2,916	2,655	26.8	(9.0)
Segment operating income	106	50	280	(52.8)	N/M
Net losses of equity affiliates	(46)	(45)	(36)	2.2	20.0
Segment net loss	$(86)	$(152)	$(50)	(76.7)	67.1
Customers(1) (000s)	4,230	7,069	7,585	67.1	7.3
Average monthly revenue per customer(1)	$52	$34	$25	(34.6)	(26.5)

*      Not meaningful

(1)	The amounts shown are for our consolidated properties and do not include customer data for our unconsolidated properties.

Segment operating revenues

Segment operating revenues decreased $31 in 2001 and increased $561 in 2000. The 2001 results were negatively affected by numerous factors including:

•	The continued weakening of our Latin American operations’ local currencies against the U.S. Dollar. Absent changes in foreign currency exchange rates, revenues would have been $156 higher in 2001;

•	Unfavorable changes in the interconnection agreements as well as changes in telecommunication regulation, which reduced revenues by approximately $64;

•	Decreases in equipment revenues at our operations in Venezuela and Argentina totaling $55, attributable to a reduction in gross customer additions from 2000;

•	A $49 decrease in advertising and publishing revenues attributable to increased competitive and economic pressures on our wireless operations in Brazil; and

•	The loss of $63 in revenues from BellSouth Access, a wholesale communications provider. This operation was shut down in November 2000.

These decreases were partially offset by a $189 increase in the revenues from the Colombian operations which were acquired in mid-2000, as well as $46 in revenues from complementary business ventures in Venezuela, primarily wholesale long distance voice, data access and transport and Internet access.

The 2000 revenue increase was primarily due to substantial growth in the customer bases of our consolidated wireless operations, which collectively increased by 2.8 million customers or 67.1%. Included in this increase were 859,000 customers in the Colombian operations. The 2000 increase also includes:

•	Unfavorable changes in foreign currency exchange rates significantly offset growth during 2000; absent changes in those rates, revenues would have been $289 higher in 2000;

•	$147 of revenues attributable to the Colombian wireless operations acquired in mid-2000 and the consolidation of the Nicaraguan operations beginning first quarter 2000;

•	Growth in advertising and publishing revenues in Brazil and Peru totaling $66 in 2000;

•	Higher equipment revenues resulting from higher gross customer additions and an increase in prepaid customers who generally pay higher prices for equipment; and

•	$82 in new revenues from the long distance business in Argentina, which commenced in the first quarter of 2000.

Growth in both years was offset by declining monthly revenue per customer resulting from continued expansion into lower-usage customer segments through offerings such as prepaid cellular service as well as economic and competitive pressures in the region.

Segment operating expenses

Operational and support expenses

Operational and support expenses decreased $261 in 2001 and increased $462 in 2000. The 2001 decrease was the result of reductions in expenses resulting from a 17.4% decline in gross customer additions and reductions in administrative costs, partially offset by increased expenses from a full year of the Colombian operations. The increase in 2000 was primarily the result of operational and customer acquisition costs associated with growth in customer levels and expanded operations. The 2000 increase also includes $125 of expenses attributable to the Colombian wireless operations which were acquired in mid-2000 and the consolidation of the Nicaraguan operations beginning first quarter 2000. Since 1999, our existing operations have added 1.8 million customers in Argentina, Chile and Venezuela. We have also added approximately 1.6 million customers through the acquisition and development of businesses in Colombia, Ecuador, Nicaragua and Peru.

Operational and support expenses denominated in local currencies were favorably impacted by the weakening of foreign currencies against the U.S. Dollar. Absent changes in foreign currency exchange rates, operational and support expenses would have been $105 higher in 2001 and would have been $177 higher in 2000.

Depreciation and amortization

Depreciation expense decreased $20 in 2001 and increased $92 in 2000. The decrease in 2001 is a result of lower depreciation in Venezuela due to a change in the useful life of network equipment effective first quarter 2001 offset by higher gross depreciable plant resulting from the continued investment in our wireless network infrastructure. Amortization expense increased $20 during 2001 as a result of the intangibles related to our purchase of the operations in Colombia.

The increase in 2000 is due primarily to higher gross depreciable plant resulting from the continued investment in our wireless network infrastructure. Amortization expense increased $63 during 2000 as a result of the intangibles related to our purchase of the operations in Colombia and acquisition activity during 1999 related to an increase in our ownership in Peru and purchases of interests in advertising and publishing entities in Brazil.

Net losses of equity affiliates

Net losses from our Latin American equity affiliates improved $9 to $(36) in 2001 and $1 to $(45) in 2000.

Domestic Advertising and Publishing

Our domestic advertising and publishing segment is comprised of companies in the U.S. that publish, print, sell advertising in and perform related services concerning alphabetical and classified telephone directories and electronic product offerings.

				Percent Change

				2000 vs.	2001 vs.
	1999	2000	2001	1999	2000

Segment operating revenues	$1,960	$2,066	$2,091	5.4	1.2
Segment operating expenses:
Operational and support expenses	1,024	997	1,023	(2.6)	2.6
Depreciation and amortization	27	28	28	3.7	N/M *
Total segment operating expenses	1,051	1,025	1,051	(2.5)	2.5
Segment operating income	909	1,041	1,040	14.5	(0.1)
Segment net income	$567	$635	$633	12.0	(0.3)

*	Not meaningful

Segment operating revenues

Revenues increased $25 during 2001 and $106 during 2000. Overall industry growth slowed during 2001 in connection with the economic decline, which lowers demand for advertising. The increases in both 2001 and 2000 were principally a result of volume growth, changes in ad mix and nominal price increases.

Segment operating expenses

Operational and support expenses increased $26 in 2001 and decreased $27 in 2000. The increase in 2001 is attributable to increases of $47 in the directory businesses, partially offset by $21 of lower expense related to electronic media offerings. Provisions for uncollectible receivables was a primary driver of the increase as other costs were held in line with revenue growth. The decrease in 2000 was attributable to lower costs of $45 in the directory businesses attributable to expense control efforts, partially offset by $17 of higher expenses related to electronic media offerings.

Depreciation and amortization remained relatively flat in both 2000 and 2001.

All Other Businesses

All other businesses primarily consists of a captive insurance subsidiary and equity investments in wireless operations in Germany, Denmark and Israel.

				Percent Change

				2000 vs.	2001 vs.
	1999	2000	2001	1999	2000

Segment operating revenues	$77	$103	$140	33.8	35.9
Segment operating expenses	$86	$79	$113	(8.1)	43.0
Segment operating (loss) income	$(9)	$24	$27	N/M *	12.5
Net earnings of equity affiliates	$70	$40	$4	(42.9)	N/M
Segment net income	$61	$49	$31	(19.7)	(36.7)

*	Not meaningful

Segment Operating Results

Revenues and expenses were derived primarily from the sale of insurance on wireless handsets and amortization of deferred revenues related to a transaction with Crown Castle to monetize wireless towers in 1999. In addition, revenues for 2000 and 1999 included revenues from wireless data operations in Belgium, the Netherlands and the United Kingdom which were sold in mid-2000.

Net earnings of equity affiliates declined $36 in 2001 and $30 in 2000. The declines were attributable to the German operations, partially offset by income from the operations in Denmark and Israel.

During 2001, we sold a 24.5% ownership interest in Skycell, an Indian wireless venture.

Liquidity and Financial Condition

Net cash provided by (used for):

				Percent Change

				2000 vs.	2001 vs.
	1999	2000	2001	1999	2000

Operating activities	$8,199	$8,590	$7,998	4.8	(6.9)
Investing activities	$(9,888)	$(9,303)	$(7,039)	5.9	24.3
Financing activities	$(167)	$487	$(1,428)	N/M *	N/M

* Not meaningful

Net cash provided by operating activities

Cash generated by operations decreased $592 during 2001 and increased $391 during 2000. The decrease in 2001 was driven primarily by the contribution of our domestic wireless operations to the Cingular joint venture in 2000. Those operations, which were contributed in October 2000, generated total operating cash flow of $892 during the first three quarters of 2000. This decrease was partially offset by favorable timing of tax and other payments supporting operational activity.

The increase in 2000 was driven by higher revenues, offset significantly by a $530 decrease in proceeds associated with the sublease of wireless towers to Crown Castle. Partially offsetting these impacts were higher working capital demands to support growth in our communications group, substantial increases in the wireless customer base and initiatives such as Internet and long distance.

Net cash used for investing activities

During 2001, we invested $5,997 for capital expenditures to support our wireline and wireless networks, to promote the introduction of new products and services and to increase operating efficiency and productivity. Significant investments were also made to support deployment of high-speed Internet access and optical fiber-based broadband services. Also during 2001, we advanced $1,850 to E-Plus via demand notes that replaced previously guaranteed debt, invested $279 in loan participation agreements related to the Colombian operations and invested approximately $105 in our wireless operations in Brazil. We also generated approximately $1,100 through the sale of a portion of our investment in Qwest common stock.

Net cash provided by (used for) financing activities

During 2001 and 2000, we refinanced a portion of our commercial paper borrowings with proceeds from the issuance of long-term debt. We paid dividends of $0.76 per share during both years.

Our debt to total capitalization ratio was 52.0% at December 31, 2001 compared to 54.2% at December 31, 2000. The change is primarily a function of increases in shareholders’ equity.

Anticipated sources and uses of funds

Cash flows from operations are our primary source of cash for funding existing operations, capital expenditures, debt interest and principal payments, and dividend payments to shareholders. Should the need arise, however, we believe we are well positioned to raise capital in the public debt markets. At December 31, 2001, our long-term debt rating was Aa3 from Moody’s Investor Service and A+ from Standard and Poor’s. Our short-term credit rating at December 31, 2001 was P-1 from Moody’s and A-1 from Standard and Poor’s. Our commercial paper program at the end of last year was $8.0 billion, but only $2.5 billion was outstanding. We believe we have ready access to the commercial paper market in the event funding in excess of our operating cash flows is needed. Furthermore, we have $2.5 billion in unused committed back-up lines of credit available in case we are unable to access the commercial paper market. We also have a registration statement on file with the SEC under which $2.3 billion of long-term debt securities could be issued. While current liabilities exceed current assets, our sources of funds – primarily from operations and, to the extent necessary, from readily available external financing arrangements – are sufficient to meet all current obligations on a timely basis. We believe that these sources of funds will be sufficient to meet the needs of our business for at least the remainder of 2002.

We anticipate generating more than sufficient cash from operations in 2002 to cover planned capital expenditures of $4.8 billion to $5.0 billion, dividend payments to shareholders, and current maturities of long-term debt. Certain non-recurring events, described below, may absorb additional cash resources.

BellSouth owns approximately 66% of BellSouth Colombia. BellSouth’s partner holds the remaining 34%.

BellSouth has agreed with our partner to a series of related put and call agreements whereby we can acquire, or could be compelled by our partner to acquire, additional shares of the company, up to the partner’s entire interest, at a price approximately equal to appraised fair value. Our partner has the right to put to us approximately one-half of his 34% interest in the Colombian operations in 2002. The remaining balance can be put to us beginning in 2006 until 2009. BellSouth’s first call option for up to a number of shares currently equal to approximately 10.5% of BellSouth Colombia’s outstanding common stock is first exercisable in December 2003. We cannot determine whether BellSouth or its partner will exercise their rights under the agreement, or the amount if exercised.

BellSouth owns approximately 78% of Telcel, our Venezuelan operation. Telcel’s other major shareholder holds an indirect 22% interest in Telcel. That shareholder has the right to require BellSouth to purchase (the puts), and BellSouth has the right to require that shareholder to sell (the calls) to BellSouth, approximately half of that shareholder’s interest in Telcel in 2000 and the remaining balance in 2002. In 2000, the shareholder initiated a process for appraising the value of its interest in Telcel. If BellSouth exercises its call right, BellSouth would purchase that shareholder’s interest at between 100% and 120% of its appraised fair value. If the shareholder elects to require BellSouth to purchase the interest, BellSouth would do so at between 80% and 100% of its appraised fair value. We cannot determine whether BellSouth or its partner will exercise their rights under the agreement, or the amount if exercised.

Other events that may absorb additional cash resources are discussed below under “Operating Environment and Trends of the Business — Latin America Economic Trends.”

On January 22, 2002, the SEC issued FR-61 Commission Statement about Management’s Discussion and Analysis of Financial Condition and Results of Operations. The release sets forth certain views of the Commission regarding disclosure that should be considered by registrants. Disclosure matters addressed by the release are liquidity and capital resources including off-balance sheet arrangements, certain trading activities that include non-exchange traded contracts accounted for at fair value, and effects of transactions with related and certain other parties. The following tables set forth the information and format described in the release with regard to disclosures about contractual obligations and commercial commitments. These disclosures are also included in the notes to the financial statements and cross referenced in the tables below.

The following table discloses aggregate information about our contractual obligations and the periods in which payments are due:

	Payments Due by Period

		Less than			After 5	Footnote
Contractual Obligations	Total	1 year	1-3 years	4-5 years	years	Reference[1]

Debt maturing within 1 year	$5,111	$5,111	$—	$—	$—	E
Long-term debt	15,326	—	3,783	1,738	9,805	E
Operating leases	796	129	298	74	295	M
Unconditional purchase obligations[2]	4,158	706	2,246	1,206	—	M
Interest rate swaps[3]	37	(7)	44	—	—	L
Forward contracts[3]	39	—	39	—	—	L
Total contractual cash obligations	$25,467	$5,939	$6,410	$3,018	$10,100

The following table discloses aggregate information about our commercial commitments. Commercial commitments are items that BellSouth could be obligated to pay in the future. They are not included in our consolidated balance sheet.

	Amount of Commitment Expiration per Period

	Total
	Amounts	Less than			After 5	Footnote
Other Commercial Commitments	Committed	1 year	1-3 years	4-5 years	years	Reference[1]

Letters of credit and financial guarantees	$595	$175	$380	$30	$10	L
Venezuela put/call agreement[4]	—	—	—	—	—	M
Colombia put/call agreements[4]	—	—	—	—	—	M
Total commercial commitments	$595	$175	$380	$30	$10

The following table discloses aggregate information about our derivative financial instruments, the source of fair value of these instruments and their maturities.

	Fair Value of Contracts at Period-end

	Total Fair	Less than			After 5	Footnote
Source of Fair Value	Value	1 year	1-3 years	4-5 years	years	Reference[1]

Prices provided by external sources[5]	$(76)	$7	$(83)	—	—	L

[1]	Refers to the notes to BellSouth’s consolidated financial statements included herein.

[2]	The total unconditional purchase obligation includes $490 related to agreements with Qwest and Nortel that do not stipulate annual minimum purchases. The agreement with Qwest expires in four years and the Nortel agreement expires in 2003.

[3]	The amounts due for the interest rate swaps and forward contracts are based on market valuations at December 31, 2001. Actual payments, if any, may differ at settlement date.

[4]	The total amount that could be paid under the agreements is based on appraised fair market value. These entities are not publicly traded and therefore a determination of fair market value is not practicable as of the date of this filing. These agreements expire in 2003 for Venezuela and 2009 for Colombia.

[5]	Fair value of derivative financial instruments are provided by external sources, primarily the counterparty to the contract.

Related party transactions

We own an approximate 40% interest in Cingular. We generated revenues of approximately $230 in 2001 and $65 in 2000 from the provision of local interconnect and long distance services to Cingular. We also earned $287 in 2001 and $72 in 2000 from interest income on advances to Cingular.

We have also made advances to several other affiliates. These advances totaled $2,888 at December 31, 2001 and $1,094 at December 31, 2000. We earned $89 in 2001, $56 in 2000 and $51 in 1999 from interest income on these advances.

Quantitative and Qualitative Disclosure About Market Risk

We are exposed to various types of market risk in the normal course of business, including the impact of interest rate changes, changes in equity investment prices and foreign currency exchange rate fluctuations. To manage this exposure, we employ risk management strategies including the use of derivatives such as interest rate swap agreements, foreign currency forwards and currency swap agreements. We do not hold derivatives for trading purposes.

Interest Rate Risk

Our objective in managing interest rate risk is to maintain a balance of fixed and variable rate debt that will lower our overall borrowing costs within reasonable risk parameters. Interest rate swaps are used to convert a portion of our debt portfolio from a variable rate to a fixed rate or from a fixed rate to a variable rate.

Foreign Currency Translation

The functional currency for most of our foreign operations is the local currency. The translation of income statement and balance sheet amounts of these entities into U.S. Dollars are recorded as cumulative translation adjustments, which are included in accumulated other comprehensive income (loss) in our consolidated balance sheets. We have not hedged our accounting translation exposure to foreign currency fluctuations relative to these investments.

Foreign Exchange Risk

Our objective in managing foreign exchange risk is to protect against cash flow and earnings volatility resulting from changes in foreign exchange rates. Short-term foreign currency transactions and commitments expose us to changes in foreign exchange rates. We occasionally enter into forward contracts and similar instruments to mitigate the potential impacts of such risks. The success of these strategies, however, depends on many factors and, as a result, such hedging may be ineffective.

Several of our foreign operations hold U.S. Dollar-denominated debt and recognize foreign currency gains or losses based on movements in the exchange rate between the U.S. Dollar and local currencies. Our proportionate share of these liabilities was $1.56 billion at December 31, 2001. The equity income related to these investments is subject to fluctuations in the U.S. Dollar/ local currency exchange rate. See “Operating Environment and Trends of the Business—Foreign Risks.”

Risk Sensitivity

Our use of derivative financial instruments is designed to mitigate foreign currency and interest rate risks, although to some extent they expose us to credit risks. The credit risks associated with these instruments are controlled through the evaluation and continual monitoring of the creditworthiness of the counterparties. In the event that a counterparty fails to meet the terms of a contract or agreement, our exposure is limited to the current value at that time of the currency rate or interest rate differential and not the full notional or contract amount. Such contracts and agreements have been executed with creditworthy financial institutions, and as such, we consider the risk of nonperformance to be remote.

The following table provides information, by maturity date, about our interest rate sensitive financial instruments, which consist of fixed and variable rate debt obligations and includes the debt of our consolidated Latin American operations. Fair values for the majority of our long-term debt obligations are based on quotes from dealers.

							Total
							Recorded
	2002	2003	2004	2005	2006	Thereafter	Amount	Fair Value

Debt:
Fixed rate debt	$5,063	$861	$275	$467	$1,003	$9,493	$17,162	$17,492
Average interest rate	3.78%	6.98%	8.69%	6.67%	5.10%	6.93%
Variable rate debt	$48	$1,800	$180	$200	$735	$—	$2,963	$2,963
Average interest rate	9.76%	2.04%	2.82%	4.18%	7.50%	—%

Proportional Debt

Our consolidated debt at December 31, 2001 was $20,125 representing the debt of all consolidated subsidiaries. We have minority partners in various consolidated wireless properties as well as significant investments in other wireless properties that are not consolidated for accounting purposes due to the fact that we do not exercise control over those operations. The following table presents our proportionate share of total debt for all of our investments — adjusting our share of debt in each of our consolidated subsidiaries or equity method investments based on ownership percentages.

Consolidated debt	$20,125
Less: debt attributable to minority partners	(464)
Plus: debt associated with unconsolidated investments (excluding shareholder loans)	2,800

Proportional debt	$22,461

Debt attributable to minority partners represents our minority partners’ share of external debt included in our consolidated balance sheet at December 31, 2001.

Debt associated with unconsolidated investments relates primarily to our interests in Cingular and Brazil. This is non-recourse debt.

Operating Environment and Trends of the Business

Domestic Economic Trends

The nation’s economy went into a recession beginning in March 2001. The output of goods and services grew an estimated 1.1% for 2001 after expanding 4.1% for 2000. The unemployment rate reached 5.8% in December 2001, up from an average of 4.0% during 2000. The manufacturing sector has contracted more sharply than other sectors of the economy. Industrial production in December 2001 had declined 7.0% from its peak in June 2000. The Southeast region with its large manufacturing base has been especially adversely affected by the recession. In the nine-state region served by BellSouth Telecommunications, Inc., manufacturing employment declined 5.4% from December 2000 to December 2001. Total employment in the region fell 0.1% during that period. The national economy and the regional economy are expected to recover in 2002. Demographic trends in the nine-state region remain favorable. Population growth has averaged 1.5% annually, with net migration adding more than 500,000 people to the region each year. This growth is likely to bring stronger demand for telecommunications services. The heightened competition faced by BellSouth Telecommunications, Inc. and the growing percentage of revenues from unregulated businesses have raised the susceptibility of BellSouth’s financial performance to cycles in the economy.

Latin American Economic Trends

Economic conditions in Latin America have been deteriorating as the U.S. economy has entered a recession. Certain of our partners in our international operations have advised us that they may be unable or unwilling to provide their share of any additional equity capital contributions. In certain cases, the same operations’

banks have advised us that they will require that the shareholders in the operations provide additional equity, loans or shareholder guarantees as a condition to the banks’ providing additional debt financing or extending the maturity of, or renewing, existing debt financing.

The following table presents our investments in, and related commitments, for our four largest operations in Latin America at the end of 2001.

			Advances
	Book		to	External
	Investment		Subsidiary	Debt(a)	Guarantees

Brazil	$(60	)(b)	$375	$853	$100	(c)
Argentina	379		—	306	—
Venezuela	1,334		—	97	—
Colombia	701		279 (d)	509	—

	$2,354		$654	$1,765	$100

(a)	Represents BellSouth’s proportionate share of each operation’s non-shareholder related debt. All debt is non-recourse.

(b)	We will continue to record losses for our Brazil operations until the sum of our investment in and advances to these operations equal zero.

(c)	Guaranteed in January 2002.

(d)	Represents a loan participation agreement with a third party.

Brazil. Brazil’s gross domestic product (GDP) growth slowed markedly in the second half of 2001 due mostly to a decline in industrial production during the third quarter. Estimated real GDP growth for the year is about 1.5%. Monetary policy has been kept tight to limit inflation and to bolster the currency. The Brazilian Real depreciated about 40.0% compared to the U.S. Dollar in mid-2001, but rebounded to finish the year down 17.0%. Slow economic growth in the range of 2.0 to 2.5% is expected in 2002.

In Brazil, our partners and we are discussing with our banks the funding requirements of our Brazilian operations for 2002, including the source of funds for required principal payments to the banks. We have not yet agreed as to the sources of funds for these requirements and there can be no assurance that we will reach agreement.

Argentina. Argentina’s economy is in its fourth year of recession. The Argentine government has removed the peg of the peso to the U.S. Dollar, resulting in a significant devaluation of the peso against the dollar. The Argentine government has also defaulted on the payment of its debt obligations. Whether companies doing business in Argentina will default on their obligations depends upon their own financial condition, and, in the case of U.S. Dollar obligations, continued access to the foreign exchange markets.

Default and currency devaluation, although long-anticipated, have resulted in considerable uncertainty about the government’s political stability, its management of the economy and the current exchange rate regime. Economic activity slowed sharply in the last weeks of 2001, and real GDP declined an estimated 2.8% for the year. The outlook is poor for 2002 with real GDP expected to drop another 5.0 to 6.0%. Inflation seems likely to return to Argentina as a consequence of the currency devaluation.

After giving effect to the devaluation, our Argentine operation is no longer in compliance with the financial covenants of two U.S. Dollar-denominated loans. Although there can be no assurance, we expect that this operation will be able to continue to make interest payments on these loans so long as the government allows access to the foreign exchange markets, and we anticipate that this operation will seek from its banks a waiver of any default and a renegotiation of its financial covenants and a restructuring of its principal payments.

Venezuela. Economic growth was sluggish in 2001. Public expenditures, financed by taxation of oil revenues, provided most of the growth. The banded exchange rate helped to restrain inflation to 13.0% but the elimination of such band in February 2002 may cause an increase in inflation going forward. Lifting the band on the currency should increase the competitiveness of the non-oil private sector. The fiscal deficit is near 5.0% of GDP and is an ongoing problem. Political risk spiraled upward in the last months of 2001 as the presidency of Hugo Chavez encountered difficulties in its relationships with both labor unions and the business community. Uncertainty over economic policies has risen. Economic growth will remain moderate at best in 2002.

From time to time, the Venezuelan government has considered imposing foreign exchange controls. If implemented, our ability to repatriate funds from this operation would be adversely affected.

Colombia. Weak demand domestically and for its exports caused Colombia’s economic growth to be below expectations in 2001. Real GDP growth was likely below 3.0% and could end up nearer to 2.0% for the year. An expected, albeit modest, recovery of export demand should boost growth back over 3.0% in 2002. The weak economy has lowered inflation to 8.0%, and it is expected to remain below 10.0% in the near term. Economic growth will be slow until confidence returns and investment spending picks up. That might take some time as the peace process has been stumbling and the political outlook is uncertain. The exchange rate was relatively stable in 2001. Given the risky economic and political environment, some volatility going forward should be expected.

Our partner in Colombia has the right to put to us approximately half of its 34% interest in our Colombian operations, beginning in June 2002. In December 2002,

we have the right to put to our partner U.S. $35 of debt in our Colombian operations. We are discussing the funding requirements for our Colombian operations for 2003, including the source of funds for required principal payments to our operation’s banks, with our partner and the banks.

Regulatory Developments

The FCC regulates rates and other aspects of carriers’ provision of interstate telecommunications services while state regulatory commissions have jurisdiction over carriers’ provision of intrastate telecommunications services. Our future operations and financial results will be substantially influenced by developments in a number of federal and state regulatory proceedings. Adverse results in these proceedings could materially affect our revenues, expenses and ability to compete effectively against other telecommunications carriers.

Price Regulation. The FCC regulates interstate prices using a price regulation plan, which limits aggregate price changes to the rate of inflation, minus a productivity offset, plus or minus other cost changes recognized by the FCC. The productivity factor can vary among services. Interstate prices have been decreasing over the last few years as a result of low inflation in the U.S. economy.

Our intrastate prices are regulated under price regulation plans provided by statute or approved by state public service commissions. Under these plans, the state regulatory commissions or state legislatures have established maximum prices that can be charged for certain telecommunication services. Some plans are subject to periodic review and may require renewal. These commissions generally may require price reductions and other concessions from us as a condition to approving these plans. The Mississippi Public Service Commission has completed its review of the Mississippi price regulation plan. In an order dated October 31, 2001, the Mississippi Commission approved the plan for an additional six year term with certain modifications, including new performance measures. We expect that the plan in North Carolina will be reviewed during June 2002. Upon review or renewal, a regulatory commission could require substantial modifications to prices and other terms of these plans. In addition, a petition by the South Carolina Consumer Advocate to review the level of our earnings under a subsequently invalidated price regulation plan in South Carolina is currently on appeal.

Access Charge Reform. Federal policies implemented by the FCC have strongly favored access reform, whereby the historical subsidy for local service that is contained in network access charges paid by long distance carriers is moved to end-user charges or universal service funds, or both.

In May 2000, the FCC released an order, referred to as the CALLS order, designed to result in lower consumer prices for long distance service by reforming the way in which access costs are recovered. The order applies to all local exchange carriers operating under price caps, and as such covers BellSouth. The order reduces the productivity factor to 0.0% for products that meet price targets as specified in the order. Although the order reduces the access charges paid to BellSouth by other carriers, we are able to increase subscriber line charges paid by residential and single-line business customers each year through 2003. Any increases which we request after July 2001 are subject to a cost review. In December 2001, the FCC began a cost review associated with a $1.00 increase in the residential and single-line business subscriber line charge that is scheduled to take effect July 1, 2002. If the increase in residential and single-line business subscriber line charges is permitted to take effect, there will be a corresponding decrease in the charges paid by carriers.

On April 27, 2001, the FCC released a Notice of Proposed Rulemaking that commences a broad inquiry that will begin a fundamental examination of all forms of intercarrier compensation—payments among telecommunications carriers resulting from their interconnecting networks. In general, there are two broad classes of intercarrier compensation: (1) reciprocal compensation that applies to local calls; and (2) access charges that apply to long distance calls. The objective of the Notice of Proposed Rulemaking is to examine the existing rules pertaining to intercarrier compensation and explore alternative forms of intercarrier compensation. This proceeding could lead to permanent changes in the compensation that BellSouth currently receives from other carriers and its end user customers. One alternative under consideration is “bill and keep,” a policy that requires carriers to exchange traffic freely with each other and to recover from end user customers the costs of originating and terminating traffic.

Also on April 27, 2001, the FCC released an Order on Remand and Report and Order addressing the issue of compensation for ISP traffic. In its Order, the FCC acknowledged that dial-up calls to Internet service providers are not local calls, but instead are “information access” traffic exempt from the reciprocal compensation provisions of the Telecommunications Act of 1996. The FCC has implemented a three-year interim period during which local carriers will pay intercarrier compensation for such calls in decreasing increments. After the three-year interim period, the new rules on intercarrier compensation to be adopted in connection with the Notice of Proposed Rulemaking referred to above are expected to be in effect. If no rules have been adopted by that time, the intercarrier compensation in effect at the end of the third year would remain in effect. An appeal of the FCC Order is pending. If the Order is not affirmed on appeal, the rates we pay for Internet service provider traffic and other traffic subject to the FCC rates could change. Although we cannot currently estimate the possible change, we believe it could have an adverse effect on our expenses.

The FCC has considerable authority to establish policies for pricing and terms of local interconnection that had once been considered the exclusive jurisdiction of the state regulatory authorities. We expect the FCC to continue policies that promote local service competition. In addition, there are other aspects of access charges and universal service fund contribution requirements that continue to be considered by the state and federal regulatory commissions that could result in greater expense levels or reduced revenues.

Universal Service. Historically, network access charges paid by other carriers were set at levels that subsidized the cost of providing local residential service. The Telecommunications Act of 1996 requires that the FCC identify and remove the historical implicit local service subsidy from network access rates, arrange for a universal service fund to ensure the continuation of service to high-cost, low-income service areas and develop the arrangements for payments into that fund by all carriers. The FCC’s universal service order established funding mechanisms for high-cost and low-income service areas. We began contributing to the new funds in 1998 and are recovering our contributions through increased interstate charges to retail end users. We began receiving support for service to residents in Alabama, Kentucky, Mississippi and South Carolina in January 2000.

FCC Interconnection Order. In connection with the requirements of the Telecommunications Act of 1996, the FCC has adopted rules governing interconnection and related matters. The FCC has jurisdiction to set pricing standards for certain interconnection services between incumbent carriers and other carriers to be implemented by the state commissions. In December 2001, the FCC commenced its first triennial review of its policies concerning unbundled network elements. During the course of the proceeding, the FCC is expected to consider the circumstances under which incumbent local exchange carriers must make parts of their networks available to requesting carriers and will resolve any outstanding issues related to unbundled network elements. A decision increasing the unbundled network elements that we are required to make available, including allowing the substitution of unbundled network elements for special access services, to requesting carriers could have a material adverse effect on our revenues and results of operations.

Long Distance. In October 2001, we filed applications with the FCC to offer long distance service to customers in Louisiana and Georgia. These filings, which followed the unanimous approval by the Public Service Commissions (PSC) in Louisiana and Georgia, were withdrawn in December 2001. We refiled applications with the FCC to offer long distance service to customers in those states in February 2002. In October 2001, the Mississippi PSC unanimously endorsed BellSouth’s state-level filing to provide long distance service. We have also made filings with the PSCs in each of Alabama, Florida, Kentucky, North Carolina, South Carolina and Tennessee to review our compliance with the requirements for obtaining long distance authority. We expect to file an application with the FCC for each state at the appropriate point in the state commission’s consideration. We do not know if the FCC will require further changes in our network interconnection elements and operating systems before it will approve such petitions. Any such changes could result in significant additional expense and increased local service competition from CLECs that use our network.

Broadband Regulation. The FCC, various state public service commissions and Congress are all considering whether to adopt rules and regulations relating to the provision of broadband services. We are unable to predict whether any such regulations will be adopted. Any regulations relating to our provision of broadband services could adversely affect our business and results of operations.

Other State Regulatory Matters. In 2000, the Florida Public Service Commission issued a proposed agency action stating that our change in 1999 from a late charge based on a percentage of the amounts overdue to a flat rate fee plus an interest charge violated the Florida price regulation statute and voted that approximately $65 should be refunded. We protested the decision. On August 30, 2001, the Commission issued an order adopting its proposed action. We have appealed to the Florida Supreme Court and continue to collect the charges subject to refund. The total amount as of December 31, 2001 subject to potential refund was $83, including interest. No accrual has been recorded in the consolidated financial statements related to this matter.

During 2001, the Georgia and Louisiana Public Service Commissions each adopted new company performance measures, which will be used as one means to assess our wholesale service quality to competitive local exchange carriers. In addition, these Commissions each adopted a Self Enforcement Plan. Generally, the Self Enforcement Plans consist of three tiers. Under tier 1, we will be required to pay remedial sums to individual competitive local exchange carriers if we fail to meet certain performance criteria set by the relevant Commission. Under tier 2, we will pay additional sums directly to the State Treasury for failing to meet certain performance metrics. Under tier 3, if we fail to meet certain performance criteria, then our marketing and sales of long distance services allowed by the Telecommunications Act of 1996 may be suspended. Each Commission caps our annual liability under its Plan. We have made payments under each Self Enforcement Plan and we may be required to make payments in the future.

We are involved in numerous legal proceedings associated with state and federal regulatory matters, the disposition of which could materially impact our operating results and prospects. See note M to our consolidated financial statements.

Foreign Risks

Our reporting currency is the U.S. Dollar. However, most of our revenues are generated in the currencies of the countries in which we operate. In addition, many of our operations and equity investees hold U.S. Dollar-denominated short- and long-term debt. The currencies of many Latin American countries have experienced substantial volatility and depreciation in the past. Declines in the value of the local currencies in which we are paid relative to the U.S. Dollar will cause revenues and expenses in U.S. Dollar terms to decrease and dollar-denominated liabilities to increase in local currency terms. Where we consider it to be economically feasible, we attempt to limit our exposure to exchange rate fluctuations by using foreign currency forward exchange contracts or similar instruments as a vehicle for hedging; however, a substantial amount of our exposures are unhedged.

The impact of a devaluation or depreciating currency on an entity depends on the residual effect on the local economy and the ability of an entity to raise prices and/or reduce expenses. Our ability to raise prices is limited in many instances by government regulation of tariff rates and competitive constraints. Due to our constantly changing currency exposure and the potential substantial volatility of currency exchange rates, we cannot quantify the anticipated effect of exchange rate fluctuations on our business.

Economic, social and political conditions in Latin America are, in some countries, unfavorable and volatile, which may impair our operations or their financial results. These conditions could make it difficult for us to continue development of our business, generate revenues or achieve or sustain profitability. Historically, recessions and volatility have been primarily caused by: monetary, exchange rate and/or fiscal policies; currency devaluations; significant governmental influence over many aspects of local economies; political and economic instability; unexpected changes in regulatory requirements; social unrest or violence; slow or negative economic growth; imposition of trade barriers; and wage and price controls. Our Latin American business could be materially adversely affected if the recent political and economic crises in Argentina and Venezuela worsen, continue for a sustained period or spread to other Latin American countries.

Most or all of these factors have occurred at various times in the last two decades in our core Latin American markets. We have no control over these matters. Economic conditions in Latin America are generally less attractive than those in the U.S., and poor social, political and economic conditions may limit use of our services which may adversely impact our business.

For a discussion of certain of these factors that are currently affecting our operations in Latin America, see “Operating Environment and Trends of the Business — Latin American Economic Trends.”

Competition

There are many competitive forces that impact our businesses. The Telecommunications Act of 1996 removed the regulatory barriers to local service competition in the wireline market and required incumbent carriers such as us to open our networks to other carriers. In the wireless market, the auction of PCS licenses has created as many as six new wireless competitors in domestic markets in addition to resellers, and the deregulation of international communications markets has introduced new global competitors to nearly all of our international businesses.

We expect local service competition to steadily increase, particularly with respect to business customers. We are losing market share with respect to business customers, particularly small business customers. Our business customers produce higher profit margins for us than residential customers. Competition for local service revenues could adversely affect our results of operations if lost revenues are not offset by revenues arising from our being authorized to offer in-region interLATA long distance wireline services, or from revenues arising from our other initiatives, such as data and broadband services. It is uncertain when we will be authorized to offer in-region interLATA long distance wireline services.

The presence of multiple aggressive competitors in our domestic and international wireless markets makes it more difficult for Cingular and for us to attract new customers and retain existing ones. Furthermore, while we do not compete primarily on the basis of price, low prices offered by competitors attempting to obtain market share have pressured us to reduce prices and develop pricing plans attractive to lower usage customers. These trends are expected to continue and could adversely affect our results of operations in the future.

We plan to compete through aggressive marketing, competitive pricing, bundled services and technical innovation. We will offer consumers a full range of services—local, long distance, Internet access, wireless and more—while remaining committed to our high level of customer service and value.

Technology

We are continually upgrading our networks with digital and optical technologies, making them capable of delivering a full complement of voice and data services. This modernization of the network is critical to our success in providing the data connectivity demanded by customers and to compete with fiber networks being constructed or currently utilized by start-ups and cable companies. This continuing effort will require investment of significant amounts of capital in the future.

Digital wireless technology is rapidly evolving and the development of a common roaming platform for digital wireless technologies could result in more intense competition and have an adverse effect on our results of operations.

Legal Matters

We are involved in numerous legal proceedings associated with state and federal regulatory matters, the disposition of which could materially impact our operating results and prospects. See note M to our consolidated financial statements.

New Accounting Pronouncements

See note A to our consolidated financial statements.

Critical Accounting Policies

We have various policies that are important to the portrayal of our financial condition and results of operations. These policies require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates or assumptions about the effect of matters that are inherently uncertain. These include the following:

•	We use the composite group remaining life method and straight-line composite rates to depreciate the assets of our telephone subsidiary as described in note A to our consolidated financial statements. We periodically review data on asset retirement activity, cost of removal and salvage values to determine adjustments to depreciation rates.

•	Revenues are recorded when services are provided as described in note A to our consolidated financial statements. Our pricing is subject to oversight by both state and federal regulatory commissions. Such regulation also covers services, competition and other public policy issues. Different interpretations by regulatory bodies may result in adjustments to revenues in future periods. We monitor these proceedings closely and make adjustments to revenue accordingly.

•	We review the valuation of accounts receivable on a monthly basis. The allowance for uncollectible accounts is estimated based on historical experience of write-offs and future expectations of conditions that might impact the collectibility of accounts.

•	Each year we calculate the costs of providing retiree benefits under the provisions of SFAS 87 and SFAS 106. The key assumptions used in making these calculations are disclosed in note G to our consolidated financial statements. The most significant of these assumptions are the discount rate used to value the future obligation, expected return on plan assets and health care cost trend rates. We select discount rates commensurate with current market interest rates on high-quality, fixed-rate debt securities. The expected return on assets is based on our current view of the long-term returns on assets held by the plans, which is influenced by historical averages. The medical cost trend rate is based on our actual medical claims and future projections of medical cost trends.

•	Our estimates of deferred income taxes and the significant items giving rise to the deferred assets and liabilities are shown in note I to our consolidated financial statements. These reflect our assessment of actual future taxes to be paid on items reflected in the financial statements, giving consideration to both timing and probability of realization. Actual income taxes could vary from these estimates due to future changes in income tax law or results from final review of our tax returns by taxing authorities.

•	Our determination of the treatment of contingent liabilities in the financial statements is based on our view of the expected outcome of the applicable contingency. We consult with legal counsel on matters related to litigation and other experts both within and outside the company with respect to matters in the ordinary course of business. We accrue a liability if the likelihood of an adverse outcome is probable of occurrence and the amount is estimable. We disclose the matter if either the likelihood of an adverse outcome is only reasonably possible or an estimate is not determinable.

•	We review long-lived assets for impairment as described in note A to our consolidated financial statements. In analyzing potential impairments, we use projections of future cash flows from the asset. These projections are based on our views of growth rates for the related business, anticipated future economic, regulatory and political conditions, the assignment of discount rates relative to risk and estimates of terminal values.

•	We have investments in equity securities that are accounted for under the cost method as discussed in note B to our consolidated financial statements. We evaluate whether declines in value are temporary or other-than-temporary. Temporary declines are reflected in other comprehensive income, and other-than- temporary declines are recorded as a realized loss with a new cost basis in the investment being established. This evaluation is based on the duration and extent to which the fair value is less than cost; the financial health of and business outlook for the investee, including industry performance, changes in technology, and operational and financing cash flow factors; and our intent and ability to hold the investment, including strategic factors.

Cautionary Language Concerning Forward-Looking Statements

In addition to historical information, this document contains forward-looking statements regarding events, financial trends and critical accounting policies that may affect our future operating results, financial position and cash flows. These statements are based on our assumptions and estimates and are subject to risks and uncertainties. For these statements, we claim the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.

There are possible developments that could cause our actual results to differ materially from those forecast or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this filing. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

While the below list of cautionary statements is not exhaustive, some factors that could affect future operating results, financial position and cash flows and could cause actual results to differ materially from those expressed in the forward-looking statements are:

•	a change in economic conditions in domestic or international markets where we operate or have material investments which would affect demand for our services;

•	changes in U.S. or foreign laws or regulations, or in their interpretations, which could result in the loss, or reduction in value, of our licenses, concessions or markets, or in an increase in competition, compliance costs or capital expenditures;

•	a decrease in the growth rate of demand for the services which we offer;

•	the intensity of competitive activity and its resulting impact on pricing strategies and new product offerings;

•	protracted delay in our entry into the interLATA long distance market;

•	significant deterioration in foreign currencies relative to the U.S. Dollar in foreign countries in which we operate;

•	the potential unwillingness or inability of our partners to fund their obligations to our international joint ventures due to deteriorating economic conditions or other factors;

•	the potential unwillingness of banks or other lenders to lend to our international joint ventures due to deteriorating economic conditions and tightening credit standards;

•	higher than anticipated start-up costs or significant up-front investments associated with new business initiatives;

•	the outcome of pending litigation;

•	unanticipated higher capital spending from, or delays in, the deployment of new technologies;

•	the impact of terrorist attacks on our business; and

•	the impact and the success of the wireless joint venture with SBC Communications, known as Cingular Wireless, including marketing and product development efforts, technological change and financial capacity.

REPORT OF MANAGEMENT

To the Shareholders of BellSouth Corporation:

These financial statements have been prepared in conformity with generally accepted accounting principles and have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report is contained herein.

The integrity and objectivity of the data in these financial statements, including estimates and judgments relating to matters not concluded by the end of the year, are the responsibility of the management of BellSouth. Management has also prepared all other information included therein unless indicated otherwise.

Management maintains a system of internal accounting controls which is continuously reviewed and evaluated. However, there are inherent limitations that should be recognized in considering the assurances provided by any system of internal accounting controls. The concept of reasonable assurance recognizes that the cost of a system of internal accounting controls should not exceed, in management’s judgment, the benefits to be derived. Management believes that BellSouth’s system does provide reasonable assurance that the transactions are executed in accordance with management’s general or specific authorizations and are recorded properly to maintain accountability for assets and to permit the preparation of financial statements in conformity with generally accepted accounting principles. Management also believes that this system provides reasonable assurance that access to assets is permitted only in accordance with management’s authorizations, that the recorded accountability for assets is compared with the existing assets at reasonable intervals and that appropriate action is taken with respect to any differences. Management also seeks to assure the objectivity and integrity of its financial data by the careful selection of its managers, by organizational arrangements that provide an appropriate division of responsibility and by communications programs aimed at assuring that its policies, standards and managerial authorities are understood throughout the organization. Management is also aware that changes in operating strategy and organizational structure can give rise to disruptions in internal controls. Special attention is given to controls while the changes are being implemented.

Management maintains a strong internal auditing program that independently assesses the effectiveness of the internal controls and recommends possible improvements thereto. In addition, as part of its audit of these financial statements, PricewaterhouseCoopers LLP completed a review of the accounting controls to establish a basis for reliance thereon in determining the nature, timing and extent of audit tests to be applied. Management has considered the internal auditor’s and PricewaterhouseCoopers LLP’s recommendations concerning the system of internal controls and has taken actions that it believes are cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that the system of internal controls was adequate to accomplish the objectives discussed herein.

Management also recognizes its responsibility for fostering a strong ethical climate so that BellSouth’s affairs are conducted according to the highest standards of personal and corporate conduct and in compliance with applicable laws and regulations. This responsibility is communicated to all employees through policies and guidelines addressing such issues as conflict of interest, safeguarding of BellSouth’s real and intellectual properties, providing equal employment opportunities and ethical relations with customers, suppliers and governmental representatives. BellSouth maintains a program to assess compliance with these policies and our ethical standards through its Senior Vice President—Corporate Compliance and Corporate Secretary.

F. Duane Ackerman
CHAIRMAN OF THE BOARD, PRESIDENT AND
CHIEF EXECUTIVE OFFICER

Ronald M. Dykes
CHIEF FINANCIAL OFFICER

February 8, 2002

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders

BellSouth Corporation

In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of shareholders’ equity and comprehensive income present fairly, in all material respects, the financial position of BellSouth Corporation and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Cingular Wireless, LLC, an equity method investee. BellSouth’s financial statements include an investment of $2,489 million as of December 31, 2001, and equity method income of $675 million for the year then ended. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the 2001 amounts included for Cingular Wireless, LLC, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

As discussed in Note A to the consolidated financial statements, in 2000 BellSouth Corporation adopted Staff Accounting Bulletin No. 101 and changed its method of accounting for certain revenues.

Atlanta, Georgia

February 8, 2002

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareowners

Cingular Wireless LLC

We have audited the consolidated balance sheet of Cingular Wireless LLC as of December 31, 2001, and the related consolidated statement of operations, changes in members’ capital, and cash flows for the year then ended (not presented separately herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cingular Wireless LLC at December 31, 2001 and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

Atlanta, Georgia

February 8, 2002

BELLSOUTH CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
       (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	For the Years Ended
	December 31,

	1999	2000	2001

Operating Revenues:
Communications group	$17,596	$18,309	$18,984
Domestic wireless	3,236	2,766	—
Latin America	2,364	2,906	2,910
Domestic advertising and publishing	1,942	2,042	2,073
All other	86	128	163

Total Operating Revenues	25,224	26,151	24,130

Operating Expenses:
Operational and support expenses	13,796	13,726	12,649
Depreciation and amortization	4,671	4,935	4,782
Provision for restructuring and asset impairments	320	606	358

Total Operating Expenses	18,787	19,267	17,789

Operating income	6,437	6,884	6,341
Interest expense	1,030	1,328	1,315
Gain (loss) on sale of operations	55	(14)	38
Net earnings (losses) of equity affiliates	(169)	690	465
Other income (expense), net	195	366	(1,512)

Income Before Income Taxes	5,488	6,598	4,017
Provision for Income Taxes	2,040	2,378	1,447

Net Income	$3,448	$4,220	$2,570

Weighted-Average Common Shares Outstanding:
Basic	1,898	1,876	1,875
Diluted	1,916	1,891	1,887
Earnings Per Share:
Basic	$1.82	$2.25	$1.37
Diluted	$1.80	$2.23	$1.36
Dividends Declared Per Common Share	$.76	$.76	$.76

The accompanying notes are an integral part of these consolidated financial statements.

BELLSOUTH CORPORATION

CONSOLIDATED BALANCE SHEETS
       (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	December 31,	December 31,
	2000	2001

ASSETS
Current Assets:
Cash and cash equivalents	$1,061	$592
Accounts receivable, net of allowance for uncollectibles of $377 and $476.	5,157	5,206
Material and supplies	379	382
Other current assets	809	675

Total current assets	7,406	6,855

Investments and advances	11,010	10,620
Property, plant and equipment, net	24,157	24,943
Deferred charges and other assets	4,180	5,122
Intangible assets, net	4,172	4,506

Total assets	$50,925	$52,046

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Debt maturing within one year	$7,569	$5,111
Accounts payable	2,233	1,656
Other current liabilities	3,468	3,301

Total current liabilities	13,270	10,068

Long-term debt	12,463	15,014

Noncurrent liabilities:
Deferred income taxes	3,580	3,206
Other noncurrent liabilities	4,700	5,161

Total noncurrent liabilities	8,280	8,367

Shareholders’ equity:
Common stock, $1 par value (8,650 shares authorized; 1,872 and 1,877 shares outstanding)	2,020	2,020
Paid-in capital	6,740	6,875
Retained earnings	14,074	15,137
Accumulated other comprehensive income	(488)	(294)
Shares held in trust and treasury	(5,222)	(4,996)
Guarantee of ESOP debt	(212)	(145)

Total shareholders’ equity	16,912	18,597

Total liabilities and shareholders’ equity	$50,925	$52,046

The accompanying notes are an integral part of these consolidated financial statements.

BELLSOUTH CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
    (IN MILLIONS)

	For the Years Ended
	December 31,

	1999	2000	2001

Cash Flows from Operating Activities:
Net income	$3,448	$4,220	$2,570
Adjustments to net income:
Depreciation and amortization	4,671	4,935	4,782
Net losses on sale or impairment of equity securities	—	—	1,937
Provision for restructuring and asset impairments	320	606	358
Provision for uncollectibles	365	372	574
Pension income	(421)	(693)	(797)
Pension settlement gain	—	(362)	—
Postretirement benefit curtailment charge related to Cingular	—	—	72
Net losses (earnings) of equity affiliates	169	(690)	(465)
Dividends received from equity affiliates	97	156	369
Minority interests in income of subsidiaries	57	9	25
Deferred income taxes and investment tax credits	(54)	615	(178)
(Gain) loss on sale of operations	(55)	14	(38)
Net change in:
Accounts receivable and other current assets	(860)	(1,000)	(743)
Accounts payable and other current liabilities	49	591	(682)
Deferred charges and other assets	(86)	(169)	(22)
Other liabilities and deferred credits	316	(236)	41
Other reconciling items, net	183	222	195

Net cash provided by operating activities	8,199	8,590	7,998

Cash Flows from Investing Activities:
Capital expenditures	(6,200)	(6,995)	(5,997)
Investments in and advances to equity affiliates	(138)	(576)	(2,072)
Proceeds from sale of equity securities	—	—	1,210
Acquisitions, net of cash acquired	(3,745)	(1,836)	—
Purchases of wireless licenses	(123)	(93)	(10)
Proceeds from sale of operations	215	23	47
Purchases of short-term investments	(143)	(507)	(77)
Proceeds from disposition of short-term investments	59	570	96
Proceeds from repayment of loans and advances	83	61	17
Investment in debt securities	—	—	(279)
Other investing activities, net	104	50	26

Net cash used for investing activities	(9,888)	(9,303)	(7,039)

Cash Flows from Financing Activities:
Net borrowings (repayments) of short-term debt	4,070	(1,140)	(3,990)
Proceeds from long-term debt	522	4,176	4,603
Repayments of long-term debt	(217)	(451)	(759)
Dividends paid	(1,449)	(1,427)	(1,424)
Purchase of treasury shares	(3,120)	(779)	—
Other financing activities, net	27	108	142

Net cash (used for) provided by financing activities	(167)	487	(1,428)

Net Decrease in Cash and Cash Equivalents	(1,856)	(226)	(469)
Cash and Cash Equivalents at Beginning of Period	3,143	1,287	1,061

Cash and Cash Equivalents at End of Period	$1,287	$1,061	$592

The accompanying notes are an integral part of these consolidated financial statements.

BELLSOUTH CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

       (IN MILLIONS)

	Number of Shares		Amount

		Shares				Accum. Other	Shares
		Held In				Compre-	Held In	Guarantee
	Common	Trust and	Common	Paid-in	Retained	hensive	Trust and	of ESOP
	Stock	Treasury	Stock	Capital	Earnings	Income (Loss)	Treasury	Debt	Total

		(a)					(a)
Balance at December 31, 1998	2,020	(70)	$2,020	$6,766	$9,479	$(64)	$(1,752)	$(339)	$16,110
Net income					3,448				3,448
Other comprehensive income, net of tax:
Foreign currency translation adjustment						(134)			(134)
Net unrealized losses on securities						(115)			(115)
Minimum pension liability adjustment						(45)			(45)

Total comprehensive income									3,154
Dividends declared					(1,436)				(1,436)
Share issuances for employee benefit plans		2			(45)		77		32
Purchase of treasury stock		(70)					(3,120)		(3,120)
Purchase of stock by grantor trust							(3)		(3)
Tax benefit related to stock options				5					5
ESOP activities and related tax benefit					10			63	73

Balance at December 31, 1999	2,020	(138)	$2,020	$6,771	$11,456	$(358)	$(4,798)	$(276)	$14,815

Net income					4,220				4,220
Other comprehensive income, net of tax:
Foreign currency translation adjustment						50			50
Net unrealized losses on securities(b)						(169)			(169)
Minimum pension liability adjustment						(11)			(11)

Total comprehensive income									4,090
Dividends declared					(1,424)				(1,424)
Share issuances for employee benefit plans		9		(35)	(187)		355		133
Purchase of treasury stock		(19)					(779)		(779)
Tax benefit related to stock options				4					4
ESOP activities and related tax benefit					9			64	73

Balance at December 31, 2000	2,020	(148)	$2,020	$6,740	$14,074	$(488)	$(5,222)	$(212)	$16,912

Net income					2,570				2,570
Other comprehensive income, net of tax:
Foreign currency translation adjustment						(30)			(30)
Net unrealized losses on securities(b)						(277)			(277)
Adjustments for other-than-temporary losses included in net income						595			595
Net unrealized losses on derivatives						(71)			(71)
Minimum pension liability adjustment						(23)			(23)

Total comprehensive income									2,764
Dividends declared					(1,424)				(1,424)
Share issuances for employee benefit plans		5		8	(85)		230		153
Purchase of stock by grantor trust							(4)		(4)
Tax benefit related to stock options				127					127
ESOP activities and related tax benefit					2			67	69

Balance at December 31, 2001	2,020	(143)	$2,020	$6,875	$15,137	$(294)	$(4,996)	$(145)	$18,597

(a)	Trust and treasury shares are not considered to be outstanding for financial reporting purposes. As of December 31, 2001, there were approximately 36 shares held in trust and 107 shares held in treasury.

(b)	Net unrealized losses include adjustments for realized gains of $17 in 2000 and realized losses of $129 in 2001.

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE A—ACCOUNTING POLICIES

In this report, BellSouth Corporation and its subsidiaries are referred to as “we” or “BellSouth.”

ORGANIZATION

We are an international telecommunications company headquartered in Atlanta, Georgia. For management purposes, our operations are organized into four reportable segments: Communications group; Domestic wireless; Latin America; and Domestic advertising and publishing.

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of BellSouth’s wholly-owned subsidiaries and subsidiaries in which we have a controlling financial interest. Investments in businesses which we do not control, but have the ability to exercise significant influence over operations and financial policies, are accounted for using the equity method. We report our results on a calendar-year basis, except for our international operations which we report on a one-month lag basis. All significant intercompany transactions and accounts have been eliminated. During fourth quarter 2000, we contributed our domestic wireless operations to a joint venture with SBC Communications, forming Cingular. We own an approximate 40% economic interest in the venture and share control with SBC. Accordingly, we account for this investment under the equity method. Certain revenue and expense trends are impacted by the change from consolidation to equity method treatment for the periods presented. Certain amounts in the prior period consolidated financial statements have been reclassified to conform to the current year’s presentation.

USE OF ESTIMATES

Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles. Such financial statements include estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the amounts of revenues and expenses. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. Investments with an original maturity of over three months to one year are not considered cash equivalents and are included as other current assets in the consolidated balance sheets. Interest income on cash equivalents and temporary cash investments was $93 for 1999, $93 for 2000 and $86 for 2001. At December 31, 2001, cash and cash equivalents primarily consisted of cash held by our operations in Venezuela.

MATERIAL AND SUPPLIES

New and reusable material held at our telephone subsidiary is carried in inventory, principally at average original cost, except that specific costs are used in the case of large individual items. Non-reusable material is carried at estimated salvage value. Inventories of our other subsidiaries are stated at the lower of cost or market, with cost determined principally on either an average cost or first-in, first-out basis.

PROPERTY, PLANT AND EQUIPMENT

The investment in property, plant and equipment is stated at original cost. For plant dedicated to providing regulated telecommunications services, depreciation is based on the composite group remaining life method of depreciation and straight-line composite rates determined on the basis of equal life groups of certain categories of telephone plant acquired in a given year. This method requires the periodic revision of depreciation rates. When depreciable telephone plant is disposed of, the original cost less net salvage value is charged to accumulated depreciation. The cost of other property, plant and equipment is depreciated using either straight-line or accelerated methods over the estimated useful lives of the assets. Depreciation of property, plant and equipment was $4,398 for 1999, $4,492 for 2000 and $4,195 for 2001. Gains or losses on disposal of other depreciable property, plant and equipment are recognized in the year of disposition as an element of Other income (expense), net.

GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill is the excess consideration paid over the fair value of net tangible assets acquired in business combinations; other intangibles includes amounts allocated to acquired licenses and customer lists. These assets are being amortized using the straight-line and accelerated methods over periods of benefit that do not exceed 40 years. Intangible assets also include amounts capitalized for computer software costs, which are amortized over periods of benefit of 3 to 5 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    (Continued)
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE A—ACCOUNTING POLICIES (Continued)

The carrying value of intangible assets is periodically reviewed to determine whether such intangibles are fully recoverable from projected net cash flows of the related business unit. Amortization of such intangibles was $273 for 1999, $443 for 2000 and $587 for 2001.

VALUATION OF LONG-LIVED ASSETS

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technological or other industry changes. For assets we intend to hold for use, if the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, we recognize a loss for the difference between the fair value and carrying value of the asset. For assets we intend to dispose of, we recognize a loss for the amount that the estimated fair value, less costs to sell, is less than the carrying value of the assets.

FOREIGN CURRENCY

Assets and liabilities of foreign subsidiaries and equity investees with a functional currency other than U.S. Dollars are translated into U.S. Dollars at exchange rates in effect at the end of the reporting period. Foreign entity revenues and expenses are translated into U.S. Dollars at the average rates that prevailed during the period. The resulting net translation gains and losses are reported as foreign currency translation adjustments in shareholders’ equity as a component of accumulated other comprehensive income (loss). Operations in countries with hyperinflationary economies consider the U.S. Dollar the functional currency.

Exchange gains and losses on transactions and equity investments denominated in a currency other than their functional currency are generally included in results of operations as incurred unless the transactions are hedged. See Derivative Financial Instruments below.

DERIVATIVE FINANCIAL INSTRUMENTS

We generally enter into derivative financial instruments only for hedging purposes. Deferral accounting is applied when the derivative reduces the risk of the underlying hedged item effectively as a result of high inverse correlation with the value of the underlying exposure. If a derivative instrument either initially fails or later ceases to meet the criteria for deferral or hedge accounting, any subsequent gains or losses are recognized currently in income.

REVENUE RECOGNITION

Revenues are recognized when earned. Certain revenues derived from local telephone and wireless services are billed monthly in advance and are recognized the following month when services are provided. Print advertising and publishing revenues and related directory costs are recognized upon publication of directories. Revenues derived from other telecommunications services, principally network access, long distance and wireless airtime usage, are recognized monthly as services are provided. Revenues from installation and activation activities are deferred and recognized over the life of the customer relationship which is generally four years. Allowances for uncollectible billed services are adjusted monthly. The provision for such uncollectible accounts was $365 for 1999, $372 for 2000 and $574 for 2001.

In December 1999, the SEC issued Staff Accounting Bulletin No. 101 Revenue Recognition in Financial Statements (SAB 101) which provides guidance on revenue recognition. SAB 101 is effective for fiscal years beginning after December 15, 1999. During 1999 and prior years, consistent with industry practice, we recognized telecommunications service activation fees and related costs at the time of service initiation. Based on guidance in SAB 101, we changed our accounting policies, effectively deferring the recognition of revenue and certain related costs associated with new service activation over the life of the customer relationship. Costs are deferred only to the extent that revenue is deferred.

We accounted for SAB 101 as a change in accounting principle effective January 1, 2000, and therefore have not restated our 1999 financial statements included herein. The net effect of adoption resulted in deferring $1,426 in revenues and certain related costs related to activation services provided prior to January 1, 2000. These revenues and costs are to be recognized over a period of approximately 4 years. Because an equal amount of revenue and expense was deferred, there was no impact on net income for the change in accounting principle.

MAINTENANCE AND REPAIRS

The cost of maintenance and repairs of plant, including the cost of replacing minor items not resulting in

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    (Continued)
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE A—ACCOUNTING POLICIES (Continued)

substantial betterments, is charged to operating expenses.

ADVERTISING

We expense advertising costs as they are incurred. Our total advertising expense was $539 for 1999, $460 for 2000 and $276 for 2001.

INCOME TAXES

The consolidated balance sheets reflect deferred tax balances associated with the anticipated tax impact of future income or deductions implicit in the consolidated balance sheets in the form of temporary differences. Temporary differences primarily result from the use of accelerated methods and shorter lives in computing depreciation for tax purposes.

For financial reporting purposes, we amortize deferred investment tax credits earned prior to the 1986 repeal of the investment tax credit and also some transitional credits earned after the repeal. The credits are being amortized as a reduction to the provision for income taxes over the estimated useful lives of the assets to which the credits relate.

EARNINGS PER SHARE

Basic earnings per share is computed based on the weighted-average number of common shares outstanding during each year. Diluted earnings per share is based on the weighted-average number of common shares outstanding plus net incremental shares arising out of employee stock options and benefit plans. The following is a reconciliation of the weighted-average share amounts (in millions) used in calculating earnings per share:

	1999	2000	2001

Basic common shares outstanding	1,898	1,876	1,875
Incremental shares from stock options and benefit plans	18	15	12

Diluted common shares outstanding	1,916	1,891	1,887

The earnings amounts used for per-share calculations are the same for both the basic and diluted methods. Outstanding options of 198,000 shares for 1999, 29 million shares for 2000 and 50 million shares for 2001 were not included in the computation of diluted earnings per share because the exercise price of these options was greater than the average market price of the common stock.

ADOPTION OF NEW ACCOUNTING STANDARDS

Derivative Instruments and Hedging Activities

Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities” requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives are to be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. In June 2000, the FASB issued SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities,” which amended SFAS No. 133. The amendments in SFAS No. 138 address certain implementation issues and relate to such matters as the normal purchases and normal sales exception, the definition of interest rate risk, hedging recognized foreign-currency-denominated assets and liabilities, and intercompany derivatives.

We adopted SFAS No. 133 and SFAS No. 138 effective January 1, 2001. The impact of implementation was not material. The fair value of derivative instruments at December 31, 2001 was $(76).

Business Combinations and Goodwill and Other Intangible Assets

In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is prohibited. SFAS No. 141 also provides new criteria to determine whether an acquired intangible asset should be recognized separately from goodwill.

Upon adoption of SFAS No. 142, amortization of existing goodwill will cease and the remaining book value will be tested for impairment at least annually at the reporting unit level using a new two-step impairment test. Amortization of goodwill recorded on equity investments will also cease, but this embedded goodwill will continue to be tested for impairment under current accounting rules for equity investments. In addition, we will have adjustments to the equity in net income of affiliates line item

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    (Continued)
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE A—ACCOUNTING POLICIES (Continued)

to reflect the impact of adopting these new statements on the operations of our equity investments. We adopted both statements effective January 1, 2002. As a result of the implementation of this standard, we will cease to amortize goodwill and domestic wireless licenses and therefore expect an after-tax increase of net income of approximately $135 in 2002. During 2002, we will perform the first of the required impairment tests of goodwill as of January 1, 2002, and we have not yet determined what the effect of these tests will be on our earnings and financial position. Any impairment resulting from our initial application of the statements will be recorded as a cumulative effect of accounting change as of January 1, 2002.

Asset Retirement Obligations and Disposal of a Segment of a Business

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This standard provides the accounting for the cost of legal obligations associated with the retirement of long-lived assets. SFAS No. 143 requires that companies recognize the fair value of a liability for asset retirement obligations in the period in which the obligations are incurred and capitalize that amount as a part of the book value of the long-lived asset. That cost is then depreciated over the remaining life of the underlying long-lived asset. We are required to adopt SFAS No. 143 effective January 1, 2003. We are currently evaluating the impact this new standard will have on our future results of operations or financial position.

NOTE B—INVESTMENTS AND ADVANCES

We hold investments in various domestic and international partnerships and ventures which are accounted for under the equity method. We also hold investments in equity securities which are accounted for under the cost method. Investments and advances at December 31 consist of the following:

	2000	2001

Investments accounted for under the equity method	$2,501	$2,664
Investments accounted for under the cost method	3,496	848
Other investments	77	408
Advances to and notes receivable from affiliates	4,936	6,700

Investments and advances	$11,010	$10,620

EQUITY METHOD INVESTMENTS

Ownership in equity investments at December 31 is as follows:

	2000		2001

	Ownership	Investment	Ownership	Investment
	Percentage	Balance	Percentage	Balance

AB Cellular (U.S.)(1)	100.0%	$1,894	—	$—
Abiatar (Uruguay)	46.0%	39	46.0%	46
BellSouth Guatemala(2)	60.0%	53	60.0%	56
BellSouth Panama	43.7%	54	43.7%	69
BCP — São Paulo (Brazil)	44.5%	80	45.4%	1
BSE — Northeast (Brazil)(3)	46.8%	(28)	47.0%	(61)
Cellcom (Israel)	34.8%	78	34.8%	122
Cingular Wireless	40.0%	348	40.0%	2,489
E-Plus (Germany)(3)	22.5%	(85)	22.5%	(105)
OESP Midia (Brazil)	40.0%	24	40.0%	17
Sonofon (Denmark)	46.5%	18	46.5%	30
SkyCell (India)(4)	24.5%	(5)	—	—
Other	—	31	—	—

Total		$2,501		$2,664

(1)	We redeemed AT&T from AB Cellular in December 2000. In January 2001, we contributed our remaining investment to Cingular in accordance with the contribution agreement. This investment was accounted for under the equity method since our control was temporary. See note C for further discussion.

(2)	This investment is accounted for under the equity method due to the existence of significant minority rights that limit our ability to exercise unilateral control over the operation.

(3)	We have advanced approximately $200 to the Brazil-Northeast operations and will continue to record losses until the sum of our investment in and advances to this operation equal zero. We had previously guaranteed debt issued by E-Plus, and accordingly continued to record losses in excess of our equity investment.

(4)	We sold our investment in SkyCell in August 2001. See note C for further discussion.

SUMMARY FINANCIAL INFORMATION OF EQUITY INVESTEES

A summary of combined financial information as reported by our equity investees is set forth below:

	2000	2001

Balance Sheet Information:
Current assets	$5,118	$4,264

Noncurrent assets	$31,623	$33,901

Current liabilities	$16,757	$15,936

Noncurrent liabilities	$16,185	$17,653

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    (Continued)
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE B—INVESTMENTS AND ADVANCES (Continued)

	1999	2000	2001

Income Statement Information:
Revenues	$5,326	$9,188	$18,515

Operating Income	$433	$906	$2,969

Net (Loss) Income	$(638)	$1,201	$1,109

Foreign Currency Devaluation

In January 1999, the Brazilian Government changed its foreign exchange policy, extinguishing the exchange band through which it had managed the range of the fluctuation of the Real in relation to the U.S. Dollar, allowing the market to freely determine the exchange rate. As a consequence of this change, the Real devalued significantly in relation to the U.S. Dollar in early 1999. The devaluation and subsequent fluctuations in the exchange rate resulted in our Brazilian wireless properties recording net currency losses related to their net U.S. Dollar-denominated liabilities. Our share of the Brazilian foreign currency losses was $308 for 1999, $73 for 2000 and $180 for 2001.

COST METHOD INVESTMENTS

We have investments in marketable securities, primarily common stocks, which are accounted for under the cost method. These investments are comprised primarily of our equity interest in Qwest and are classified as available-for-sale under SFAS No. 115. Under SFAS No. 115, available-for-sale securities are required to be carried at their fair value, with unrealized gains and losses, net of income taxes, recorded in accumulated other comprehensive income (loss) in our statement of changes in shareholders’ equity and comprehensive income. The fair values of our investments in marketable securities are determined based on market quotations. Equity securities that are restricted for more than one year or not publicly traded are recorded at cost.

Over the course of 2001, there has been a broad decline in the public equity markets, particularly in technology and communications stocks, including investments held in our portfolio. Similarly, we experienced significant declines in the value of certain publicly held investments and restricted securities. As a result, we recorded a $1,817 noncash pretax charge to reduce the carrying value of certain strategic investments in publicly traded and private equity securities, principally our investment in Qwest. We concluded that the continuing depressed market of these investments, as well as the difficulties experienced by similar companies, indicated that the decline was other than temporary. This charge is included in Other income (expense), net in the accompanying consolidated statements of income.

The tables below show certain summarized information related to our investments:

		Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

December 31, 2000
Investment in Qwest	$3,500	$—	$472	$3,028
Other cost investments	484	81	97	468

Total	$3,984	$81	$569	$3,496

December 31, 2001
Investment in Qwest	$644	$—	$—	$644
Other cost investments	149	55	—	204

Total	$793	$55	$—	$848

At the beginning of 2001, we held 74 million shares of Qwest common stock. During the year, we sold 26.7 million shares for cash proceeds of $1,135 and generated a realized loss of $130. We also tendered 1.7 million shares to Qwest as consideration for services purchased pursuant to a services agreement entered into in January 2001. At December 31, 2001, we held 45.5 million shares of Qwest stock, all of which are classified as available-for-sale.

OTHER INVESTMENTS

Other investments at December 31, 2001 consist primarily of $279 in loan participation agreements related to the Colombian operations.

ADVANCES AND NOTES RECEIVABLE

In addition to our equity investments, we have made advances to several of our equity affiliates. The ad-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    (Continued)
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE B—INVESTMENTS AND ADVANCES (Continued)

vances to and notes receivable from our equity investments at December 31 are as follows:

	2000	2001

Cingular	$3,842	$3,812
E-Plus	—	1,841
KPN	443	446
Brazil	375	375
Other	276	226

Total advances and notes receivable	$4,936	$6,700

The advances to Cingular carry an interest rate of 7.5% and mature March 31, 2003. We earned $71 in 2000 and $291 in 2001 from interest income on this advance to Cingular. In addition, Cingular owed us $125 at December 31, 2001, which represents receivables incurred in the ordinary course of business, and is included in other current assets.

As part of the February 2000 restructuring of our investment in E-Plus discussed in note C, we agreed to make up to $3 billion of loans available to KPN, our partner in E-Plus. We loaned approximately $443 to KPN during 2000. KPN repaid this advance in January 2002.

In August 2001, we loaned Euro 1,510, or $1,382, directly to E-Plus with an expected March 1, 2004 due date, at LIBOR plus 310 basis points. In October 2001, we loaned Euro 525, or $468, directly to E-Plus with an expected March 1, 2004 due date, at LIBOR plus 185 basis points. E-Plus used the proceeds from these loans to pay down existing third party debt previously guaranteed by BellSouth.

The advances to our partnerships in Brazil bear interest varying at rates based on LIBOR and mature between 2005 and 2007.

We have noncontrolling financial interests ranging from 70% to 80% in the CSL Ventures and 1155 Peachtree Associates real estate partnerships. We have receivables and advances to these partnerships which totalled $161 at December 31, 2000 and $154 at December 31, 2001. The notes receivable bear interest at rates ranging from 7.29% to 7.88% while the advances to these partnerships bear interest at LIBOR + 160 basis points. Principal amounts outstanding at December 31, 2001 are due and payable to us at varying dates through January 15, 2038. The instruments require periodic payments of interest and are collateralized by various real estate holdings.

We earned interest income from the advances to Cingular totalling $72 in 2000 and $287 in 2001. Interest income earned from other advances was $51 in 1999, $56 in 2000 and $89 in 2001.

NOTE C—PARTNERSHIPS, ACQUISITIONS AND DIVESTITURES

We have completed various transactions to further our strategy of expanding our core operations and divested of interests that no longer meet our strategic objectives. A summary of significant transactions follows:

DOMESTIC WIRELESS

Buyout of PCS Partnerships

In September 2000, we acquired the remaining 44.2% interest in the Carolinas PCS partnership bringing our ownership interest to 100%. The partnership provides PCS service in North Carolina, South Carolina and northeast Georgia. The PCS property and related debt was subsequently contributed to Cingular, which is described below.

Cingular

In October 2000, we combined our domestic wireless voice and data businesses with those of SBC Communications in a joint venture. Cingular is owned approximately 40% by BellSouth and approximately 60% by SBC Communications but is jointly controlled. The investment in Cingular is accounted for under the equity method; accordingly, we include our share of Cingular’s earnings as Net earnings (losses) of equity affiliates in our consolidated income statements.

We contributed the following amounts to Cingular during 2000:

Current assets	$675
Noncurrent assets	4,655

Total assets	$5,330

Current liabilities	$1,637
Noncurrent liabilities	3,396

Total liabilities	$5,033

Net assets contributed	$297

As of December 31, 2001, our book investment exceeded our proportionate share of the net assets of Cingular by $77.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    (Continued)
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE C—PARTNERSHIPS, ACQUISITIONS AND DIVESTITURES (Continued)

Redemption of AT&T from AB Cellular Partnership

In December 2000, we exercised our option to redeem AT&T’s 55.6% partnership interest in AB Cellular Holding, LLC (AB Cellular) as part of a venture agreement with AT&T Wireless Services, by distributing to AT&T the Los Angeles area cellular business. This transaction was accounted for as a non pro rata distribution, and accordingly was accounted for at fair value. As a result of this transaction we reported a pre-tax gain of $479, which is included in Net earnings (losses) of equity affiliates. The overall net income impact of this gain was $292. Our recorded gain represented 44.4% of the excess of the fair value of the Los Angeles net assets over the net book value of those assets.

Upon receiving FCC approval in early January 2001, we contributed our 100% interest in the Houston-area cellular market; 87.35% interest in the Galveston, Texas-area market; and approximately $1,100 in cash, previously held at the AB Cellular equity investment, to Cingular. Our 40% ownership percentage of Cingular did not change as a result of this transaction, however, our book value investment in Cingular increased approximately $1,700.

LATIN AMERICA

1999

We invested $20 in a venture in Guatemala that won rights to three PCS licenses which cover a substantial portion of the country. We also raised our ownership interest in our Peruvian communications company through a series of transactions totaling $238, increasing our ownership from 59% to 97%.

In addition, we acquired a non-controlling 40% interest in OESP Midia Ltda., a directory publishing business in Brazil for approximately $23. This investment is accounted for using the equity method. We also acquired 100% of Listel-Listas Telefonicas, a directory publishing business in Brazil, for total consideration of approximately $115.

2000

In May 2000, we completed the purchase of a combination of voting common stock and American Depositary Receipts representing nonvoting preferred stock of Tele Centro Oeste Celular Participacoes SA (TCO), a Brazilian company, for a total purchase price of approximately $240. TCO provides cellular service in central-west Brazil, including Brasilia, as well as northern Brazil. The common stock portion of the investment represents 11.8% of the voting power of TCO. The combined investment in common and preferred stock represents 17.3% of the total capital of TCO. This investment is accounted for under the cost method, subject to the guidelines of available-for-sale securities under SFAS No. 115. In first quarter 2002, we sold the American Depositary Receipts.

In June 2000, we acquired a 50.4% controlling equity interest in Celumóvil S.A. (BellSouth Colombia) for a purchase price of approximately $399, funded by $299 of cash and $100 note which was paid in December 2000. BellSouth Colombia provides wireless service in the Eastern region of Colombia, which includes the capital city of Bogota, and in the Atlantic or coastal region.

In July 2000, BellSouth Colombia acquired 100% of Cocelco, a wireless operator that since 1984 has been serving the Western region of Colombia, which includes the cities of Medellin and Cali. This acquisition was funded by a $384 capital contribution and a $30 shareholder loan from BellSouth. This transaction increased BellSouth’s ownership interest in BellSouth Colombia to approximately 66.0%.

In all transactions, the excess of the respective purchase price over the net book value of the assets acquired was allocated to customer lists, wireless licenses or goodwill. The excess consideration paid over net assets acquired, along with other intangible assets, is being amortized using either straight-line or accelerated methods over periods of benefit, which do not exceed 40 years.

ALL OTHER

In February 2000, we closed on a previously announced alliance with Royal KPN N.V. (KPN). We utilized our right of first refusal which enabled KPN to acquire a 77.5% interest in E-Plus and allowed us the option after 18 months of converting our 22.5% interest in E-Plus into either 200 million shares of KPN or shares representing at the time an estimated 33.3% ownership interest in KPN’s wireless subsidiary.

As a result of this transaction, we recognized income of $143, or $68 after tax. The gain related to a settlement payment from the selling shareholder regarding a dispute over the terms of the E-Plus shareholder agreement governing the provisions of the sale.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    (Continued)
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE C—PARTNERSHIPS, ACQUISITIONS AND DIVESTITURES (Continued)

As part of this transaction, we also agreed to make up to $3,000 of loans available to KPN to be used for further wireless investments in Europe and received non-detachable warrants to purchase approximately 90 million additional shares of KPN. Our commitment to lend expires and all loans made under the commitment must be repaid on March 1, 2004.

In January 2002, we elected to convert our investment in E-Plus to shares of KPN — See note S. As part of that transaction, our loan commitment was capped at $1,850.

DIVESTITURES

1999

We sold our 100% interest in Honolulu Cellular for total proceeds of $194. The pretax gain on the sale was $39, or $23 after tax. We also sold our 100% interest in a wireless property located in Dothan, Alabama for total proceeds of $21. The pretax gain on the sale was $16, or $10 after tax.

2000

In July 2000, we sold our ownership interests in mobile data operations in Belgium, the Netherlands and the United Kingdom for total proceeds of $28. These sales generated a pre-tax net loss of $14 and a $30 after-tax gain resulting from tax benefits associated with the sale of the operations in the United Kingdom.

2001

In August 2001, we sold our 24.5% ownership interest in SkyCell Communications, a wireless communications provider in India, for total proceeds of $21. The pretax gain on the sale was $24, or $19 after tax. In September 2001, we sold our 100% ownership interest in BellSouth International Wireless Services, a roaming clearinghouse, for total proceeds of $25. The pretax gain on the sale was $14, or $9 after tax.

NOTE D—BALANCE SHEET INFORMATION

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is summarized as follows at December 31:

	Estimated
	Depreciable
	Lives
	(In Years)	2000	2001

Central office equipment	8—10	$23,428	$25,375
Outside plant	12—20	24,483	25,361
Operating and other equipment	5—15	4,772	5,209
Building and building improvements	25—45	3,783	4,264
Furniture and fixtures	10—15	2,517	2,511
Station equipment	6	667	617
Land	—	228	269
Plant under construction	—	1,034	726

		60,912	64,332
Less: accumulated depreciation		36,755	39,389

Property, plant and equipment, net		$24,157	$24,943

DEFERRED CHARGES AND OTHER ASSETS

Deferred charges and other assets are summarized as follows at December 31:

	2000	2001

Deferred activation and installation expenses	$1,630	$1,748
Prepaid pension and postretirement benefits	1,775	2,672
Other	775	702

Deferred charges and other assets	$4,180	$5,122

INTANGIBLE ASSETS

Intangible assets are summarized as follows at December 31:

	Estimated
	Amortizable
	Lives
	(In Years)	2000	2001

Capitalized software	3—5	$1,240	$2,208
Goodwill	15—40	1,855	1,908
Licenses and concessions	10—40	1,415	1,294
Customer lists	3—6	402	420
Assets held for sale		231	231

		5,143	6,061
Less: accumulated amortization		(971)	(1,555)

Intangible assets, net		$4,172	$4,506

Assets held for sale, which represent FCC licenses used for Multichannel Multipoint Distribution Service (MMDS) spectrum, were previously utilized in our wireless video business. This spectrum has traditionally been utilized for fixed-wireless service applications such as wireless video transmission or wireless Internet

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    (Continued)
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE D—BALANCE SHEET INFORMATION (Continued)

access. In late 2001, the FCC added a mobile allocation to the spectrum band which increased the available uses for the spectrum. We are currently exploring various opportunities to monetize this asset. The gross book value of this license is $231 and the associated accumulated amortization is $23 at December 31, 2001.

During 2001, we recorded an asset impairment loss of $89 to writedown previously capitalized software costs, as a result of terminating a purchasing software project.

OTHER CURRENT LIABILITIES

Other current liabilities are summarized as follows at December 31:

	2000	2001

Advanced billing and customer deposits	$850	$687
Interest and rents accrued	489	534
Taxes payable	333	505
Dividends payable	362	363
Salaries and wages payable	337	311
Accrued compensated absences	267	254
Restructuring and severance accrual	236	202
Other	594	445

Other current liabilities	$3,468	$3,301

OTHER NONCURRENT LIABILITIES

Other noncurrent liabilities are summarized as follows at December 31:

	2000	2001

Deferred installation and activation revenues	$1,630	$1,748
Accrued pension and postretirement benefits	809	940
Deferred credits	817	832
Compensation related accruals	623	665
Minority interests in consolidated subsidiaries	368	441
Postemployment benefits	265	262
Other	188	273

Other noncurrent liabilities	$4,700	$5,161

NOTE E—DEBT

DEBT MATURING WITHIN ONE YEAR

Debt maturing within one year is summarized as follows at December 31:

	2000	2001

Short-term notes payable:
Bank loans	$1,129	$631
Commercial paper	5,730	2,533
Current maturities of long-term debt	710	1,947

Debt maturing within one year	$7,569	$5,111

Weighted-average interest rate at end of period:
Bank loans	9.44%	4.98%
Commercial Paper	6.51%	1.94%

Credit Lines:
Committed credit lines	$3,325	$2,506
Borrowings under committed lines	588	12
Uncommitted credit lines	807	1,338
Borrowings under uncommitted lines	202	1,076

There are no significant commitment fees or requirements for compensating balances associated with any lines of credit.

LONG-TERM DEBT

Interest rates and maturities in the table below are for the amounts outstanding at December 31:

		2000	2001

Issued by BellSouth Telecommunications, Inc.
4.38%—6%	2003—2045	$682	$507
6.13%—7%	2003—2033	2,600	2,600
7.5%—8.25%	2032—2035	1,150	1,150
7%	2095	500	500
6%	Reset Put Securities due 2012	500	500
2.42%	Extendible Liquidity Securities due 2006	1,800	1,800
6.65%	Zero-to-Full Debentures due 2095	176	188
6.3%	Amortizing Debentures due 2015	320	306
Issued by BellSouth Corporation
5%—7.38%	2002—2039	1,317	4,049
7.75%—7.88%	2010—2030	2,000	2,000
7.12%	2097	500	500
4.29%	20-put-1 Securities due 2021	—	1,000
9.13%—9.19%	Guarantee of ESOP Debt	307	213
Issued by Foreign Operations
3.30%—9.25%	Argentina due 2002—2008	350	354
2.82%	Chile due 2002—2004	190	180
4.69%—18.45%	Colombia due 2002—2006	376	771
6%—25.2%	Venezuela due 2002—2004	200	124
3.19%—4.18%	Peru due 2005	202	204
Capital leases and other		73	92
Unamortized discount, net of premium		(70)	(77)

		13,173	16,961
Current maturities		(710)	(1,947)

Long-term debt		$12,463	$15,014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    (Continued)
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE E—DEBT (Continued)

Several issues of long-term debt contain embedded options which may require us to repurchase the debt or will alter the interest rate associated with that debt. Those issues, and their related options, are as follows:

Issue	Date of Put Option

Reset Put Securities 20-put-1 Securities Extendible Liquidity Securities	June 15, 2002 Annually beginning April 2002 Annually beginning Dec. 2000

If the holders of the put options on the Reset Put Securities and 20-put-1 Securities do not require us to repurchase the securities, the interest rates for these securities will be reset based on current market conditions. The extendible liquidity securities may be extended in thirteen-month increments by the holders of the notes but will not extend later than January 2006. The extendible liquidity securities bear interest at the three-month LIBOR, plus or minus a spread ranging from minus 0.02% to plus 0.06%.

The Amortizing Debentures pay against principal on a semi-annual basis and were issued with an original principal balance of $375. The Zero-to-Full Debentures will accrete to a total principal balance of $500 in 2015.

Maturities of long-term debt outstanding, in principal amounts, at December 31, 2001 are summarized below. Maturities after the year 2006 include the final principal amount of $500 for the Zero-to-Full Debentures due in 2095.

Maturities
2002	$1,947
2003	2,661
2004	455
2005	667
2006	1,738
Thereafter	9,805

Total	$17,273

At December 31, 2001, we had a shelf registration statement on file with the Securities and Exchange Commission under which $2,250 of debt securities could be publicly offered.

NOTE F—SHAREHOLDERS’ EQUITY

AMENDMENT TO CHARTER

In December 2000, our shareholders adopted articles of amendment to our charter. The articles of amendment increased the number of shares of common stock authorized to be issued from 4,400,000,000 to 8,650,000,000. The articles of amendment also permit us to issue our common stock in series.

PREFERRED STOCK AUTHORIZED

Our articles of incorporation authorize 100 million shares of cumulative first preferred stock having a par value of $1 per share, of which 30 million shares have been reserved and designated series B for possible issuance under a shareholder rights plan. As of December 31, 2001, no preferred shares had been issued. The series A first preferred stock was created for a previous shareholder rights plan which has expired.

SHAREHOLDER RIGHTS PLAN

In 1999, we adopted a shareholder rights plan by declaring a dividend of one right for each share of common stock then outstanding and to be issued thereafter. Each right entitles shareholders to buy one one-thousandth of a share of series B first preferred stock for $200.00 per share. The rights may be exercised only if a person or group acquires 10% of the common stock of BellSouth without the prior approval of the Board of Directors or announces a tender or exchange offer that would result in ownership of 10% or more of the common stock. If a person or group acquires 10% of BellSouth’s stock without prior Board approval, other shareholders are then allowed to purchase BellSouth common stock, or units of preferred stock with the same voting and economic characteristics, at half price. The rights currently trade with BellSouth common stock and may be redeemed by the Board of Directors for one cent per right until they become exercisable, and thereafter under certain circumstances. The rights expire in December 2009.

SHARES HELD IN TRUST AND TREASURY

During 1996 and 1997, we issued shares to grantor trusts to provide partial funding for the benefits payable under certain nonqualified benefit plans. The trusts are irrevocable, and assets contributed to the trusts can only be used to pay such benefits with certain exceptions. The assets held in the trusts consist of cash and 35.7 million shares of BellSouth common stock at December 31, 2000 and 35.8 million shares at December 31, 2001. Of the total shares of BellSouth common stock held by the trusts at December 31, 2000, 31.9 million were issued directly from us to the trusts out of previously unissued shares and 3.8 million shares were acquired in open market transactions through the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    (Continued)
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE F—SHAREHOLDERS’ EQUITY (Continued)

use of the trusts’ funds. At December 31, 2001, 31.9 million were issued directly from us and 3.9 million shares were acquired in open market transactions.

The total cost of the shares issued by us as of the date of funding the trusts is included in common stock and paid-in capital; however, because these shares are not considered outstanding for financial reporting purposes, the shares are included within shares held in trust and treasury, a reduction to shareholders’ equity. In addition, there is no earnings per share impact of these shares. The cost of shares acquired in open market purchases by the trusts are also included in shares held in trust and treasury.

In addition to shares held by the grantor trusts, shares held in trust and treasury includes treasury shares. We purchase treasury shares when we consider market and other conditions to be favorable. In 2000, we purchased 19.1 million shares for an aggregate of $779. We have reissued a total of 8.7 million shares in 2000 and 5.4 million shares in 2001 under various employee and director benefit plans.

Shares held in trust and treasury, at cost, as of December 31 are comprised of the following:

	2000

	Shares	Amount

Shares held by grantor trusts	35,653,926	$560
Shares held in treasury	112,521,368	4,662

Shares held in trust and treasury	148,175,294	$5,222

	2001

	Shares	Amount

Shares held by grantor trusts	35,755,505	$565
Shares held in treasury	106,987,374	4,431

Shares held in trust and treasury	142,742,879	$4,996

GUARANTEE OF ESOP DEBT

The amount equivalent to the guarantee of the amortizing notes issued by our ESOP trusts is presented as a reduction to shareholders’ equity. The amount recorded as a decrease in shareholders’ equity represents the cost of unallocated BellSouth common stock purchased with the proceeds of the amortizing notes and the timing difference resulting from the shares allocated accounting method. See note G for further information.

NOTE G—EMPLOYEE BENEFIT PLANS

PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

Substantially all of our nonrepresented and represented employees are covered by noncontributory defined benefit pension plans, as well as postretirement health and life insurance welfare plans.

The pension plan covering nonrepresented employees is a cash balance plan, which provides pension benefits determined by a combination of compensation-based service and additional credits and individual account-based interest credits. The 2000 and 2001 projected benefit obligations assume additional credits greater than the minimum levels specified in the written plan. For represented employees, pension benefits earned prior to 1999 are based on specified benefit amounts and years of service through 1998. Benefits earned in 1999 and subsequent years are calculated under a cash balance plan that is based on an initial cash balance amount, negotiated pension band increases and interest credits. The 2000 and 2001 represented pension obligations include the projected effect of future bargained-for improvements. The accounting for the nonrepresented health care plan anticipates certain cost-sharing adjustments for employees who retire after December 31, 1991. The adjustments consider past practice but are not provided for in the written plan.

The following tables summarize benefit costs, as well as the assumptions, benefit obligations, changes in plan assets and funded status at or for the years ended December 31:

Pension Benefits

	2000	2001

Change in benefit obligation:
Benefit obligation at the beginning of the year	$12,960	$12,264
Service cost	188	209
Interest cost	918	919
Amendments	(338)	(536)
Actuarial loss	296	587
Benefits and lump sums paid	(1,760)	(1,376)
Spin-off associated with Cingular	—	(163)
Curtailment loss	—	24

Benefit obligation at the end of the year	$12,264	$11,928

Change in plan assets:
Fair value of plan assets at the beginning of the year	$20,563	$19,406
Actual return (loss) on plan assets	603	(1,193)
Benefits and lump sums paid	(1,760)	(1,376)
Spin-off associated with Cingular	—	(220)

Fair value of plan assets at the end of year	$19,406	$16,617

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    (Continued)
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE G—EMPLOYEE BENEFIT PLANS (Continued)

Funded status:
As of the end of the year	$7,142	$4,689
Unrecognized prior service cost	(37)	(542)
Unrecognized net gain	(5,493)	(1,777)
Unrecognized net asset	(44)	(24)

Prepaid pension cost	$1,568	$2,346

Pension plan assets included BellSouth common stock of $24 at December 31, 2000 and $9 at December 31, 2001.

	2000	2001

Amounts recognized in the consolidated balance sheets at December 31:
Prepaid pension cost	$1,633	$2,435
Accrued pension liability	(65)	(89)

Net amount recognized	$1,568	$2,346

	1999	2000	2001

Components of net pension benefit:
Service cost	$185	$188	$209
Interest cost	911	918	919
Expected return on plan assets	(1,449)	(1,537)	(1,655)
Amortization of prior service cost	40	26	(31)
Amortization of actuarial gain	(87)	(267)	(220)
Amortization of transition asset	(21)	(21)	(19)

Net pension benefit	$(421)	$(693)	$(797)

Weighted-average assumptions used in developing pension information include:
Discount rate	7.75%	7.75%	7.25%
Expected return on plan assets	9.00%	9.00%	9.00%
Rate of compensation increase	5.20%	5.30%	5.10%

Retiree Health and Life

	2000	2001

Change in benefit obligation:
Benefit obligation at the beginning of the year	$4,933	$5,750
Service cost	56	42
Interest cost	399	428
Amendments	(15)	426
Actuarial loss	673	55
Benefits and lump sums paid	(304)	(355)
Spin-off associated with Cingular	—	(10)
Curtailment loss	—	(21)
Special termination benefits	8	—

Benefit obligation at the end of the year	$5,750	$6,315

Change in plan assets:
Fair value of plan assets at the beginning of the year	$3,421	$3,445
Actual loss on plan assets	(64)	(371)
Employer contribution	376	425
Plan participants’ contributions	15	19
Benefits and lump sums paid	(303)	(355)

Fair value of plan assets at the end of year	$3,445	$3,163

Funded status:
As of the end of the year	$(2,305)	$(3,152)
Unrecognized prior service cost	203	506
Unrecognized net loss	924	1,573
Unrecognized net obligation	576	459

Accrued benefit cost	$(602)	$(614)

Retiree health and life assets included BellSouth common stock of $10 at December 31, 2000 and $5 at December 31, 2001.

	2000	2001

Amounts recognized in the consolidated balance sheets at December 31:
Prepaid benefit cost	$142	$237
Accrued benefit liability	(744)	(851)

Net amount recognized	$(602)	$(614)

	1999	2000	2001

Components of net other postretirement benefit cost:
Service cost	$45	$56	$42
Interest cost	273	399	428
Expected return on plan assets	(207)	(270)	(299)
Amortization of prior service cost	52	86	65
Amortization of actuarial loss	2	25	31
Amortization of transition obligation	82	82	79

Net postretirement benefit cost	$247	$378	$346

Weighted-average assumptions used in developing other postretirement information include:
Discount rate	7.75%	7.75%	7.25%
Expected return on assets	8.00%	8.25%	8.25%
Rate of compensation increase	4.80%	4.80%	4.80%
Health care cost trend rate Pre-65	8.00%	9.00%	8.50%
Health care cost trend rate Post-65	7.50%	11.60%	11.10%

The health care cost trend rates used to value the accumulated postretirement obligation in 2001 are assumed to decrease by 0.5% per year to 5.5% by 2007 for pre-age 65 and by 2012 for post-age 65. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage point change in assumed health care cost

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    (Continued)
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE G—EMPLOYEE BENEFIT PLANS (Continued)

trend rates would have the following effects as of December 31, 2001:

	1-Percentage	1-Percentage
	Point Increase	Point Decrease

Effect on total service and interest cost components	$40	$(32)
Effect on other postretirement benefit obligation	$463	$(383)

The change in net pension income and net other postretirement benefit cost is affected by several variables, including asset gains and experience losses; and changes in actuarial assumptions such as discount rate, return on plan assets and health care trend rates.

The consolidated net pension benefit and other postretirement benefit cost amounts above are exclusive of settlement, curtailment and special termination benefit effects. In 2000, lump-sum pension distributions for the represented pension plan surpassed the settlement threshold equal to the sum of the service cost and interest cost components of net periodic pension cost. This resulted in settlement gain recognition of $362 for all cash settlements under the plan. Workforce reduction activity in 2000 resulted in other postretirement special termination benefits of $8. In 2001, workforce reduction activity resulted in a curtailment charge of $26 for other postretirement benefits. The curtailment impact on pensions was not significant in 2001.

Activity related to Cingular

In first quarter 2001, we recognized a curtailment loss of $72 in accordance with provisions of SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” The loss resulted from accelerated recognition of prior service cost in excess of the decrease in our postretirement benefit obligation for the wireless employees that will be covered under Cingular’s postretirement benefit plans.

In 2001, we also transferred a portion of our prepaid pension cost and accrued retiree health and life benefit cost to Cingular. The transfer was accounted for as a spin-off. The result was a reduction to the prepaid pension balance retained at BellSouth and a reduction to the postretirement benefit liability retained at BellSouth. The following amounts were transferred to Cingular:

	Prepaid	Accrued Retiree
	Pension	Health and Life

Benefit obligation transferred	$163	$10
Market value of assets	220	—

Funded status	57	(10)
Unrecognized prior service cost	—	—
Unrecognized net (gain) loss	(37)	2
Unrecognized net obligation	—	1

Prepaid (accrued) position	$20	$(7)

Supplemental Executive Retirement Plan

We also maintain a nonqualified supplemental retirement plan for certain employees. The unfunded accumulated benefit obligations were $292 at December 31, 2000 and $352 at December 31, 2001. An intangible asset of $9 at December 31, 2000 was recognized pursuant to paragraph 37 of SFAS No. 87, as was accumulated other comprehensive income, net of deferred taxes, of $56 at December 31, 2000 and $79 at December 31, 2001. The expense associated with this plan was $38 in 1999, $46 in 2000 and $55 in 2001.

DEFINED CONTRIBUTION PLANS

We maintain several contributory savings plans that cover substantially all employees. The BellSouth Retirement Savings Plan and the BellSouth Savings and Security Plan (collectively, the Savings Plans) are tax-qualified defined contribution plans. Assets of the plans are held by two trusts (the Trusts) which, in turn, are part of the BellSouth Master Savings Trust.

In 1990, we incorporated a leveraged Employee Stock Ownership Plan (ESOP) into the Savings Plans. The Trusts borrowed $850 by issuing amortizing notes that are guaranteed by BellSouth. The Trusts used the loan proceeds to purchase shares of BellSouth common stock in the open market. These shares are held in suspense accounts in the Trusts; a scheduled number of shares is released for allocation to participants as each semiannual loan payment is made. The Trusts service the debt with contributions from us and with dividends paid on the shares held by the Trusts. None of the shares held by the Trusts is subject to repurchase.

We match a portion of employees’ eligible contributions to the Savings Plans at rates determined annually by the Board of Directors. Our matching obligation is fulfilled with shares released from the suspense accounts

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    (Continued)
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE G—EMPLOYEE BENEFIT PLANS (Continued)

semiannually for allocation to participants. The number of shares allocated to each participant’s account is based on the market price of the shares at the time of allocation. If shares released for allocation do not fulfill our matching obligation, we make further contributions to the Trusts to fund the purchase of additional shares in the open market to fulfill the remaining obligation.

We recognize expense using the shares allocated accounting method, which combines the cost of the shares allocated for the period plus interest incurred, reduced by the dividends used to service the ESOP debt. Dividends on all ESOP shares are recorded as a reduction to retained earnings, and all ESOP shares are included in the computation of earnings per share.

	1999	2000	2001

Compensation cost	$31	$33	$37
Interest expense	$24	$19	$15
Actual interest on ESOP Notes	$37	$30	$22
Cash contributions, excluding dividends paid to the trusts	$73	$75	$79
Dividends paid to the trusts, used for debt service	$43	$41	$39
Shares allocated to participants (millions)	43.3	48.3	53.4
Shares unallocated (millions)	20.2	15.2	10.1

NOTE H—STOCK COMPENSATION PLANS

At December 31, 2001, we have stock options outstanding under several stock-based compensation plans. The BellSouth Corporation Stock Plan (the Stock Plan) provides for grants to key employees of stock options and various other stock-based awards. One share of BellSouth common stock is the underlying security for any award. The aggregate number of shares of BellSouth common stock which may be granted under the Stock Plan in any calendar year cannot exceed one and a quarter percent of the shares outstanding at the time of grant. Prior to adoption of the Stock Plan, stock options were granted under the BellSouth Corporation Stock Option Plan. Stock options granted under both plans entitle an optionee to purchase shares of BellSouth common stock within prescribed periods at a price either equal to, or in excess of, the fair market value on the date of grant. Options granted under these plans generally become exercisable at the end of three to five years and have a term of 10 years.

We apply APB Opinion No. 25 and related Interpretations in accounting for our stock plans. Accordingly, no compensation cost has been recognized for grants of stock options. Had compensation cost for our stock-based compensation plans been determined in accordance with the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” our net income and earnings per share would have been changed to the pro forma amounts indicated below:

	1999	2000	2001

Net income—as reported	$3,448	$4,220	$2,570
Net income—pro forma	$3,379	$4,118	$2,446
Basic earnings per share—as reported	$1.82	$2.25	$1.37
Basic earnings per share—pro forma	$1.78	$2.20	$1.30
Diluted earnings per share—as reported	$1.80	$2.23	$1.36
Diluted earnings per share—pro forma	$1.76	$2.18	$1.30

The pro forma amounts reflected above are not likely to be representative of the effects on reported net income in future years because, in general, the number of future shares to be issued under these plans is not known and the assumptions used to determine the fair value can vary significantly.

The following table summarizes the activity for stock options outstanding:

	1999	2000	2001

Options outstanding at January 1	59,202,910	71,699,081	84,814,050
Options granted	15,385,731	23,598,035	16,361,471
Options exercised	(1,839,933)	(7,792,877)	(5,344,850)
Options forfeited	(1,049,627)	(2,690,189)	(2,363,371)

Options outstanding at December 31	71,699,081	84,814,050	93,467,300

Weighted-average option prices per common share:
Outstanding at January 1	$22.77	$27.73	$33.09
Granted at fair market value	$45.51	$44.89	$42.10
Exercised	$15.74	$17.46	$21.02
Forfeited	$30.22	$39.58	$44.25
Outstanding at December 31	$27.73	$33.09	$35.10
Weighted-average fair value of options granted at fair market value during the year	$11.19	$13.46	$10.99
Options exercisable at December 31	19,114,773	33,224,789	53,116,756
Shares available for grant at December 31	18,825,466	39,384,921	46,102,961

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    (Continued)
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE H—STOCK COMPENSATION PLANS (Continued)

The fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	1999	2000	2001

Expected life (years)	5	5	5
Dividend yield	1.67%	1.69%	1.81%
Expected volatility	23.0%	27.0%	26.0%
Risk-free interest rate	4.82%	6.27%	4.74%

The following table summarizes information about stock options outstanding at December 31, 2001:

	Outstanding			Exercisable

			Average		Average
Exercise	Options	Average	Exercise	Options	Exercise
Price Range	(millions)	Life(a)	Price	(millions)	Price

$12.10– $15.42	6.9	2.39	$14.57	6.9	$14.57
$15.56– $22.19	20.0	4.35	$21.38	20.0	$21.38
$22.25– $30.91	13.0	6.08	$30.69	13.0	$30.69
$31.11– $40.27	2.3	8.08	$37.16	1.3	$36.00
$40.37– $51.78	51.3	8.26	$44.24	11.9	$44.62

$12.10– $51.78	93.5	6.68	$35.10	53.1	$28.36

(a)	Average contractual life remaining in years.

NOTE I—INCOME TAXES

The consolidated balance sheets reflect the anticipated tax impact of future taxable income or deductions implicit in the consolidated balance sheets in the form of temporary differences. These temporary differences reflect the difference between the basis in assets and liabilities as measured in the consolidated financial statements and as measured by tax laws using enacted tax rates.

The provision for income taxes is summarized as follows:

	1999	2000	2001

Current
Federal	$1,875	$1,559	$1,440
State	208	100	88
Foreign	11	104	97

	$2,094	$1,763	$1,625

Deferred, net
Federal	$78	$600	$(210)
State	5	97	54
Foreign	71	(25)	25

	$154	$672	$(131)

Investment tax credits, net
Federal	$(41)	$(39)	$(33)
Foreign	(167)	(18)	(14)

	$(208)	$(57)	$(47)

Total provision for income taxes	$2,040	$2,378	$1,447

Temporary differences which gave rise to deferred tax assets and (liabilities) at December 31 were as follows:

	2000	2001

Marketable securities	$119	$601
Loss carryforwards	366	425
Restructuring accrual	178	216
Allowance for uncollectibles	98	172
Foreign subsidiary basis differential	—	130
Regulatory accruals	96	64
Inflation adjustment	197	18
Derivatives	—	16
Compensation related	94	—
Other	111	142

	1,259	1,784

Valuation allowance	(592)	(470)

Deferred tax assets	$667	$1,314

Depreciation	$(2,656)	$(2,968)
Equity investments	(696)	(641)
Issue basis accounting	(264)	(288)
Licenses	(259)	(190)
Compensation related	—	(183)
Other	(16)	(99)

Deferred tax liabilities	(3,891)	(4,369)

Net deferred tax liability	$(3,224)	$(3,055)

The valuation allowance, which increased by $439 in 2000 and decreased $122 in 2001, primarily relates to state and foreign net operating losses that may not be utilized during the carryforward period. The increase in 2000 relates primarily to net deferred tax assets and net operating losses in Colombia. During 2001, a significant amount of the net deferred tax assets reversed and net operating losses expired. This resulted in an overall decrease in the valuation allowance. The net deferred tax liability at December 31, 2000 included a current asset balance of $270 and a noncurrent liability balance, including investment tax credits, of $(3,580). The net deferred tax liability at December 31, 2001 included a current asset balance of $97 and a noncurrent liability balance, including investment tax credits, of $(3,206).

A reconciliation of the federal statutory income tax rate to our effective tax rate follows:

	1999	2000	2001

Federal statutory tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	2.5	1.9	2.3
Net earnings (losses) of equity affiliates	2.0	—	1.9
Change in valuation allowance	—	1.0	1.8
Investment tax credits	(3.5)	(0.7)	(0.9)
Tax over book basis in foreign investments	—	(0.7)	(3.2)
Other	1.2	(0.5)	(0.9)

Effective tax rate	37.2%	36.0%	36.0%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    (Continued)
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE I—INCOME TAXES (Continued)

The reduction in the 2000 effective tax rate was driven by the impact of additional income related to the restructuring of our ownership in our German wireless operations, the recognition of tax incentives, tax benefits generated by the sale of our international wireless data properties and more favorable results from companies we report on the equity-method, which generally are recorded net of tax benefits or expense.

While the rate in 2001 remained unchanged, state income tax expense increased as a percentage of pre-tax earnings due to the impact of the investment writedown. The 2001 provision included recognition of a deferred tax asset for the excess of our tax basis over book basis when it became evident that this temporary difference would reverse in the foreseeable future.

At December 31, 2001, the deferred tax liability related to approximately $1,178 of cumulative unrepatriated earnings on consolidated foreign subsidiaries and equity investments in unconsolidated businesses was excluded under SFAS No. 109 because such earnings are intended to be reinvested indefinitely. The determination of the deferred tax liability is not practicable at this time.

NOTE J—SUPPLEMENTAL CASH FLOW INFORMATION

	1999	2000	2001

Cash paid for:
Income taxes	$1,906	$2,031	$1,371

Interest	$1,013	$1,242	$1,321

During 2001, we tendered 1.7 million shares of our investment in Qwest as payment for services rendered in connection with a wholesale services agreement.

During 1999, we entered an agreement with Crown Castle to sublease portions of our cellular towers. See note O for further discussion of this matter. As consideration for the transaction, we received Crown Castle stock valued at approximately $153 in 1999 and $27 in 2000.

NOTE K—SEGMENT INFORMATION

We have four reportable operating segments: (1) Communications group; (2) Domestic wireless; (3) Latin America; and (4) Domestic advertising and publishing.

During fourth quarter 2000, we contributed our domestic wireless operations to a joint venture with SBC Communications, forming the second largest wireless carrier in the U.S., Cingular. We own an approximate 40% economic interest in the venture and share control with SBC. We account for the investment under the equity method. For management purposes we evaluate our domestic wireless segment based on our proportionate share of Cingular’s results. Accordingly, results for our domestic wireless segment for all of 2001 and the last three months of 2000 reflect the proportional consolidation of 40% of Cingular’s results, whereas the first nine months of 2000 and all of 1999 reflect the historical results of our wireless business that have been contributed to Cingular.

The following table provides information for each operating segment:

	1999	2000	2001

Communications group
External revenues	$17,155	$18,143	$18,927
Intersegment revenues	314	312	144
Depreciation and amortization	3,479	3,786	4,045
Operating income	5,598	5,986	5,766
Interest expense	560	699	597
Net earnings (losses) of equity affiliates	(4)	(1)	—
Income taxes	1,883	1,962	1,896
Segment net income	$3,166	$3,356	$3,304
Segment assets	$26,186	$30,581	$32,525
Equity method investments	$17	$5	$—
Capital expenditures	$4,853	$5,440	$5,125

Domestic wireless
External revenues	$3,518	$4,257	$5,643
Intersegment revenues	23	24	—
Depreciation and amortization	692	642	767
Operating income	208	510	1,020
Interest expense	94	177	328
Net earnings (losses) of equity affiliates	143	146	(29)
Income taxes	88	165	251
Segment net income	$161	$297	$425
Segment assets	$6,310	$2,246	$2,412
Equity method investments	$1,735	$2,246	$2,412
Capital expenditures	$603	$377	$—

Latin America
External revenues	$2,364	$2,906	$2,910
Intersegment revenues	41	60	25
Depreciation and amortization	450	605	605
Operating income	106	50	280
Interest expense	88	178	215
Interest income	6	32	36
Net earnings (losses) of equity affiliates	(46)	(45)	(36)
Income tax expense (benefit)	8	(16)	63
Segment net loss	$(86)	$(152)	$(50)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    (Continued)
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE K—SEGMENT INFORMATION (Continued)

	1999	2000	2001

Latin America, continued
Segment assets	$4,570	$6,971	$6,574
Equity method investments	$316	$221	$127
Capital expenditures	$629	$818	$500

Domestic advertising and publishing
External revenues	$1,942	$2,042	$2,073
Intersegment revenues	18	24	18
Depreciation and amortization	27	28	28
Operating income	909	1,041	1,040
Interest expense	7	14	16
Income taxes	339	394	394
Segment net income	$567	$635	$633
Segment assets	$1,456	$1,688	$1,843
Capital expenditures	$35	$55	$63

RECONCILIATION TO CONSOLIDATED FINANCIAL INFORMATION

Operating revenues
Total reportable segments	$25,375	$27,768	$29,740
Cingular proportional consolidation	—	(1,198)	(5,540)
Domestic wireless roamer adjustment	(282)	(267)	—
Customer premises equipment revenues	143	109	13
Florida gross receipts tax	50	57	44
Impact of accounting change (SAB 101)	248	—	—
Corporate, eliminations and other	(310)	(318)	(127)

Total consolidated	$25,224	$26,151	$24,130

The Cingular proportional consolidation shown above represents the amount necessary to reconcile the proportional results of Cingular to GAAP results. We have also adjusted the domestic wireless segment’s revenues and expenses in 1999 and 2000 to treat revenues and expenses related to roaming activity on a basis consistent with Cingular’s results. The customer premises equipment and Florida gross receipts tax represent adjustments to the Communications group’s prior operating activity to conform prior activity to the current structure of these transactions. As described in note A, we adopted the provisions of SAB No. 101 effective January 1, 2000. The revenue reclassification in 1999 that would have been recorded had SAB No. 101 been effective January 1, 1999 would have been an equal reduction of revenues and expenses of $248.

	1999	2000	2001

Net income
Total reportable segments	$3,808	$4,136	$4,312
Corporate and other	24	71	85
Reconciling items:
Gains on ownership transactions	33	390	28
Foreign currency transaction losses	(325)	(82)	(230)
Net losses on sale or impairment of securities	—	—	(1,263)
Restructurings and asset impairments	(187)	(393)	(227)
Pension and postretirement related gains (losses)	—	223	(47)
Other items	95	(125)	(88)

Total consolidated	$3,448	$4,220	$2,570

Segment assets
Total reportable segments	$38,522	$41,486	$43,354
Corporate and other	4,931	9,439	8,692

Total consolidated	$43,453	$50,925	$52,046

Reconciling items are transactions or events that are included in reported consolidated results but are excluded from segment results due to their nonrecurring or nonoperational nature. Gains on ownership transactions include: for 1999, gains from the sale of our investments in Honolulu Cellular and a wireless property in Alabama; for 2000, gains from the restructuring of the investment in E-Plus and the redemption of AT&T from the AB Cellular partnership; in 2001, gains from the sale of investments in SkyCell and BellSouth International Wireless Services. Other items include: for 1999, the recognition of foreign investment tax credits generated in prior years; for 2000, expense related to the termination of a contract with a vendor; for 2001, an adjustment to the accrual for reciprocal compensation.

Net revenues to external customers are based on the location of the customer. Geographic information as of December 31 is as follows:

	United
	States	International	Total

1999:
Revenues	$22,866	$2,358	$25,224
Long-lived assets	32,153	3,913	36,066
2000:
Revenues	$23,245	$2,906	$26,151
Long-lived assets	37,571	5,948	43,519
2001:
Revenues	$21,220	$2,910	$24,130
Long-lived assets	39,936	5,255	45,191

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    (Continued)
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE L—FINANCIAL INSTRUMENTS

The recorded amounts of cash and cash equivalents, temporary cash investments, bank loans and commercial paper approximate fair value due to the short-term nature of these instruments. The fair value for BST’s long-term debt is estimated based on the closing market prices for each issue at December 31, 2000 and 2001. Fair value estimates for the Guarantee of ESOP Debt, BellSouth Corporation long-term debt, foreign exchange contracts, foreign currency swaps and interest rate swaps are based on quotes from dealers. Since judgment is required to develop the estimates, the estimated amounts presented herein may not be indicative of the amounts that we could realize in a current market exchange.

Following is a summary of financial instruments where the fair values differ from the recorded amounts as of December 31:

	2000

	Recorded	Estimated
	Amount	Fair Value

Balance sheet financial instruments:
Long-term debt:
Issued by BST	$7,728	$7,613
Issued by BellSouth Corporation	3,817	3,823
Guarantee of ESOP debt	307	323
Off-balance sheet financial instruments:
Interest rate swaps	—	(6)

	2001

	Recorded	Estimated
	Amount	Fair Value

Balance sheet financial instruments:
Long-term debt:
Issued by BST	$7,551	$7,568
Issued by BellSouth Corporation	6,348	7,683
Guarantee of ESOP debt	213	213
Interest rate swaps	(37)	(37)
Forwards	(39)	(39)

DERIVATIVE FINANCIAL INSTRUMENTS

We are, from time to time, party to currency swap agreements, interest rate swap agreements and foreign exchange forward contracts in our normal course of business for purposes other than trading. These financial instruments are used to mitigate foreign currency and interest rate risks, although to some extent they expose us to market risks and credit risks. We control the credit risks associated with these instruments through the evaluation and continual monitoring of the creditworthiness of the counterparties. In the event that a counterparty fails to meet the terms of a contract or agreement, our exposure is limited to the current value at that time of the currency rate or interest rate differential, not the full notional or contract amount. We believe that such contracts and agreements have been executed with creditworthy financial institutions. As such, we consider the risk of nonperformance to be remote.

INTEREST RATE SWAPS

We enter into interest rate swap agreements to exchange fixed and variable rate interest payment obligations without the exchange of the underlying principal amounts. We were a party to various interest rate swaps, which qualify for hedge accounting and we believe are 100% effective, with an aggregate notional amount of $1,120 at December 31, 2000 and $1,195 at December 31, 2001. The following table summarizes the average rates of these agreements:

	At December 31,

	2000	2001

Pay fixed / receive variable:
Rate paid	6.03%	5.88%
Rate received	6.67%	1.96%

In addition, we participate in an interest rate swap with a notional amount of $500, which qualifies for hedge accounting. Therefore, all changes in the fair value of this instrument are recorded to earnings. The following table summarizes the average rates of this instrument:

	At December 31,

	2000	2001

Pay variable / receive fixed:
Rate paid	6.42%	1.97%
Rate received	6.00%	6.00%

The swaps mature at dates ranging from 2002 to 2005.

FORWARDS

In August 2001, we loaned Euro 1,510, or $1,382, to E-Plus, an equity investment. In October 2001, we loaned an additional Euro 525, or $468, to E-Plus. Both loans have an expected March 1, 2004 due date. Simultaneously with these transactions, in order to mitigate foreign currency risk, we also entered into forward contracts to sell Euro with a March 1, 2004 settlement date. These forwards, which qualify as cash flow hedges, enable us to receive $1,382 equivalent to Euro 1,510, based on a forward rate of 0.9158 and Euro 1,510, based on a forward rate of 0.9158 and $468

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    (Continued)
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE L—FINANCIAL INSTRUMENTS (Continued)

equivalent to Euro 525, based on a forward rate of 0.8914.

OTHER

We have also issued letters of credit and financial guarantees related to equity method investees which approximate $595 at December 31, 2001. Since there is no market for the instruments, it is not practicable to estimate their fair value.

CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject us to credit risk consist principally of trade accounts receivable. Concentrations of credit risk with respect to these receivables, other than those from long distance carriers, are limited due to the composition of the customer base, which includes a large number of individuals and businesses. Accounts receivable from long distance carriers totalled $497 at December 31, 2000 and $492 at December 31, 2001.

NOTE M—COMMITMENTS AND CONTINGENCIES

LEASES

We have entered into operating leases for facilities and equipment used in operations. Rental expense under operating leases was $297 for 1999, $314 for 2000 and $240 for 2001. Capital leases currently in effect are not significant.

The following table summarizes the approximate future minimum rentals under noncancelable operating leases in effect at December 31, 2001:

Minimum
Rentals

2002	$129
2003	109
2004	97
2005	92
2006	74
Thereafter	295

Total	$796

OUTSIDE PLANT

We currently self-insure all of our outside plant against casualty losses. Such outside plant, located in the nine southeastern states served by BST, is susceptible to damage from severe weather conditions and other perils. The net book value of outside plant was $7,395 at December 31, 2000 and $7,462 at December 31, 2001.

OUTSOURCING CONTRACTS

Beginning in 1997, we contracted with various entities to outsource the performance of certain engineering functions, as well as our information technology operations and application development. These contracts expire at various dates through 2007, are generally renewable, and are cancelable upon the payment of additional fees or for nonperformance. Future minimum payments for these contracts range from $350 to $706 annually over the contract periods.

In 2001, we entered into an agreement with Nortel for the purchase and delivery of approximately $250 of switching equipment, software and services through the year 2003.

PUT-CALL PROVISIONS

Colombia

BellSouth owns approximately 66% of BellSouth Colombia. BellSouth’s partner holds the remaining 34% interest. BellSouth has agreed with our partner to a series of related put and call agreements whereby we can acquire, or could be compelled by our partner to acquire, additional shares of the company, up to the partner’s entire interest, at a price approximately equal to appraised fair value. Our partner has the right to put to us approximately one-half of his 34% interest in the Colombian operations in 2002. The remaining balance can be put to us beginning in 2006 until 2009. BellSouth’s first call option for up to a number of shares currently equal to approximately 10.5% of BellSouth Colombia’s outstanding common stock is first exercisable in December 2003. We cannot determine whether BellSouth or its partner will exercise their rights under the agreement, or the amount if exercised.

Venezuela

BellSouth owns approximately 78% of Telcel, our Venezuelan operation. Telcel’s other major shareholder holds an indirect 22% interest in Telcel. That shareholder has the right to require BellSouth to purchase (the puts), and BellSouth has the right to require that shareholder to sell (the calls) to BellSouth, approximately half of that shareholder’s interest in Telcel in 2000 and the remaining balance in 2002. In 2000, the shareholder initiated a process for appraising the value of its interest

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    (Continued)
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE M—COMMITMENTS AND CONTINGENCIES (Continued)

in Telcel. If BellSouth exercises its call right, BellSouth would purchase that shareholder’s interest at between 100% and 120% of its appraised fair value. If the shareholder elects to require BellSouth to purchase the interest, BellSouth would do so at between 80% and 100% of its appraised fair value. We cannot determine whether BellSouth or its partner will exercise their rights under the agreement, or the amount if exercised.

RECIPROCAL COMPENSATION

Following the enactment of the Telecommunications Act of 1996, our telephone company subsidiary, BST, and various competitive local exchange carriers entered into interconnection agreements providing for, among other things, the payment of reciprocal compensation for local calls initiated by the customers of one carrier that are completed on the network of the other carrier. Numerous competitive local carriers have claimed entitlement from BST for compensation associated with dial-up calls originating on BST’s network and connecting with Internet service providers served by the competitive local carriers’ networks. BST has maintained that dial-up calls to Internet service providers are not local calls for which terminating compensation is due under the interconnection agreements; however, the courts and state regulatory commissions in BST’s operating territory that have considered the matter have, in most cases, ruled that BST is responsible for paying reciprocal compensation on these calls.

We have commenced discussions with competitive local exchange carriers concerning settlement of these claims, and agreements have been reached in many circumstances. We do not expect the financial impact of future settlements to have a material impact on our results of operations, financial position or cash flows.

In April 2001, the FCC released an Order on Remand and Report and Order addressing the issue of compensation for Internet service provider traffic. In its Order, the FCC acknowledged that dial-up calls to Internet service providers are not local calls, but instead are “information access” traffic exempt from the reciprocal compensation provisions of the Telecommunications Act of 1996. The FCC has implemented a three-year interim period during which local carriers will pay intercarrier compensation for such calls in decreasing increments. After the three-year interim period, the new rules on intercarrier compensation to be adopted in connection with the Notice of Proposed Rulemaking referred to above are expected to be in effect. If no rules have been adopted by that time, the intercarrier compensation in effect at the end of the third year would remain in effect. An appeal of the FCC Order is pending. If the Order is not affirmed on appeal, the rates we pay for Internet service provider traffic and other traffic subject to the FCC rates could change. Although we cannot currently estimate the possible change, we believe it could have an adverse effect on our expenses.

In a related matter, a competitive local carrier has claimed terminating compensation of approximately $165 for service arrangements that we did not believe involved “traffic” under our interconnection agreements. We filed a complaint with the state regulatory commission asking that agency to declare that we did not owe reciprocal compensation for these arrangements. In March 2000, the state commission ruled in our favor finding that compensation was not owed to the competitive local carrier. The parties have agreed to a settlement of this matter. In October 2001, a stipulation of dismissal was filed with the court to effect the settlement.

COMPLIANCE MATTERS

Foreign Corrupt Practices Act

In July 2000, the SEC began a formal investigation of whether we and others may have violated the Foreign Corrupt Practices Act (FCPA). The SEC subpoenaed documents relating to the activities of our foreign affiliates, and we produced responsive documents. Prior to the commencement of the SEC’s formal investigation, we had engaged outside counsel to investigate an FCPA matter relating to the activities of one of our foreign affiliates in Latin America, and outside counsel concluded that those activities did not violate the Act. Thereafter and independent of these developments, our internal auditors, in the ordinary course of conducting compliance reviews, identified issues concerning accounting entries made by another of our Latin American affiliates. We informed the SEC as to this matter, and the SEC expanded its investigation to encompass it.

In January 2002, we entered into a settlement with the SEC regarding these matters. Under the terms of the settlement, the Company neither admits nor denies the SEC’s findings that BellSouth violated the books and records and internal control provisions of the Securities Exchange Act of 1934. In reaching the settlement, we agreed to pay a civil penalty of $150 thousand dollars and agreed to the entry of an administrative order

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    (Continued)
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE M—COMMITMENTS AND CONTINGENCIES (Continued)

requiring BellSouth to refrain from violations of those provisions. In its order, the SEC acknowledged our cooperation and also acknowledged that we have taken remedial actions and enhanced our compliance program.

REGULATORY MATTERS

Beginning in 1996, we operated under a price regulation plan approved by the South Carolina Public Service Commission under existing state laws. In April 1999, however, the South Carolina Supreme Court invalidated this price regulation plan. In July 1999, we elected to be regulated under a new state statute, adopted subsequent to the Commission’s approval of the earlier plan. The new statute allows telephone companies in South Carolina to operate under price regulation without obtaining approval from the Commission. The election became effective during August 1999. The South Carolina Consumer Advocate petitioned the Commission seeking review of the level of our earnings during the 1996-1998 period when we operated under the subsequently invalidated price regulation plan. The Commission voted to dismiss the petition in November 1999 and issued orders confirming the vote in February and June of 2000. In July 2000, the Consumer Advocate appealed the Commission’s dismissal of the petition. If the Consumer Advocate prevails, the case could be remanded to the South Carolina PSC which could, after considering evidence, order refunds to customers in South Carolina. At this time, we are unable to determine the impact, if any, this may have on future earnings.

Also in 2000, the Florida Public Service Commission issued a proposed agency action stating that our change in 1999 from a late charge based on a percentage of the amounts overdue to a flat rate fee plus an interest charge violated the Florida price regulation statute and voted that approximately $65 should be refunded. We protested the decision. On August 30, 2001, the Commission issued an order adopting its proposed action. We have appealed to the Florida Supreme Court and continue to collect the charges subject to refund. The total amount as of December 31, 2001 subject to potential refund was $83, including interest. No accrual has been recorded in these financial statements related to this matter.

OTHER CLAIMS

We are subject to claims arising in the ordinary course of business involving allegations of personal injury, breach of contract, anti-competitive conduct, employment law issues, regulatory matters and other actions. BST is also subject to claims attributable to pre-divestiture events involving environmental liabilities, rates, taxes, contracts and torts. Certain contingent liabilities for pre-divestiture events are shared with AT&T Corp. While complete assurance cannot be given as to the outcome of these claims, we believe that any financial impact would not be material to our results of operations, financial position or cash flows.

NOTE N—RELATED PARTY TRANSACTIONS

In addition to the advances to affiliates discussed in note B and activity related to Cingular discussed in note G, other significant transactions with related parties are summarized in the succeeding paragraphs.

We generated revenues of approximately $65 in 2000 and $230 in 2001 from the provision of local interconnect and long distance services to Cingular.

In October 2000, we entered into a transition services agreement with Cingular, pursuant to which we provide transition services and products for a limited period of time. The services we provide include government and regulatory affairs, finance, compensation and benefit accounting, human resources, internal audit, risk management, legal, security and tax. Provided services continue until 90 days after Cingular gives notice or until the agreements terminate on December 31, 2002. The fees are determined based on the cost of providing the level of service expected to be provided at the time we entered into the agreements.

Also in October 2000, we transferred our wireless employees and all related obligations and liabilities to two subsidiary leasing companies. We entered into a leasing agreement with Cingular, whereby our leasing companies agreed to lease all of their current employees to Cingular through December 2001. Between October 2000 and December 2001, the wireless employees were solely employed by our leasing subsidiaries and participated in BellSouth benefit plans. During this period, Cingular reimbursed us monthly for all payroll related obligations for these wireless employees. These billings to Cingular were recorded as contra expenses, and the net earnings of the leasing subsidiaries were zero during this period. In December 2001 we transferred our leasing companies and substantially all related liabilities to Cingular. The net liabilities transferred to Cingular approximated $36.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    (Continued)
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE O—OTHER EVENTS

CONTRACT TERMINATION PAYMENT

In October 1999, two of the Company’s wholly-owned subsidiaries, BellSouth Products, Inc. (BSP) and BST filed a complaint against U. S. Electronics, Inc. (USE), in the United States District Court for the Northern District of Georgia. The complaint alleged that USE, a distributor of residential telephone equipment, breached its distributorship contract with BSP and violated the Robinson-Patman Act. USE denied the material allegations of the complaint and filed counterclaims against the Company, BSP, BST and several other BellSouth entities, alleging that the BellSouth companies were in breach of the distributorship contract. In January 2001, BellSouth settled the litigation and paid approximately $200 to USE for the termination of their then-existing agreement. BellSouth entered into a new agreement with USE.

RESTRUCTURING OF WIRELESS VIDEO ENTERTAINMENT BUSINESS

In December 2000, we announced that we would restructure our video entertainment service and concentrate our entertainment business on our fiber optic-based wireline video operations. This move was made to better align our resources with our strategic priorities in broadband services.

We recorded charges of approximately $498, or $323 net of tax, related to this restructuring in the fourth quarter of 2000. These charges consisted of approximately $289 for asset writeoffs and writedowns and $209 for contract termination penalties, migration of customers to alternative service providers and for severance and related benefit expenses. The remaining liability as of December 31, 2001 was $25. Operating revenues generated by this business were $52 in 1999, $75 in 2000 and $24 in 2001. Operating losses generated by this business were $101 in 1999, $110 in 2000 and $16 in 2001.

RESTRUCTURING ACTIONS

In February 2000, we announced that we would reduce our domestic general and administrative staff by approximately 2,100 positions. These reductions were the result of the streamlining of work processes in conjunction with our shift to a more simplified management structure. As a result of these reductions, we recorded a one-time charge of $78, or $48 after tax, for severance and post-employment health benefits under pre-existing separation pay plans. We completed the program during the first quarter of 2001, as planned, consistent with the original estimates.

In October 2001, we announced that we would record a charge reflecting restructuring actions that were taken to reduce operating costs in response to a slowing economy and increased competition. As a result of these reductions, we eliminated approximately 4,200 positions and recorded a charge of $232, or $143 after tax. The charge consists primarily of severance and post-employment health benefits under pre-existing separation pay plans. As of December 31, 2001, the liability related to this plan was $202.

SUBLEASE OF COMMUNICATIONS TOWERS

In June 1999, we signed a definitive agreement with Crown Castle International Corporation (Crown) for the sublease of all unused space on approximately 1,850 of our wireless communications towers in exchange for $610 to be paid in a combination of cash and Crown common stock. As of December 31, 2000 we had closed on 1,865 towers and received $614. We also entered into a five-year, build-to-suit agreement with Crown covering up to 500 towers. Under a similar agreement, Crown will sublease all unused space on 773 PCS towers in exchange for $317 in cash. As of December 31, 2000, we had closed on 732 towers and received $300. In connection with this agreement, we entered into an exclusive three-year, build-to-suit agreement. The agreements with Crown were transferred to Cingular upon its formation. During 2001, we closed on 71 additional towers with proceeds of $30. We have completed all tower closings under these agreements.

NOTE P—PROPOSED TRACKING STOCK

In December 2000, our shareholders approved amendments to our charter that permit us to issue our common stock in series. This amendment gives us the flexibility to conduct a public offering of shares of Latin America group stock to finance our expansion in Latin America. If we issue shares of Latin America group stock to the public, our Board of Directors would initially designate two series: Latin America group stock, intended to reflect the separate performance of our Latin American businesses, and BLS group stock, intended to reflect the separate performance of all of our other businesses. At that time, each existing share of our common stock would be changed into one share of BLS group stock.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    (Continued)
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE P—PROPOSED TRACKING STOCK (Continued)

In the event of a public offering, a number of shares of Latin America group stock would be reserved for the BLS group or for issuance to the holders of BLS group stock. We might distribute, as a dividend to the holders of BLS group stock, the reserved shares of Latin America group stock within six to 12 months following a public offering. However, our Board of Directors may decide to initially issue Latin America group stock in some other manner or not to create BLS group stock and Latin America group stock.

Our decision whether, and when, to create, issue and distribute Latin America group stock is subject to a number of factors, including market conditions and other factors.

NOTE Q—SUBSIDIARY FINANCIAL INFORMATION

We have fully and unconditionally guaranteed all of the outstanding debt securities of BST that are subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934. BST is a 100% owned subsidiary of BellSouth. In accordance with SEC rules, BST is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, and we are providing the following condensed consolidating financial information.

BST is listed separately because it has debt securities, registered with the SEC, that we have guaranteed. All other operating subsidiaries that do not have registered securities guaranteed by us are presented in the Other column. The Parent column is comprised of headquarter entities which provide, among other services, executive management, administrative support and financial management to operating subsidiaries. The Adjustments column includes the necessary amounts to eliminate the intercompany balances and transactions between BST, Other and Parent to reconcile to our consolidated financial information.

Condensed Consolidating Statements of Income

	For the Year Ended December 31, 1999

	BST	Other	Parent	Adjustments	Total

Total operating revenues	$17,478	$8,774	$1,508	$(2,536)	$25,224
Total operating expenses	12,533	8,174	626	(2,546)	18,787

Operating income	4,945	600	882	10	6,437
Interest expense	559	180	531	(240)	1,030
Other income (expense), net	20	(79)	429	(289)	81

Income before income taxes	4,406	341	780	(39)	5,488
Provision (benefit) for income taxes	1,636	134	276	(6)	2,040

Net income	$2,770	$207	$504	$(33)	$3,448

	For the Year Ended December 31, 2000

	BST	Other	Parent	Adjustments	Total

Total operating revenues	$18,069	$9,242	$2,145	$(3,305)	$26,151
Total operating expenses	12,805	8,667	1,130	(3,335)	19,267

Operating income	5,264	575	1,015	30	6,884
Interest expense	695	281	936	(584)	1,328
Other income (expense), net	25	755	879	(617)	1,042

Income before income taxes	4,594	1,049	958	(3)	6,598
Provision for income taxes	1,689	385	299	5	2,378

Net income	$2,905	$664	$659	$(8)	$4,220

	For the Year Ended December 31, 2001

	BST	Other	Parent	Adjustments	Total

Total operating revenues	$18,517	$6,564	$2,730	$(3,681)	$24,130
Total operating expenses	13,900	5,507	2,078	(3,696)	17,789

Operating income	4,617	1,057	652	15	6,341
Interest expense	596	269	789	(339)	1,315
Other income (expense), net	31	464	(1,139)	(365)	(1,009)

Income before income taxes	4,052	1,252	(1,276)	(11)	4,017
Provision (benefit) for income taxes	1,456	610	(627)	8	1,447

Net income	$2,596	$642	$(649)	$(19)	$2,570

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    (Continued)
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE Q—SUBSIDIARY FINANCIAL INFORMATION (Continued)

Condensed Consolidating Balance Sheets

	December 31, 2000					December 31, 2001

	BST	Other	Parent	Adjustments	Total	BST	Other	Parent	Adjustments	Total

ASSETS
Current assets:
Cash and cash equivalents	$62	$999	$—	$—	$1,061	$111	$481	$—	$—	$592
Accounts receivable, net	3,195	2,162	5,522	(5,722)	5,157	3,115	2,308	4,066	(4,283)	5,206
Other current assets	271	837	184	(104)	1,188	437	571	75	(26)	1,057

Total current assets	3,528	3,998	5,706	(5,826)	7,406	3,663	3,360	4,141	(4,309)	6,855

Investments and advances	322	7,505	10,592	(7,409)	11,010	287	5,801	8,117	(3,585)	10,620
Property, plant and equipment, net	21,277	2,518	362	—	24,157	22,085	2,580	278	—	24,943
Deferred charges and other assets	3,868	219	186	(93)	4,180	4,795	213	180	(66)	5,122
Intangible assets, net	692	3,291	189	—	4,172	1,122	3,081	288	15	4,506

Total assets	$29,687	$17,531	$17,035	$(13,328)	$50,925	$31,952	$15,035	$13,004	$(7,945)	$52,046

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Debt maturing within one year	$1,830	$1,724	$8,791	$(4,776)	$7,569	$3,468	$794	$4,261	$(3,412)	$5,111
Other current liabilities	3,514	4,054	1,105	(2,972)	5,701	3,063	1,568	1,182	(856)	4,957

Total current liabilities	5,344	5,778	9,896	(7,748)	13,270	6,351	2,362	5,443	(4,268)	10,068

Long-term debt	7,641	1,594	8,139	(4,911)	12,463	7,353	2,313	8,450	(3,102)	15,014

Noncurrent liabilities:
Deferred income taxes	2,306	1,271	3	—	3,580	2,907	1,080	(840)	59	3,206
Other noncurrent liabilities	3,209	1,316	321	(146)	4,700	3,330	1,436	492	(97)	5,161

Total noncurrent liabilities	5,515	2,587	324	(146)	8,280	6,237	2,516	(348)	(38)	8,367

Shareholders’ equity:	11,187	7,572	(1,324)	(523)	16,912	11,831	7,844	(541)	(537)	18,597

Total liabilities and shareholders’ equity	$29,687	$17,531	$17,035	$(13,328)	$50,925	$31,952	$15,035	$13,004	$(7,945)	$52,046

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    (Continued)
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE Q—SUBSIDIARY FINANCIAL INFORMATION

(Continued)

Condensed Consolidating Cash Flow Statements

	For the Year Ended December 31, 1999

	BST	Other	Parent	Adjustments	Total

Cash flows from operating activities	$5,573	$1,945	$(275)	$956	$8,199
Cash flows from investing activities	(4,572)	(1,871)	416	(3,861)	(9,888)
Cash flows from financing activities	(1,293)	(27)	(1,752)	2,905	(167)

Net (decrease) increase in cash	$(292)	$47	$(1,611)	$—	$(1,856)

	For the Year Ended December 31, 2000

	BST	Other	Parent	Adjustments	Total

Cash flows from operating activities	$8,024	$2,014	$(317)	$(1,131)	$8,590
Cash flows from investing activities	(5,238)	(2,379)	(412)	(1,274)	(9,303)
Cash flows from financing activities	(2,764)	950	(104)	2,405	487

Net increase (decrease) in cash	$22	$585	$(833)	$—	$(226)

	For the Year Ended December 31, 2001

	BST	Other	Parent	Adjustments	Total

Cash flows from operating activities	$6,077	$1,250	$1,422	$(751)	$7,998
Cash flows from investing activities	(4,888)	(962)	(955)	(234)	(7,039)
Cash flows from financing activities	(1,140)	(317)	(956)	985	(1,428)

Net increase (decrease) in cash	$49	$(29)	$(489)	$—	$(469)

NOTE R—QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

In the following summary of quarterly financial information, all adjustments necessary for a fair presentation of each period were included.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

2000
Operating Revenues	$6,440	$6,701	$6,850	$6,160
Operating Income	$1,623	$1,947	$1,937	$1,377
Net Income	$1,001	$1,064	$1,036	$1,119
Earnings per share(a):
Basic	$.53	$.57	$.55	$.60
Diluted	$.53	$.56	$.55	$.59
2001
Operating Revenues	$5,919	$5,985	$6,013	$6,213
Operating Income	$1,601	$1,550	$1,697	$1,493
Net Income	$891	$880	$7	$792
Earnings per share(a):
Basic	$.48	$.47	$.00	$.42
Diluted	$.47	$.47	$.00	$.42

(a)	Due to rounding, the sum of quarterly EPS amounts may not agree to year-to-date EPS amounts.

The quarters shown were affected by the following:

•	Foreign currency gains of $19 in first quarter 2000, or $0.01 per share, losses of $32, or $0.02 per share, in second quarter 2000, losses of $23, or $0.01 per share, in third quarter 2000 and losses of $46, or $0.02 per share, in fourth quarter 2000.

•	First quarter 2000 also includes

•	$48, or $0.03 per share, in expense for our announced plan to reduce our domestic general and administrative staff, and

•	$68, or $0.04 per share, of income related to the restructuring of our ownership interest in the German wireless operator, E-Plus.

•	Fourth quarter 2000 also includes

•	income of $292, or $0.15 per share, from the redemption of AT&T from the AB Cellular partnership;

•	expense related to the restructuring of our wireless video entertainment business which decreased operating income by $498 and net income by $323, or $0.17 per share;

•	pension benefit settlement gains which increased operating income by $362 and net income by $223, or $0.12 per share; and

•	expense related to the contract termination which decreased operating income by $203 and net income by $125, or $0.07 per share.

•	During 2001, we recorded foreign currency losses of $43, or $0.02 per share, in first quarter, $112, or $0.06 per share, in second quarter, $55,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    (Continued)
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE R—QUARTERLY FINANCIAL INFORMATION (UNAUDITED) (Continued)

or $0.03 per share, in third quarter and $20, or $0.01 per share, in fourth quarter.

•	We recorded losses as a result of selling shares of Qwest common stock, which reduced net income by $32, or $0.02 per share, during first quarter 2001 and $52, or $0.03 per share, during third quarter 2001.

•	We recorded losses related to the writedown of our investments in equity securities, which reduced net income by $1,017, or $0.54 per share, in third quarter 2001 and $162, or $0.09 per share, in fourth quarter 2001.

•	First quarter 2001 also includes expense recorded for changes in postretirement medical benefit obligations, which reduced net income by $47, or $0.02 per share.

•	Second quarter 2001 also includes our adjustment to an accrual for reciprocal compensation, which reduced net income by $88, or $0.05 per share.

•	Third quarter 2001 also includes a gain related to the sale of our 24.5% ownership interest in SkyCell Communications, which increased net income by $19, or $0.01 per share.

•	Fourth quarter 2001 also includes losses on asset impairments and severance related costs, which reduced net income by $227, or $0.12 per share.

NOTE S—SUBSEQUENT EVENTS

SALE OF TCO SHARES

During first quarter 2002, we sold the American Depositary Receipts representing nonvoting preferred stock that we held in TCO. We received total proceeds of $90 and recognized a gain of $22, or $14 after tax. Our investment in TCO, now solely in common stock, represents 11.8% of the total capital of TCO.

CONVERSION OF E-PLUS INTEREST TO KPN

In January 2002, we signed a definitive agreement with Dutch telecommunications provider Royal KPN N.V. (KPN) restructuring our relationship. Under the new agreement, we will exchange our 22.51% stake in E-Plus for 234.7 million KPN shares. After this exchange we will hold approximately 9.42% of KPN’s outstanding shares. As part of the transaction we have surrendered our existing warrant on KPN shares and our exchange rights with regard to KPN Mobile. We expect to record a gain as a result of this transaction; the exact amount will be determined using KPN’s stock price at the time of closing. Based on KPN’s stock price at the time of the announcement, we would record an after-tax gain of approximately $900.

Also as part of the agreement, KPN repaid $426 under a loan facility provided by BellSouth. Upon closing, KPN will assume approximately 2.13 billion Euro in BellSouth loans currently extended to E-Plus. We have agreed on new terms for our loan facility, providing for a cap of 2.13 billion Euro, the current level of BellSouth’s loans to E-Plus, including accrued interest.

QWEST

Effective January 16, 2002, we entered into a non-exclusive wholesale services agreement with Qwest. Under the agreement, we are obligated to purchase $350 of Qwest products and services for resale to our business customers. The take-or-pay agreement has a four year term and replaces a prior agreement, entered into in January 2001, pursuant to which BellSouth was obligated to purchase over a five year period $250 of products and services in exchange for Qwest stock at contractually fixed prices. Under the prior agreement, BellSouth delivered approximately 1.7 million Qwest shares to Qwest in exchange for services. The prior agreement was terminated. As part of the new arrangement, BellSouth has received a credit of $71 towards future purchases under the wholesale services agreement.

Currently, BellSouth and Qwest coordinate the marketing of certain services to targeted business customers, with Qwest providing data networking, Internet and long distance voice services and BellSouth providing local networking services. After BellSouth receives regulatory relief to provide long distance services, BellSouth expects to be a retail provider of high-speed data networking and voice communications services for business customers that will include products and services under the wholesale services agreement.

ARGENTINA AND VENEZUELA

In early 2002, the Argentine government announced economic reforms, including a devaluation of the peso. As a result of the devaluation, our Argentine operations violated a debt covenant on its U.S. Dollar-denominated debt. We are currently evaluating options to resolve the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    (Continued)
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE S—SUBSEQUENT EVENTS (Continued)

issue. The debt is classified as non-current in the December 31, 2001 balance sheet as the peso and U.S. Dollar were pegged at an exchange rate of 1 to 1 as of November 30, 2001 (our international operations are recorded on a one-month lag basis). The devaluation, resulting new laws and regulations instituted, and the instability of the government make it difficult to anticipate the long term impacts of the economic situation in Argentina. Due to the rapidly changing environment, we are closely monitoring the situation and cannot anticipate the ultimate outcome.

On February 12, 2002, Venezuela’s government floated its currency, ending a five-year-old regime that permitted the bolivar to trade only within a fixed-band against the U.S. Dollar. As a result, devaluation occurred. It is uncertain what the long term impacts of the devaluation will have on our operations.

Based on the current monetary asset positions of these operations, we expect to record a charge of $200 to $230 in the first quarter of 2002. This charge is primarily a function of the remeasurement of U.S. Dollar-denominated liabilities, primarily long-term debt.

NOTE S—SUBSEQUENT EVENTS (Continued)

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED
   SHAREHOLDER MATTERS

The principal market for trading in BellSouth common stock is the New York Stock Exchange, Inc. (NYSE). BellSouth common stock is also listed on the Boston, Chicago and Pacific exchanges in the United States and the London, Frankfurt, Amsterdam and Swiss exchanges. We have filed applications with the SEC to delist our common stock from the Boston and Pacific exchanges. The ticker symbol for BellSouth common stock is BLS. At February 1, 2002, there were 811,067 holders of record of BellSouth common stock. Market price data was obtained from the NYSE Composite Tape, which encompasses trading on the principal United States stock exchanges as well as off-board trading. High and low prices represent the highest and lowest sales prices for the periods indicated.

	Market Prices		Per Share
			Dividends
	High	Low	Declared

2000
First Quarter	$48.13	$34.94	$.19
Second Quarter	53.50	41.63	.19
Third Quarter	44.25	35.50	.19
Fourth Quarter	50.63	38.75	.19
2001
First Quarter	45.88	36.46	.19
Second Quarter	43.07	37.40	.19
Third Quarter	42.95	36.67	.19
Fourth Quarter	42.48	36.26	.19

STOCK TRANSFER AGENT AND REGISTRAR

Mellon Investor Services, LLC is our stock transfer agent and registrar.

PROXY/ VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors for the BellSouth Annual Meeting of Shareholders to be held on April 22, 2002.

The undersigned hereby appoints John G. Medlin, Jr., Leo F. Mullin, and Robin B. Smith, and each of them, proxies with full power of substitution, to vote all shares of BellSouth common stock of the undersigned at the Annual Meeting of Shareholders and at any adjournment or postponement thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated on the reverse side of this card. If no directions are given, the proxies will vote for the election of all listed nominees, in accord with the Directors’ recommendations on the other matters listed on the reverse side of this card, and at their discretion on any other matter that may properly come before the meeting.

Your vote for the election of Directors for the terms set forth in the Proxy Statement may be indicated on the reverse side of this card. Nominees are:

     (01)  F. Duane Ackerman, (02) Reuben V. Anderson, (03) Kathleen F. Feldstein

This card provides voting instructions for all shares registered in your name. For employees of BellSouth, it also provides voting instructions for shares held in the various employee stock purchase and benefit plans.

Your vote is important. If you choose to vote by mail, please sign and date on the reverse and return promptly in the enclosed envelope; or mail to BellSouth Corporation, P.O. Box 3504, South Hackensack, NJ 07606-9204.

Detach here from proxy voting card.

Annual Meeting of BellSouth Shareholders Monday April 22, 2002 9:00 a.m. eastern time

DIRECTIONS TO THE COBB GALLERIA CENTRE, TWO GALLERIA PARKWAY, ATLANTA, GEORGIA

Northbound on I-75: Take exit 259B (I-285 Westbound); take Cobb Pkwy./Dobbins ARB/U.S. Hwy. 41 exit. Turn left at traffic light, southbound onto Cobb Pkwy.; continue under overpass and make a left turn at second traffic light onto Galleria Drive.

Southbound on I-75: Take exit 259 (I-285 Westbound); take the Cobb Pkwy./U.S. Hwy. 41 exit. Turn left at traffic light, southbound onto Cobb Pkwy.; continue under overpass and make a left turn at second traffic light onto Galleria Drive.

Westbound on I-285: Take exit 20 (Cobb Pkwy./Dobbins ARB/U.S. Hwy. 41). Turn left at traffic light, southbound onto Cobb Pkwy.; continue under overpass and make a left turn at second traffic light onto Galleria Drive.

Eastbound on I-285: Take exit 19 (Cobb Pkwy./Dobbins ARB/U.S. Hwy. 41) and turn right onto Cobb Pkwy. headed south; turn left at next traffic light onto Galleria Drive.

										Please mark your votes as indicated in this example	☒

Directors' Proposals - Directors recommend a vote “FOR”

1.	Elect all Director Nominees (p. 14)	For ☐	Withold Authority ☐	For All Except* ☐	2.	Ratification of Independent Accountants (p.14)	For ☐	Against ☐	Abstain ☐	I consent to access future Annual Reports and Proxy Statements electronically via the Internet Discontinue mailing to me the Annual Report to Shareholders	☐ ☐
*Exceptions:

To vote for all nominees, mark the “For” box. To withold voting for all nominees, mark the “Withhold Authority” box. To withhold voting for a particular nominee, mark the “For All Except” box and enter name(s) of the exception(s) in the space provided. Nominees are listed on the reverse side of this form.

Signature(s)	Date

NOTE: Please sign as name appears above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Detach here from proxy voting card.

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet www.eproxy.com/bls	Telephone 1-800-435-6710		Mail
Use the Internet to vote your
proxy. Have your proxy card in
hand when you access the web
site. You will be prompted to enter
your control number, located in
the box below, to create and
submit an electronic ballot.	OR	Use any touch-tone telephone to
vote your proxy. Have your proxy
card in hand when you call. You will
be prompted to enter your control
number, located in the box below,
and then follow the directions on
	the enclosed instructions.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy on the Internet or by telephone
you do NOT need to mail back your proxy card.

CONTROL NUMBER

BellSouth Annual Meeting Admission Card